      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 10, 1996
                                               REGISTRATION NUMBER 333-3182
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 2
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                  UROCOR, INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                            8071                           75-2117882
(State or other jurisdiction of     (Primary Standard Industrial    (I.R.S. Employer Identification
 incorporation or organization)     Classification Code Number)                   No.)

                              800 RESEARCH PARKWAY
                         OKLAHOMA CITY, OKLAHOMA 73104
                                  405/290-4000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              WILLIAM A. HAGSTROM
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                  UROCOR, INC.
                              800 RESEARCH PARKWAY
                         OKLAHOMA CITY, OKLAHOMA 73104
                                  405/290-4000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                                   COPIES TO:

            ROBERT E. WILSON, ESQ.                          MARK P. TANOURY, ESQ.
         FULBRIGHT & JAWORSKI L.L.P.               COOLEY GODWARD CASTRO HUDDLESON & TATUM
          1301 MCKINNEY, SUITE 5100                3000 SAND HILL ROAD, BLDG. 3, SUITE 230
          HOUSTON, TEXAS 77010-3095                      MENLO PARK, CALIFORNIA 94025
                 713/651-5151                                    415/843-5000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                  UROCOR, INC.

                             CROSS-REFERENCE SHEET
                  (PURSUANT TO ITEM 501(B) OF REGULATION S-K)

FORM S-1 ITEM AND CAPTION                                                    LOCATION OR PROSPECTUS CAPTION
- ----------------------------------------------------------------  -----------------------------------------------------
       1.  Forepart of the Registration Statement and Outside
            Front Cover Page of Prospectus......................  Facing page of Registration Statement; Cross
                                                                   Reference Sheet; Outside Front Cover Page of
                                                                   Prospectus
       2.  Inside Front and Outside Back Cover Pages of
            Prospectus..........................................  Inside Front Cover and Outside Back Cover Pages of
                                                                   Prospectus
       3.  Summary Information, Risk Factors and Ratio of
            Earnings to Fixed Charges...........................  Prospectus Summary; Risk Factors
       4.  Use of Proceeds......................................  Use of Proceeds; Management's Discussion and Analysis
                                                                   of Financial Condition and Results of Operations
       5.  Determination of Offering Price......................  Underwriting
       6.  Dilution.............................................  Risk Factors; Dilution
       7.  Selling Security Holders.............................                            *
       8.  Plan of Distribution.................................  Outside Front Cover Page of Prospectus; Underwriting
       9.  Description of Securities to Be Registered...........  Capitalization; Description of Capital Stock
      10.  Interests of Named Experts and Counsel...............                            *
      11.  Information with Respect to the Registrant...........  Outside Front Cover Page of Prospectus; Prospectus
                                                                   Summary; Risk Factors; The Company; Use of Proceeds;
                                                                   Dividend Policy; Capitalization; Selected Financial
                                                                   Data; Management's Discussion and Analysis of
                                                                   Financial Condition and Results of Operations;
                                                                   Business; Management; Certain Transactions; Security
                                                                   Ownership of Management and Principal Stockholders;
                                                                   Description of Capital Stock; Shares Eligible for
                                                                   Future Sale; Financial Statements
      12.  Disclosure of Commission Position on Indemnification
            for Securities Act Liabilities......................                            *

- ------------------------
*Item is omitted either because it is inapplicable or the answer thereto is negative.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED MAY 10, 1996

                                2,800,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

    ALL OF THE 2,800,000 SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE (THE "COMMON STOCK"), OFFERED HEREBY (THE "OFFERING") ARE BEING SOLD BY UROCOR, INC. ("UROCOR" OR THE "COMPANY"). PRIOR TO THE OFFERING, THERE HAS BEEN NO PUBLIC MARKET FOR THE COMMON STOCK. IT CURRENTLY IS ANTICIPATED THAT THE INITIAL PUBLIC OFFERING PRICE WILL BE BETWEEN $8.00 AND $10.00 PER SHARE. SEE "UNDERWRITING" FOR FACTORS TO BE CONSIDERED IN DETERMINING THE INITIAL PUBLIC OFFERING PRICE. THE COMMON STOCK HAS BEEN APPROVED FOR LISTING ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "UCOR".

                              -------------------

    AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK.

                               -----------------

THESE  SECURITIES HAVE NOT  BEEN APPROVED OR DISAPPROVED  BY THE SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS   THE
   SECURITIES  AND EXCHANGE  COMMISSION OR ANY  STATE SECURITIES COMMISSION
     PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.  ANY
      REPRESENTATION    TO   THE   CONTRARY   IS   A   CRIMINAL   OFFENSE.

- --------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------

                                                PRICE        UNDERWRITING      PROCEEDS TO
                                              TO PUBLIC      DISCOUNT (1)      COMPANY (2)
- --------------------------------------------------------------------------------------------
PER SHARE................................         $                $                $
TOTAL (3)................................         $                $                $
- --------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------

(1) SEE "UNDERWRITING" FOR INFORMATION CONCERNING INDEMNIFICATION OF THE UNDERWRITERS AND OTHER MATTERS.

(2) BEFORE DEDUCTING EXPENSES PAYABLE BY THE COMPANY, ESTIMATED AT $600,000.

(3) THE COMPANY HAS GRANTED THE UNDERWRITERS A 30-DAY OPTION TO PURCHASE UP TO 420,000 ADDITIONAL SHARES OF COMMON STOCK SOLELY TO COVER OVER-ALLOTMENTS, IF ANY. IF THE UNDERWRITERS EXERCISE THIS OPTION IN FULL, THE TOTAL PRICE TO
    PUBLIC,  UNDERWRITING DISCOUNT AND  PROCEEDS TO COMPANY  WILL BE $         ,
    $       AND $       , RESPECTIVELY. SEE "UNDERWRITING".

    THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS ARE OFFERED BY THE SEVERAL UNDERWRITERS NAMED HEREIN, SUBJECT TO RECEIPT AND ACCEPTANCE BY THEM, TO PRIOR SALE AND TO THEIR RIGHT TO REJECT ANY ORDER IN WHOLE OR IN PART AND TO WITHDRAW, CANCEL OR MODIFY THE OFFER WITHOUT NOTICE. IT IS EXPECTED THAT DELIVERY OF THE CERTIFICATES REPRESENTING SUCH SHARES WILL BE MADE AGAINST
PAYMENT THEREFOR AT THE OFFICE OF MONTGOMERY SECURITIES ON OR ABOUT            ,
1996.

                              -------------------

MONTGOMERY SECURITIES                                     VOLPE, WELTY & COMPANY

                                          , 1996.

                                     UROCOR

Urology is a medical specialty focused on prostate and bladder cancer, kidney stones and other complex diseases or conditions. Urologists typically manage their patient's total care, serving as diagnostician, surgeon and oncologist. UroCor's goal is to complement its broad range of diagnostic services with theraputic products and information systems to serve urologists throughout the entire disease cycle.

               A SYSTEMATIC APPROACH TO TOTAL DISEASE MANAGEMENT

                              URODIAGNOSTICS GROUP
      -Urology-specific technical sales force and managed care specialists -Comprehensive detection, diagnostic, prognostic and monitoring capabilities -Advanced case reporting integrating uropathology, patient demographics and clinical trends

            UROTHERAPEUTICS GROUP                           DISEASE MANAGEMENT
      -License, acquire and distribute                      INFORMATION SYSTEMS
        urology therapeutic products                 -Implementing on-line network for
     -Inventory and logistics management               real-time communication flow
     along with reimbursement assistance        -Expanding disease pathway models, practice
      -Oncology-directed consultation,            guidelines and decision support systems
       databases and outcome tracking          -Databases of patient demographics, clinical
                                                                 findings
                                                        and archived specimen banks

                               UROSCIENCES GROUP
              -Focus on technology solutions to clinical dilemmas
        -Internal development of new diagnostic and information products
 -Active collaborations with leading academic and medical research institutions

DESCRIPTION OF ARTWORK:

    The background of the entire page is a body of water. Underneath the first paragraph are five balls, arranged from left to right, over each of which is centered a word (Detection, Diagnosis, Prognosis, Therapy and Monitoring, from left to right). Between each of the balls is a small triangle, pointed to the right. Underneath the balls is a box, which contains the caption "A Systematic Approach to Total Disease Management". Arrows from this caption are directed to each of the balls. Also in the box, in clockwise order, is a description of each of the UroDiagnostics Group, Disease Management Information Systems, UroSciences Group and UroTherapeutics Group. Arrows pointing in both directions link each of such descriptions.

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS THAT STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION, INCLUDING THE FINANCIAL STATEMENTS AND NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE NOTED, THE INFORMATION CONTAINED IN THIS PROSPECTUS ASSUMES (I) NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION AND (II) THE AUTOMATIC CONVERSION OF ALL OUTSTANDING SHARES OF THE COMPANY'S PREFERRED STOCK, CLASS A STOCK AND CLASS B STOCK INTO SHARES OF COMMON STOCK IMMEDIATELY PRIOR TO THE CLOSING OF THE OFFERING.

                                  THE COMPANY

    UroCor provides a broad range of diagnostic services for the clinical management of certain urological cancers and diseases. The Company's goal is to complement its diagnostic services with therapeutic products and information systems in order to become the leading disease management company serving the urology market. Through its four business groups, UroDiagnostics, UroSciences, UroTherapeutics and Disease Management Information Systems, the Company is developing an integrated disease management approach to serve the needs of urologists and managed care organizations for the diagnostic, prognostic and therapeutic care of patients throughout a disease cycle. The UroDiagnostics Group provides diagnostic services to over 1,400 urologists nationwide. This group provides comprehensive diagnostic services to detect major urological diseases, predict prognosis of the patient's condition, monitor the patient's therapy and identify recurrence of the disease. The UroSciences Group's goal is to become a leader in the development and application of advanced diagnostic technologies and information resources for managing urological diseases. The UroTherapeutics Group was established to acquire rights to sell through the Company's existing sales force urological pharmaceutical products for use in the urologist's office. The Disease Management Information Systems group is designed to provide urologists and managed care organizations with access to the Company's proprietary urological disease database, disease management models and practice management guidelines in order to improve the diagnosis and treatment of patients.

    UroCor serves the segment of the United States urology market consisting of over 7,500 office-based urologists, including those affiliated with managed care organizations. These urologists diagnose and treat prostate cancer, bladder cancer, kidney stone disease and other complex urological diseases. An independent survey estimated that in 1993 there were approximately 15 million urology patient visits in the United States. The American Cancer Society estimates that approximately 300,000 new cases of prostate cancer and 52,000 new cases of bladder cancer will be diagnosed in 1996, resulting in medical costs in excess of $5.0 billion. The Company believes that the urology market is particularly well-suited for an integrated disease management approach because of the distinctive characteristics of urological diseases and the multiple roles of the urologist. Urological diseases typically require extensive and prolonged diagnosis, prognosis and monitoring throughout the course of the disease. As a result, unlike most other medical specialties, the urologist often fulfills almost all patient care needs by acting as diagnostician, oncologist and surgeon. UroCor believes that it is the first company focusing solely on the urology market to offer comprehensive products and services necessary to manage urological diseases.

    To achieve its goal of becoming the leading disease management company in the urology market, the Company is employing these strategies: (i) increase market penetration of office-based urologists, (ii) expand use of existing product lines, (iii) expand total product offering and (iv) strengthen market ties with on-line systems. To achieve increased market penetration and expanded product use, the Company has developed a direct sales force focused on urologists' offices and managed care organizations. To expand its total product offering, the Company intends to develop and license technologies and products. In December 1994, the Company licensed exclusive United States distribution rights from IAF BioVac, Inc., a subsidiary of BioChem Pharma, Inc. ("BioVac") for a strain of BACILLUS Calmette Guerin ("BCG"), a therapeutic product to treat certain types of bladder cancer for which BioVac currently is seeking approval from the United States Food and Drug Administration (the "FDA") for marketing approval. To strengthen its ties with urologists, the Company is developing a urology-focused, secure wide area network that will allow urologists access to patient diagnostic results as well as the Company's proprietary disease management models.

                                  THE OFFERING

Common Stock offered by the Company...............  2,800,000 shares
Common Stock to be outstanding after the
 Offering.........................................  9,365,248 shares(1)
Use of proceeds...................................  Development of new products, expansion of business lines, certain capital
                                                    expenditures and working capital and
                                                    other general corporate purposes
Proposed Nasdaq National Market symbol............  UCOR

- ------------------------
(1) Excludes 1,487,904 shares of Common Stock issuable upon exercise of outstanding options and warrants.

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                     THREE MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31,                      MARCH 31,
                                             -----------------------------------------------------  --------------------
                                               1991       1992       1993       1994       1995       1995       1996
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
STATEMENT OF OPERATIONS DATA:
Revenue....................................  $   2,145  $   4,813  $   9,348  $  14,531  $  19,758  $   4,619  $   5,908
Operating expenses:
  Direct cost of services and products.....      1,161      2,019      3,893      5,891      7,354      1,658      2,138
  Selling, general and administrative
   expenses................................      2,127      3,796      6,308      8,765      9,423      2,255      2,862
  Research and development.................        416        552      1,252      1,969      2,267        558        644
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total operating expenses...............      3,704      6,367     11,453     16,625     19,044      4,471      5,644
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Income (loss) from operations............     (1,559)    (1,554)    (2,105)    (2,094)       714        148        264
Other income (expense).....................         93         42        (63)      (203)      (181)       (56)       (33)
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss)..........................  $  (1,466) $  (1,512) $  (2,168) $  (2,297) $     533  $      92  $     231
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
Pro forma net income (loss) per share(1)...  $    (.61) $    (.37) $    (.41) $    (.38) $     .07  $     .01  $     .03
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
Shares used in computing pro forma net
 income (loss) per share(1)................      2,396      4,093      5,233      6,104      7,296      6,588      7,523
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------

                                                                                              MARCH 31, 1996
                                                                                        --------------------------
                                                                                          ACTUAL    AS ADJUSTED(2)
                                                                                        ----------  --------------
BALANCE SHEET DATA:
Cash and cash equivalents.............................................................  $    1,301    $   24,137
Working capital.......................................................................       5,086        27,922
Total assets..........................................................................      12,034        34,870
Long-term debt........................................................................         950           950
Accumulated deficit...................................................................     (14,124)      (14,124)
Total stockholders' equity............................................................       8,702        31,538

- --------------------------

(1) Computed on the basis described in Note 2 to the Financial Statements.

(2) Adjusted to reflect the sale of 2,800,000 shares of Common Stock offered hereby at an assumed initial public offering price of $9.00 per share and the receipt of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization".

                                  RISK FACTORS

    AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY, TOGETHER WITH THE INFORMATION PROVIDED ELSEWHERE IN THIS PROSPECTUS, IN EVALUATING AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY.

REORGANIZATION; HISTORY OF LOSSES; LIMITED HISTORY OF PROFITABLE OPERATIONS

    As a result of certain litigation and the Company's inability to achieve commercial viability, in 1990 the Company filed a reorganization plan under Chapter 11 of the United States Bankruptcy Code which was confirmed by the bankruptcy court in 1991. In the reorganization, creditors' claims were discharged, certain litigation claims were settled and the rights and interests of the Company's equity holders were terminated. See "The Company".

    The Company recorded net losses of approximately $1.5 million, $1.5 million, $2.2 million and $2.3 million for the years ended December 31, 1991, 1992, 1993 and 1994, respectively. While the Company reported net income of $0.5 million for the year ended December 31, 1995, and net income of $0.2 million for the three months ended March 31, 1996, the Company may experience losses in the future until such time, if ever, as its operations consistently generate sufficient revenue to cover its costs. At March 31, 1996, the Company had an accumulated deficit of $14.1 million. There can be no assurance that the Company will ever be consistently profitable. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

NEED FOR FUTURE FUNDING; UNCERTAINTY OF ACCESS TO CAPITAL

    To remain  competitive,  the  Company  must  continue  to  make  significant expenditures for expansion of its operations, including expenditures for diagnostic product development, acquisitions of therapeutic products, marketing resources and information systems capabilities. In addition, the Company's growth since 1991 has required, and any future growth will require, significant amounts of working capital. The Company believes that the proceeds from the Offering, together with existing cash balances, cash flow from operations, capital leases and an existing bank credit facility, will be adequate to fund its anticipated capital expenditures and working capital needs for the next 24 months. After that 24-month period, however, the Company may require additional equity or debt financing to meet its working capital requirements. There can be no assurance that additional capital will not be required sooner or, if required, that it will be available on a timely basis or on terms satisfactory to the Company. The inability of the Company to obtain adequate additional financing on reasonable terms when needed would have a material adverse effect on the Company's financial condition and results of operations. If additional funds are raised through the issuance of equity securities, the percentage ownership of then current stockholders of the Company would be reduced. Further, such equity securities may have rights, preferences or privileges senior to those of the Common Stock. See "Use of Proceeds", "Capitalization", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Capital Stock".

UNCERTAINTIES RELATED TO THIRD-PARTY REIMBURSEMENT; POTENTIAL HEALTH CARE REFORM

    The Company typically bills governmental programs such as Medicare and other third-party payors such as private insurance and managed care plans for its products and services. Such third-party payors are increasingly negotiating prices with the goal of lowering reimbursement rates. The Company expects these pricing pressures, combined with the introduction of new diagnostic product lines with lower average prices per specimen, to cause reduced revenue per specimen in the future.

    In 1993, 1994, 1995 and the first three months of 1996, approximately 56%, 58%, 58% and 53%, respectively, of the Company's revenue was derived from services performed principally for beneficiaries of the Medicare program. For many of the services performed for Medicare beneficiaries, the Company must accept reimbursement from Medicare as payment in full, subject to applicable co-payments and deductibles. Reimbursement rates have been established for most but not all of the services performed by the Company. The Company, however, cannot collect from Medicare or other third-party payors for services that those payors have not approved for reimbursement. Approval of such services by Medicare or other federal agencies does not ensure approval by other third-party payors. A formal determination for reimbursement approval is made, however, with respect to relatively few new procedures. Most third-party payors, including Medicare, do not cover services that they determine to be experimental, investigational or otherwise not reasonable and necessary for diagnosis or treatment. There can be no assurance that the Company's new Free/Total PSA product or any other products under development will be approved for reimbursement by Medicare or other third-party payors. Medicare also may audit and review its prior payments to the Company, and may determine that certain of those payments must be refunded. It is also possible that third-party payors may cease to pay for one or more of the Company's services that currently are reimbursed by them. Significant disapprovals by various carriers, including Medicare, private insurance and managed care, reductions or delays in establishing reimbursement rates and insurance carrier limitations on the coverage of the Company's services could have a material adverse effect on the Company's future revenue. While the Company is certified for participation in the Medicare program, any loss of such certification, whether arising from any action by an agency of the federal government or any other regulatory authority, or any related civil or administrative proceedings, would have a material adverse effect on the Company's financial condition and results of operations. See "Business -- Third Party Reimbursement".

    In addition, since 1994, the Company's Medicare intermediary and certain other third-party payors have increased the amount of time between their receipt of claims for reimbursement and payment to the Company. At March 31, 1996, the Company's average number of days sales in receivables was approximately 74 compared to 49 at December 31, 1994. Such delays in payments to the Company have resulted in the Company's accounts receivable increasing at a rate greater than the revenue growth rate and, therefore, have affected the Company's cash flow from operations. There can be no assurance that these payors will not further modify their payment practices, which could have a material adverse effect on the Company's financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

    From time to time the public and the federal government focus significant attention on reforming the health care system in the United States. Any future changes in Medicare and other third-party payor reimbursement which may result from health care reform or deficit reduction legislation will likely continue the downward pressure on prices. Because of the uncertainties surrounding the nature, timing and extent of any such reform initiatives, the Company is unable to predict the effects of any such changes on the Company. See "Business -- Government Regulation".

DEPENDENCE ON CERTAIN PRODUCT LINES

    A significant portion of the Company's revenue has been, and is expected to continue to be, dependent upon the Company's prostate tissue analysis and bladder cellular analysis product lines. The Company's revenue attributable to prostate tissue analysis accounted for approximately 29%, 48%, 54% and 54% of revenues in 1993, 1994, 1995 and the first three months of 1996, respectively. The Company's revenue attributable to bladder cellular analysis accounted for approximately 53%, 36%, 30% and 26% of revenue in 1993, 1994, 1995 and the first three months of 1996, respectively. Any negative event related to these product lines, such as increased competition, pricing pressures and clinical or technological obsolescence would have a material and adverse effect on the Company's financial condition and results of operations. See "Business -- Business Lines -- UroDiagnostics Group -- Products".

NO ASSURANCE OF SUCCESSFUL ACQUISITION OF DISTRIBUTION RIGHTS FOR THERAPEUTIC PRODUCTS

    Through its UroTherapeutics Group, the Company is developing a therapeutic products distribution business. To date, the Company has acquired distribution rights for only one therapeutic product. There can be no assurance that the Company will be successful in negotiating any additional distribution or other agreements related to therapeutic products in the future. The Company has never marketed or distributed any therapeutic products. If its efforts in this regard are unsuccessful, it could have a material adverse effect on the Company's financial condition and results of operations. The manufacturers of therapeutic products are responsible for compliance with FDA regulations relating to such products; thus the Company is and will be dependent on others to obtain marketing approval for any therapeutic products for which it may obtain distribution rights. The Company also will rely on third parties to manufacture products in a timely fashion. Product unavailability could have a material adverse effect on future business performance.

    In December 1994, the Company entered into a distribution agreement with IAF BioVac Inc. ("BioVac"), a subsidiary of BioChem Pharma, Inc., for a BCG product for use in treating certain types of bladder cancer. Pursuant to the distribution agreement, BioVac is responsible for obtaining approvals from the FDA for marketing the BCG product in the United States. UroCor may not commence selling the product in the United States until BioVac has obtained such FDA approval. In April 1995, BioVac filed its initial applications with the FDA. BioVac has informed the Company that in a letter dated April 18, 1996, the FDA advised BioVac that its application is not approvable at this time and that the FDA requested additional data regarding certain aspects of manufacturing and testing of the product. BioVac has advised the Company that notwithstanding the receipt of the non-approvable letter from the FDA, it believes it can satisfy FDA requirements and procure approval for marketing the product in the United States. There can be no assurance, however, that approval will be obtained. In addition, if FDA approval is obtained, to maintain its exclusive distribution rights under the agreement the Company must satisfy certain minimum sales requirements. Although the Company has no reason to believe it will be unable to satisfy those requirements, no assurance can be given in that regard. See "Business -- Business Lines -- UroTherapeutics Group".

    The Company's success in the distribution of therapeutic products is subject to risks, including the possibilities that the proposed products fail to receive necessary regulatory approvals, that the proposed products or procedures are uneconomical to market or do not achieve broad market acceptance, that third parties hold proprietary rights that preclude the Company from marketing them and that third parties market a superior or equivalent product. UroCor is unable to predict whether the distribution rights it has obtained for the proposed BCG product or any distribution rights it may obtain in the future will result in any commercially viable products. Further, due to the extended testing and regulatory review process required before marketing approval can be obtained, the development period for any such products is long and the timing for commercialization is uncertain.

UNCERTAINTY RELATED TO GOVERNMENT REGULATION

    The Company's diagnostic laboratory operations currently are required to be certified or licensed under the federal Clinical Laboratory Improvement Act of 1967, as amended in 1988 ("CLIA"), the Medicare and Medicaid programs and various state and local laws. In some instances, the Company is also subject to licensing or regulation under federal and state laws relating to the handling and disposal of medical specimens, infectious and hazardous waste and radioactive materials, as well as to the safety and health of laboratory employees. The sanctions for failure to comply with these regulations may include denial of the right to conduct business, significant fines and criminal penalties. The loss of a license, imposition of a fine or an increase in the complexity or substantive requirements of such federal, state and local laws and regulations could have a material adverse effect on the Company's financial condition and results of operations. See "Business -- Government Regulation" and "Business -- Environmental Matters".

    The Company's diagnostic laboratory operations currently are not regulated by the FDA. While the FDA now indicates that it does not plan to regulate assays developed by laboratories for in-house use, the FDA has in the past drafted guidelines for regulation of such assays. If in the future the FDA were to issue guidelines for the clinical laboratory market sector, such guidelines might require the Company to meet certain FDA medical device approval requirements for the Company's in-house assays. Such regulations, if enacted in a way that affects the Company, would increase the cost of development and approval of new products, slow their introduction to the market and could have a material adverse effect on the Company's financial condition and results of operations. See "Business -- Government Regulation".

    The FDA currently regulates a number of the products which the Company purchases from third parties for use in its diagnostic services. The manufacturers of such products are responsible for compliance with FDA regulations relating to such products. There can be no assurance, however, that action by the manufacturers or by the FDA would not impair the Company's ability to obtain and offer certain services. The unavailability of certain services and materials used in the Company's diagnostics business would have a material adverse effect on the Company's financial condition and results of operations.

    Although the Company's existing and proposed information services products currently are not subject to regulation by the FDA, the FDA could determine in the future that the predictive applications of these products are deemed to be medical devices subject to FDA regulation. In that event, the Company could experience delays in developing and marketing new services and increases in research and development costs.

    As a provider of health care related services, the Company is subject to extensive and frequently changing federal, state and local laws and regulations governing licensure, billing, financial relationships, referrals, conduct of operations, purchase of existing businesses, cost-containment, direct employment of licensed professionals by business corporations and other aspects of the Company's business relationships. The Company cannot predict the timing or impact of any changes in such laws and regulations, and no assurance can be given that any such changes will not have a material adverse effect on the Company's financial condition and results of operations. See "Business -- Government Regulation".

UNCERTAINTIES RELATED TO MANAGED CARE

    Managed care organizations are gaining increasing control over the access to health care for an increasing number of patients with urological diseases. Many of these organizations seek to obtain health care service provider contracts with a minimum number of large, full-service vendors for all required services, and to obtain from such vendors large discounts or capitated contracts in which all products or services for all their enrolled patients are paid for by a contractual monthly fee based on the number of patients enrolled in the organization. The majority of the Company's managed care contracts may be canceled by the managed care organization upon 30 to 60 days notice. There can be no assurance that the Company will be able to maintain its existing contracts with managed care organizations or that it will be able to obtain additional contracts with such organizations in the future which could preclude the Company from serving large groups of physicians in certain markets. The Company has experienced increased pricing pressure from managed care organizations, and such pressure is expected to continue. There can be no assurance that such pricing pressure and contract restrictions will not have a material adverse effect on the Company's financial condition and results of operations. See "Business -- Third-Party Reimbursement".

NO ASSURANCE OF ACCESS TO AND DELIVERY OF NEW DIAGNOSTIC TECHNOLOGY

    The markets for the Company's diagnostic products are characterized by rapidly changing technology, frequent new product introductions and enhancement and, therefore, rapid product obsolescence. The Company's future success will be highly dependent upon its ability to continue to develop new diagnostic products or services while enhancing current capabilities in order to keep pace with technological advancements in urology. There can be no assurance that the Company will be able to identify new products, trends or opportunities, develop and bring to market new products, respond effectively to new technological changes or product announcements by others, develop or obtain access to advanced materials or receive commercial acceptance for its products. In addition, there can be no assurance that products or technologies developed by others will not render the Company's products or technologies non-competitive or obsolete.

    The Company's principal sources of such technology are (i) test kits, reagents and other products purchased from manufacturers, (ii) intellectual property, such as processes, products, devices and software licensed from academic and research institutions, other commercial entities and the federal government and (iii) new technology developed under strategic alliances with other commercial entities or through sponsored or collaborative research programs with academic and research institutes. There can be no assurance that the Company will continue to obtain new technologies important to its business in the future. The Company may not be able to negotiate successfully technology acquisition or collaborative arrangements in the future. The Company may enter into such arrangements but be unable to develop any commercially viable technologies. If the Company's access to and delivery of new technologies were substantially diminished, the Company's business could be materially and adversely affected.

    In March 1996, the FDA published a proposed rule to classify or reclassify certain reagents supplied to the Company. The impact of this proposal, if it is finalized, cannot be determined at this time. The proposal, however, includes requirements with which suppliers of reagents would need to comply, including the need to follow the FDA's Good Manufacturing Practices, as well as registration and reporting requirements for suppliers. The proposal, if finalized, could therefore have an impact on the Company's cost and availability of reagents.

SUBSTANTIAL COMPETITION

    The industry in which the Company's diagnostics business operates is characterized by intense competition with many different types of competitors including specialty laboratories, diagnostic kit and instrumentation manufacturers, local and regional pathology services, hospital laboratories and large general reference clinical laboratories. Many of the Company's competitors are significantly larger and have significantly greater financial, technical and administrative resources than the Company; many also have long established relationships with the Company's current and prospective customers. See "Business -- Competition".

    The competition for the acquisition of new diagnostic testing technologies and therapeutic products is intense. The Company competes with many other companies for diagnostic products and major and other pharmaceutical companies for therapeutic products. Many of these companies are significantly larger and have significantly greater financial and other resources than the Company. There can be no assurance that the Company will continue to be successful in acquiring new technologies for use in its diagnostic services business. Although the Company was successful in acquiring the distribution rights to the BCG product, the Company's first proposed therapeutic product, there can be no assurance that it will continue to be successful in this regard. See "Business -- Competition".

    Competition in the marketing of pharmaceutical products is intense. The Company is aware of two other companies that already are distributing a therapeutic product similar to the Company's proposed BCG product. If FDA approval for the BCG product is obtained, there can be no assurance that the Company will be able to market successfully this product against these competitors. See "Business -- Competition".

    The market for health care information systems and services is highly competitive. The Company's competitors include other providers of outcomes software and databases based on claims data. Many of the Company's competitors and potential competitors have greater financial development, technical and marketing resources than the Company, and have substantial installed customer bases in the health care industry. The Company also faces significant competition from internal information services at hospitals, which have developed their own outcomes databases. In addition, as the market for outcomes software develops, additional competitors may enter the market and competition may intensify. There can be no assurance that the Company's business will not be materially and adversely affected by such competition. See "Business -- Business Lines -- Disease Management Information Systems".

    Combinations of current and future competitors through acquisitions, mergers, alliances or marketing or distribution agreements could result in more intense competition in the future. There can be no assurance that current or future competitors will not succeed in developing technologies, products or managed care marketing programs and capabilities that are more effective, easier to use or less expensive than those that are being developed by the Company or that would render the Company's technology, products and marketing approach obsolete, noncompetitive or unprofitable.

RISKS ASSOCIATED WITH MANAGEMENT OF GROWTH

    The Company recently has experienced substantial growth and expanded significantly its diagnostic services operational capabilities, support operations and research and development operations. The Company also is planning to offer a therapeutic product line and information services. This growth and expansion has placed, and will continue to place, a significant strain on the Company's management, production, technical, financial and other resources. To manage growth effectively, the Company must maintain a high level of operational quality and efficiency, and must continue to enhance its operational, financial and management systems and expand, train and manage its employee base. To date, the Company has experience primarily in managing a diagnostics business and marketing diagnostic products. The Company has no experience in managing, operating or marketing products for a therapeutics or information services business. There can be no assurance that the Company will be able to manage this expansion effectively, and any failure to do so could have a material adverse effect on the Company's financial condition and results of operations.

POTENTIAL FLUCTUATIONS IN OPERATING RESULTS

    The Company's quarterly and annual operating results are affected by a wide variety of factors, many of which are outside the Company's control, which have in the past and could in the future materially and adversely affect revenue, operating expenses and income. These factors include the quantities and timing of specimens received, competitive pricing pressures, availability and cost of diagnostic supplies, changes in the mix of products sold, seasonality, timing and costs of new product and technology introductions by the Company or its competitors, retention and expansion of the sales force and timing of payments from Medicare and other third-party payors. The need for continued investment in research and development and expansion of its product lines could limit the Company's ability to reduce expenses quickly. As a result of these factors, the Company expects its operating results to continue to fluctuate. Results of operations in any one quarter should not be considered indicative of results to be expected for any future period, and fluctuations in operating results may also cause fluctuations in the market price for the Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quarterly Results of Operations".

UNCERTAINTY REGARDING PATENTS AND PROPRIETARY RIGHTS

    The Company's business depends in part upon its intellectual property, including patents, copyrights, trade secrets, know-how and continuing technology innovation. The Company licenses patents and seeks patents when appropriate on inventions concerning new products and improvements as part of its ongoing research, development and marketing efforts. The Company also intends to seek copyright protection when appropriate for any information systems products it may develop. There can be no assurance that any steps taken by the Company to protect its intellectual property will be adequate to prevent misappropriation, that any patents issued to or licensed by the Company will not be invalidated, circumvented or challenged or that the rights granted thereunder will provide a competitive advantage. Furthermore, there can be no assurance that others will not independently develop technologies that are similar or superior to the Company's technology and obtain patents or copyrights relating to such technologies. In such event, the Company may not be able to license such technologies on acceptable terms. Although the Company believes that its products and technology do not infringe upon the proprietary rights of others, there can be no assurance that third parties will not assert infringement claims in the future. Moreover, litigation may be necessary in the future to enforce the Company's patents, copyrights and other intellectual property rights, to protect the Company's trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's financial condition and results of operations. See "Business -- Intellectual Property".

DEPENDENCE ON KEY PERSONNEL

    The Company's ability to market and deliver its products and services and to achieve and maintain a competitive position is dependent in large part upon the efforts of its senior management. The loss of the services of one or more members of its senior management could have a material adverse effect on the Company's financial condition and results of operations. The Company's future success also will depend upon its ability to attract and retain qualified management, scientific, technical and manufacturing employees to support its future growth. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting or retaining such personnel. The failure to attract and retain such persons could materially adversely affect the Company's financial condition and results of operations. See "Management".

POTENTIAL LIABILITIES; LIMITED INSURANCE COVERAGE

    Employees of the Company, like those of all companies that provide diagnostic services dealing with human blood specimens, may be exposed to risks of infection from AIDS, hepatitis and other blood-borne diseases if appropriate laboratory practices are not followed. Although no infections of this type have been reported in the Company's history, no assurance can be provided that such infections will not occur in the future. The Company could also be subject to legal actions arising out of the misperformance of its testing services or the malpractice of professional physician services. Any such legal actions could have a material adverse effect on the Company's financial condition and results of operations.

    Although the Company presently is covered by medical malpractice and general liability insurance, there can be no assurance that the insurance coverage will provide sufficient funds to satisfy any judgments which could be entered against the Company in the future or that liability insurance in such amounts will be available or affordable in the future. In addition, there can be no assurance that all of the activities encompassed within the Company's business are covered under the Company's insurance policies. The lack of such coverage could have a material adverse effect on the Company's financial condition and results of operations. Moreover, although the Company maintains personal property and business interruption insurance and has taken what it believes to be adequate safeguards, the catastrophic loss of the Company's tissue or cell library could have a material adverse effect on the continued development of its database in a manner which would not be compensated fully by insurance.

    The commercial sale of therapeutic products by the Company will expose it to potential product liability risks that are inherent in the marketing of such products for human use. These claims might be made directly by consumers. The Company currently has no product liability insurance, and although it plans to obtain such insurance prior to marketing any therapeutic product, there can be no assurance that the Company will be able to obtain or maintain such insurance on acceptable terms or that such insurance will provide adequate coverage against potential liabilities. A product liability claim could have a material adverse effect on the Company's financial condition and results of operations.

RISKS ASSOCIATED WITH HAZARDOUS MATERIALS

    The Company's diagnostic services and research and development activities involve the controlled use of hazardous materials, chemicals and various radioactive compounds. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company. See "Business -- Environmental Matters".

IMMEDIATE AND SUBSTANTIAL DILUTION; ABSENCE OF DIVIDENDS

    The initial public offering price is substantially higher than the pro forma net tangible book value per share of the Common Stock. Purchasers of Common Stock in the Offering will experience immediate and substantial dilution of $5.67 per share, assuming an initial public offering price of $9.00 per share. See "Dilution".

    The Company has never paid cash dividends and does not anticipate paying cash dividends on the Common Stock in the foreseeable future. See "Dividend Policy".

ABSENCE OF PRIOR PUBLIC MARKET; DETERMINATION OF OFFERING PRICE; POSSIBLE VOLATILITY OF STOCK PRICE

    Prior to the Offering, there has been no public market for the Common Stock. Although the Common Stock has been approved for listing on the Nasdaq National Market, there can be no assurance that an active trading market will develop or continue upon completion of the Offering. The initial public offering price of the Common Stock will be determined by negotiations between UroCor and the representatives of the underwriters and may not be indicative of the market price of the Common Stock after the Offering. There has been a history of significant volatility in the market prices for shares of companies engaged in the health care and biotechnology fields, and the market price of the shares of Common Stock offered pursuant to the Offering may be highly volatile. Factors such as fluctuations in the Company's quarterly revenues and operating results, announcements of technological innovations or new analytical services by the Company and its competitors and changes in third-party reimbursement and governmental regulation may have a significant effect on the market price of the Common Stock. For a discussion of factors to be considered in determining the initial public offering price, see "Underwriting".

CONTROL BY EXISTING STOCKHOLDERS; POSSIBLE ANTI-TAKEOVER EFFECTS

    Upon completion of the Offering, the Company's existing stockholders will own beneficially approximately 70.1% of the Company's outstanding Common Stock (67.1% if the Underwriters exercise the over-allotment option in full). Accordingly, the existing stockholders, acting as a group, may be able to influence the outcome of stockholder votes, including votes concerning the election of directors, the adoption or amendment of provisions to the Company's Restated Certificate of Incorporation (the "Restated Certificate of Incorporation") or Amended and Restated By-laws (the "By-laws") and the approval of certain mergers and significant corporate transactions. These provisions and control by existing stockholders could limit the price that certain investors might be willing to pay in the future for shares of Common Stock and have the effect of delaying, deferring or preventing a change in control of the Company. See "Security Ownership of Management and Principal Stockholders".

    The Restated Certificate of Incorporation and By-laws include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with the Company's Board of Directors rather than pursue non-negotiated takeover attempts. These provisions include authorized blank check preferred stock, denial of cumulative voting, limitation of the persons who may call a special meeting of stockholders, advance notice requirements for nominations for election to the Board of Directors and a classified Board of Directors. See "Description of Capital Stock".

POTENTIAL EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE ON PRICE OF COMMON STOCK; REGISTRATION RIGHTS

    Upon completion of the Offering, the Company will have outstanding 9,365,248 shares of Common Stock (9,785,248 shares if the Underwriters' over-allotment option is exercised in full). The 2,800,000 shares to be sold in the Offering (plus any additional shares sold upon exercise of the Underwriters' over-allotment option) will be freely tradeable in the public market without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except for any shares purchased by affiliates of the Company.

    The Company and its executive officers, directors and certain of the stockholders of the Company, all of whom together beneficially own approximately 6,102,000 shares, representing approximately 65.2% of the Common Stock after giving effect to the issuance of the shares of Common Stock in the Offering (62.4% if the Underwriters' over-allotment option is exercised in full), have agreed that, for a period of 180 days after the date of this Prospectus, they will not, directly or indirectly, offer, sell, contract to sell, grant any option to sell or otherwise dispose of, directly or indirectly, any shares of Common Stock or securities convertible into or exchangeable for, or any rights to purchase or acquire, Common Stock, without the prior written consent of Montgomery Securities. Montgomery Securities, in its sole discretion, and at any time without notice, may release all or any portion of the securities subject to the 180-day lock-up agreement.

    Of the 6,565,248 shares of Common Stock held by existing stockholders of the Company, (i) approximately 214,000 will be eligible for sale in the public market immediately following the Offering and (ii) an additional approximately 5,506,000 shares will be eligible for sale in the public market immediately following the expiration of the 180-day lock-up described above, of which approximately 1,539,000 shares are subject to certain volume and other restrictions under Rule 144.

    As of the date of this Prospectus, options and warrants to purchase an aggregate of 1,487,904 shares of Common Stock are outstanding of which approximately 920,000 shares underlying such options and warrants are subject to the 180-day lock-up agreement.

    Certain of the Company's existing stockholders have certain rights with respect to the registration under the Securities Act of an aggregate of 5,886,601 shares of Common Stock (the "Registrable Shares"). In general, such stockholders may demand on up to two occasions that the Company register the sale of their shares of Common Stock. Each holder of Registrable Shares also has piggy-back registration rights, subject to certain limitations, in the event the Company proposes to register the sale of any shares of Common Stock or any other securities of the Company for its own account or for the account of its stockholders. The Company is obligated to bear all of the expenses in connection with the registration of the Registrable Shares, except underwriting commissions and discounts. Any sales of Registrable Shares will be subject to the 180-day lock-up described under "Shares Eligible for Future Sale" and "Underwriting".

    Prior to the Offering, there has been no public market for the Common Stock, and no prediction can be made as to the effect, if any, that the sale of shares or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of the Common Stock in the public market could adversely affect prevailing market prices and the ability of the Company to raise equity capital in the future. See "Shares Eligible for Future Sale" and "Underwriting".

                                  THE COMPANY

    The Company was incorporated in Texas in 1985 under the name CytoDiagnostics, Inc. The Company was reincorporated in Delaware in 1988. In 1994, the Company changed its name to UroCor, Inc. The Company's executive offices and operations are located at 800 Research Parkway, Oklahoma City, Oklahoma 73104, and its telephone number is 405/290-4000.

    As a result of certain litigation and the Company's inability to achieve commercial viability, in November 1990, the Company filed a reorganization plan under Chapter 11 of the United States Bankruptcy Code that was confirmed by the bankruptcy court in March 1991. In the reorganization, creditors' claims were discharged, certain litigation claims were settled and the rights and interests of the Company's equity holders were terminated. In late 1989, the Company began recruiting new senior management and refocused its strategy to provide a broad range of diagnostic products and services intended to improve the clinical management of certain major urological cancers and complex diseases and to develop an integrated disease management company serving the urology market.

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the 2,800,000 shares of Common Stock offered by the Company pursuant to the Offering are estimated to be approximately $22.8 million ($26.4 million, if the Underwriters' over-allotment option is exercised in full), based on an assumed initial public offering price of $9.00 per share and after deducting the estimated underwriting discount and offering expenses payable by the Company.

    The Company expects that approximately $19.0 million of the net proceeds of the Offering will be used as follows: approximately $3 million to fund the development and expansion of its diagnostic product line, approximately $3 million for the development of its urological disease data bases, approximately $6 million for development of a therapeutic product line, approximately $4 million for the development and expansion of information products and services and approximately $3 million for capital expenditures relating to the development and expansion of clinical and research laboratory capabilities and laboratory information systems. The Company believes that the amounts actually expended for the development of a theraputic product line may vary significantly depending primarily on the availability of appropriate products, the ability of the Company to acquire rights to such products and the availability of appropriate joint venture or other collaboration opportunities pursuant to which the Company may acquire rights to such products without the expenditure of cash. The Company expects that any portion of the $6.0 million of proceeds not used for this purpose will be expended in approximately equal amounts for the other four anticipated principal uses of proceeds.

    The Company intends to use the remainder of the net proceeds for working capital and general corporate purposes. The Company may also use a portion of such net proceeds to acquire or invest in businesses with diagnostic or information products and technologies that are complementary to those of the Company, although no specific acquisitions or investments are planned as of the date of this Prospectus, and no portion of such net proceeds has been allocated for any particular acquisition or investment. Pending such uses, the Company intends to invest the aggregate net proceeds from this Offering in short-term, investment-grade, interest-bearing securities.

    The Company estimates that its existing capital resources, the net proceeds from the Offering and interest thereon, together with bank and equipment financing, will be sufficient to fund the Company's requirements for 24 months following the closing of the Offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources".

                                DIVIDEND POLICY

    UroCor has never declared or paid any cash dividends on its Common Stock. The Company intends to retain any future earnings for the development of its business. Accordingly, the Company does not anticipate paying cash dividends on the Common Stock in the foreseeable future. The Company's existing bank credit facility currently prohibits the payment of dividends. Under the General Corporation Law of the State of Delaware, a corporation's board of directors may declare and pay dividends only out of surplus or current net profits.

                                 CAPITALIZATION

    The following table sets forth the pro forma capitalization of the Company as of March 31, 1996, (i) to give effect to the automatic conversion of all outstanding shares of the Company's Preferred Stock, Class A Stock and Class B Stock into shares of Common Stock immediately prior to the closing of the Offering and (ii), as adjusted, to reflect the issuance of 2,800,000 shares of Common Stock pursuant to the Offering at an assumed offering price of $9.00 per share and after deducting the underwriting discount and estimated offering expenses payable by the Company.

                                                                                          MARCH 31, 1996
                                                                                 --------------------------------
                                                                                    PRO FORMA       AS ADJUSTED
                                                                                 ---------------  ---------------
Current installments of long-term debt and obligations under capital leases....  $       829,622  $       829,622
                                                                                 ---------------  ---------------
Long-term debt and obligations under capital leases, net of current
 installments..................................................................  $       950,238  $       950,238
                                                                                 ---------------  ---------------
Stockholders' equity:
  Preferred Stock, $.01 par value per share, 6,000,000 shares authorized, none issued or outstanding
  Common Stock, $.01 par value, 20,000,000 shares authorized; 6,564,048 and
   9,364,048 shares issued and outstanding(1)..................................           65,640           93,640
Additional paid-in capital.....................................................       22,759,944       45,567,944
Accumulated deficit............................................................      (14,123,924)     (14,123,924)
                                                                                 ---------------  ---------------
Total stockholders' equity.....................................................        8,701,660       31,537,660
                                                                                 ---------------  ---------------
Total capitalization...........................................................  $    10,481,520  $    33,317,520
                                                                                 ---------------  ---------------
                                                                                 ---------------  ---------------

- --------------------------
(1) Excludes 1,445,904 shares of Common Stock issuable upon exercise of options and warrants outstanding at March 31, 1996.

                                    DILUTION

    The net tangible book value of the Company at March 31, 1996, was approximately $8.4 million, or $1.28 per share of Common Stock, after giving effect to the automatic conversion of all outstanding shares of the Company's
Preferred Stock, Class A Stock and Class B Stock into shares of Common Stock immediately prior to the closing of the Offering. After giving effect to the sale by the Company of the 2,800,000 shares of Common Stock pursuant to the Offering (at an assumed initial public offering price of $9.00 per share and after deducting the underwriting discount and estimated offering expenses payable by the Company), the pro forma net tangible book value at such date would have been approximately $31.2 million or $3.33 per share of Common Stock. This represents an immediate increase in net tangible book value of $2.05 per share to existing stockholders and an immediate dilution of $5.67 per share to new investors purchasing shares in the Offering. The following table illustrates the per share dilution to new investors:

Assumed initial public offering price per share......................             $    9.00
  Net tangible book value per share at March 31, 1996(1).............  $    1.28
  Increase attributable to new investors.............................       2.05
                                                                       ---------
Pro forma net tangible book value per share after the Offering.......                  3.33
                                                                                  ---------
Dilution per share to new investors(2)...............................             $    5.67
                                                                                  ---------
                                                                                  ---------

- --------------------------
(1) Net tangible book value per share is determined by dividing the Company's tangible net worth (tangible assets less liabilities) by the number of shares of Common Stock outstanding. Net tangible book value per share of Common Stock excludes intangibles of $326,806, or $.05 per share.

(2) Dilution per share is determined by subtracting the pro forma net tangible book value per share after the Offering from the assumed initial public offering price.

    Assuming the Underwriters' over-allotment option is exercised in full, pro forma net tangible book value upon completion of the Offering would be $3.55 per share, the immediate increase in pro forma net tangible book value of shares owned by existing stockholders would be $2.27 per share, and the immediate dilution to the new investors would be $5.45 per share.

    The following table sets forth, as of March 31, 1996, the number of shares of Common Stock (after giving effect to the automatic conversion of all outstanding shares of the Company's Preferred Stock, Class A Stock and Class B Stock into shares of Common Stock immediately prior to the closing of the Offering) previously purchased from the Company, the total consideration paid to the Company and the average price per share paid (i) by existing holders of Common Stock for shares acquired during the last five years and (ii) by the investors purchasing shares of Common Stock in the Offering, assuming an initial public offering price of $9.00 per share.

                                                    SHARES PURCHASED(1)       TOTAL CONSIDERATION       AVERAGE
                                                   ----------------------  -------------------------     PRICE
                                                     NUMBER      PERCENT       AMOUNT       PERCENT    PER SHARE
                                                   -----------  ---------  --------------  ---------  -----------
Existing stockholders............................    6,564,048      70.1%  $   16,313,701      39.3%   $    2.49
New investors....................................    2,800,000      29.9%  $   25,200,000      60.7%   $    9.00
                                                   -----------  ---------  --------------  ---------
                                                     9,364,048     100.0%  $   41,513,701     100.0%
                                                   -----------  ---------  --------------  ---------
                                                   -----------  ---------  --------------  ---------

- ------------------------
(1) Excludes 1,445,904 shares of Common Stock issuable upon exercise of options and warrants outstanding at March 31, 1996, at a weighted average exercise price of $2.16.

                            SELECTED FINANCIAL DATA

    The selected financial data of the Company set forth below for each of the years ended December 31, 1993, 1994 and 1995, and at December 31, 1994 and 1995, have been derived from the audited financial statements of the Company included elsewhere in this Prospectus. Such financial statements have been audited by Arthur Andersen LLP, independent public accountants. The selected financial data for the years ended December 31, 1991 and 1992, and at December 31, 1991, 1992 and 1993, are derived from the audited financial statements of the Company which are not included in the Prospectus and which have been audited by Arthur Andersen LLP, independent public accountants. The selected financial data set forth below for each of the three-month periods ended March 31, 1995 and 1996, and at March 31, 1996, have been derived from unaudited financial statements of the Company included elsewhere in this Prospectus. In the opinion of management of the Company, such unaudited financial information includes all adjustments
(consisting of normal recurring accruals) considered necessary for a fair presentation of the Company's results of operations for the periods then ended and the Company's financial position as of such date. Operating results for the three-month period ended March 31, 1996, are not necessarily indicative of the results for the entire year. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                                                            THREE MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,                       MARCH 31,
                                   -----------------------------------------------------  ----------------------
                                     1991       1992       1993       1994       1995        1995        1996
                                   ---------  ---------  ---------  ---------  ---------  -----------  ---------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue..........................  $   2,145  $   4,813  $   9,348  $  14,531  $  19,758   $   4,619   $   5,908
Operating expenses:
  Direct cost of services and
   products......................      1,161      2,019      3,893      5,891      7,354       1,658       2,138
  Selling, general and
   administrative expenses.......      2,127      3,796      6,308      8,765      9,423       2,255       2,862
  Research and development.......        416        552      1,252      1,969      2,267         558         644
                                   ---------  ---------  ---------  ---------  ---------  -----------  ---------
    Total operating expenses.....      3,704      6,367     11,453     16,625     19,044       4,471       5,644
                                   ---------  ---------  ---------  ---------  ---------  -----------  ---------
  Income (loss) from
   operations....................     (1,559)    (1,554)    (2,105)    (2,094)       714         148         264
Other income (expense)...........         93         42        (63)      (203)      (181)        (56)        (33)
                                   ---------  ---------  ---------  ---------  ---------  -----------  ---------
Net income (loss)................  $  (1,466) $  (1,512) $  (2,168) $  (2,297) $     533   $      92   $     231
                                   ---------  ---------  ---------  ---------  ---------  -----------  ---------
                                   ---------  ---------  ---------  ---------  ---------  -----------  ---------
Pro forma net income (loss) per
 share(1)........................  $    (.61) $    (.37) $    (.41) $    (.38) $     .07   $     .01   $     .03
                                   ---------  ---------  ---------  ---------  ---------  -----------  ---------
                                   ---------  ---------  ---------  ---------  ---------  -----------  ---------
Shares used in computing pro
 forma net income (loss) per
 share(1)........................      2,396      4,093      5,233      6,104      7,296       6,588       7,523
                                   ---------  ---------  ---------  ---------  ---------  -----------  ---------
                                   ---------  ---------  ---------  ---------  ---------  -----------  ---------


                                                       DECEMBER 31,
                                   -----------------------------------------------------   MARCH 31,
                                     1991       1992       1993       1994       1995        1996
                                   ---------  ---------  ---------  ---------  ---------  -----------
                                                                  (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents........  $   2,140  $   3,002  $   1,193  $   1,823  $   3,125   $   1,301
Working capital..................      1,653      2,875      1,618      2,911      5,904       5,086
Total assets.....................      2,914      4,777      5,017      7,946     12,494      12,034
Long-term debt...................        189         63      1,009      2,063      1,666         950
Accumulated deficit..............     (8,909)   (10,421)   (12,590)   (14,887)   (14,355)    (14,124)
Total stockholders' equity.......      1,813      3,536      1,367      3,869      8,425       8,702

- --------------------------
(1) Computed on the basis described in Note 2 to the Financial Statements.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    THIS PROSPECTUS CONTAINS, IN ADDITION TO HISTORICAL INFORMATION, FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED BELOW, IN "RISK FACTORS" AND "BUSINESS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    UroCor provides a broad range of diagnostic services for the clinical management of certain urological cancers and diseases. The Company's goal is to complement its diagnostic services with therapeutic products and information systems in order to become the leading disease management company serving the urology market. Through its four business groups, UroDiagnostics, UroSciences, UroTherapeutics and Disease Management Information Systems, the Company is developing an integrated disease management approach to serve the needs of urologists and managed care organizations for the diagnostic, prognostic and therapeutic care of patients throughout a disease cycle.

    The Company currently derives substantially all of its revenue from diagnostic products and services that its UroDiagnostics Group provides to the urology market to assist in the diagnosis, prognosis and management of urological diseases. The Company recognizes revenue when products are sold or services are rendered. The Company typically bills various third-party payors for its products and services, including governmental programs such as Medicare, private insurance and managed care plans, as well as individual patients. For the year ended December 31, 1995, approximately 58%, 31%, 8% and 3% of the Company's revenue was attributable to Medicare, private insurance and managed care, individual patients and physicians and hospitals, respectively.

    The Company monitors the collection quality of its accounts receivable through analytical review of aging categories by payor group and collections performance compared to historical trends. Possible uncollectible accounts are provided for by charges to operations, which are included in Selling, General Administrative expenses in the accompanying financial statements. The Company determines its provision for doubtful accounts on a monthly basis through specific reserve percentages by payor aging categories, as well as general reserve percentages, each based on past experience and adjusted as changes in conditions become known. The Company has historically not experienced any material write-off or collection problems for which adequate reserves had not been established through its regular provision for doubtful accounts.

    During the three months ended March 31, 1996, the Company's allowance for doubtful accounts declined from December 31, 1995, while the related balance of accounts receivable increased during this period. This decrease in the allowance was due primarily to the write-off of certain delinquent receivables for which reserves had been previously allocated.

    The Company generally has been able to offset continuing downward pricing pressures from Medicare and other third-party payors by introducing new diagnostic products and enhancements to existing products as well as by implementing selective price increases. The price increases effected by the Company in 1993, 1994, 1995 and the first three months of 1996 accounted for increased revenue in those periods of $162,000, $278,000, $284,000 and $116,000, respectively. The net result has been an increase in the average revenue per specimen received by the Company during 1993 through 1995. In the future, however, the Company expects to introduce additional products to its client base which may reduce the average revenue per specimen.

    The Company's revenue has increased over the past five years primarily due to expansion of its physician client base, increased market penetration of its diagnostic products and services, introduction of new products and product enhancements and selected price increases. During that period, the Company's revenue has increased generally at a faster rate than total operating expenses, and, therefore, total operating expenses have declined generally as a percentage of revenue. Direct expenses as a percentage of revenue for the first three months of 1996 totaled 36.2%, a continuing decline from prior annual periods, although an increase compared to the first three months of 1995. These trends result from spreading fixed processing costs over higher sales volumes. The Company expects such trends generally to continue primarily due to further expansion of its client base and market penetration of its products and services, although it does not expect the decrease in total operating expenses as a percentage of revenue to continue at the same rate as over the past three years. The Company's actual performance may differ materially from the Company's expectations. The factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors".

    In connection with the grant to employees of options to purchase 295,000 shares of Common Stock in December 1995 at a per share exercise price of $1.75 and considering the anticipated initial public offering price range of $8.00 to $10.00 per share of the shares of Common Stock offered hereby and certain other events, the Company has estimated the adjusted fair value of Common Stock at the date of grant of the options to be $3.25 per share. The Company will treat the difference between the adjusted fair value and the actual exercise price of the options as imputed compensation expense. As a result, the Company will record non-cash charges to operations of approximately $33,500 per quarter, or $134,000 annually, in each of the years ending December 31, 1996, 1997 and 1998 and approximately $5,000 per quarter or $20,000 annually in each of the two years ending December 31, 1999 and 2000. The quarterly charge has been reflected in the Company's results of operations for the three months ended March 31, 1996.

    No income tax expense was recorded for 1995, due to utilization of the Company's net operating loss carryforwards. At December 31, 1995, the Company had net operating loss carryforwards of approximately $9.6 million available to reduce future taxable income, subject to certain annual limitations.

RESULTS OF OPERATIONS

    The following table sets forth certain operating data expressed as a percentage of revenue for each period indicated:

                                                                                         THREE MONTHS ENDED
                                                        YEAR ENDED DECEMBER 31,              MARCH 31,
                                                   ----------------------------------  ----------------------
                                                      1993        1994        1995        1995        1996
                                                   ----------  ----------  ----------  ----------  ----------
Revenue..........................................      100.0%      100.0%      100.0%      100.0%      100.0%
Operating expenses:
  Direct cost of services and products...........       41.6        40.5        37.2        35.9        36.2
  Selling, general and administrative expenses...       67.5        60.3        47.7        48.8        48.4
  Research and development.......................       13.4        13.6        11.5        12.1        10.9
                                                       -----       -----       -----       -----       -----
    Total operating expenses.....................      122.5       114.4        96.4        96.8        95.5
                                                       -----       -----       -----       -----       -----
  Income (loss) from operations..................      (22.5)      (14.4)        3.6         3.2         4.5
Other income (expense)...........................       (0.7)       (1.4)       (0.9)       (1.2)       (0.6)
                                                       -----       -----       -----       -----       -----
Income (loss) before income taxes................      (23.2)      (15.8)        2.7         2.0         3.9
                                                       -----       -----       -----       -----       -----
Income taxes.....................................      --          --          --          --          --
                                                       -----       -----       -----       -----       -----
Net income (loss)................................      (23.2)%     (15.8)%       2.7%        2.0%        3.9%
                                                       -----       -----       -----       -----       -----
                                                       -----       -----       -----       -----       -----

    THREE MONTHS ENDED MARCH 31, 1996 COMPARED TO THREE MONTHS ENDED MARCH 31, 1995

    REVENUE. Revenue increased 27.9%, from approximately $4.6 million in the first three months of 1995 to approximately $5.9 million in the first three months of 1996. This increase was due primarily to a 44.3% increase in specimen volume, attributable primarily to expansion of the Company's physician client base, increased utilization of the Company's services by its clients and new product introductions and enhancements. The introduction in February 1996 of the Company's new kidney stone product line and an increase in serum based testing which have an average revenue per specimen of $40 to $70 each served to reduce the average revenue realized per specimen.

    DIRECT COST OF SERVICES AND PRODUCTS. Direct cost of services and products increased 28.9%, from approximately $1.7 million in the first three months of 1995 to approximately $2.1 million in the first three months of 1996. This increase was due principally to higher personnel costs of $207,000 and supply and distribution costs of $217,000 resulting from increased specimen volume. As a percentage of revenue, direct expenses increased to 36.2% for the first three months of 1996 compared to 35.9% for the first three months of 1995 due principally to expenses related to the start-up of the Company's new kidney stone line.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased 27.0%, from approximately $2.3 million in the first three months of 1995 to approximately $2.9 million in the first three months of 1996. This increase was due principally to increases in personnel costs of $352,000 due to additional marketing and sales staff and billing personnel, as well as increases in promotional expenses of $66,000. As a percentage of revenue, selling, general and administrative expenses were 48.4% for the first three months of 1996 compared to 48.8% for the first three months of 1995.

    RESEARCH AND DEVELOPMENT. Research and development expenses increased 15.3%, from approximately $558,000 in the first three months of 1995 to approximately $644,000 in the first three months of 1996. This increase was due principally to additional collaborative research projects for the potential development of new products and services. As a percentage of revenue, research and development expenses were 10.9% for the first three months of 1996 compared to 12.1% for the first three months of 1995. Research and development costs are charged to operating expenses as incurred.

    OTHER INCOME (EXPENSE). Interest income increased 48.9%, from approximately $16,000 for the first three months of 1995 to approximately $23,000 in the first three months of 1996. Interest expense decreased 20.4%, from approximately $71,000 in the first three months of 1995 to approximately $57,000 in the first three months of 1996, due to a decrease in average principal balances of capital leases and the Company's bank credit facility.

    YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

    REVENUE. Revenue increased 36.0%, from approximately $14.5 million in 1994 to approximately $19.8 million in 1995. This increase was due primarily to a 19.3% increase in specimen volume combined with increased average revenue per specimen resulting from changes in product mix and the effect of the marketing of prostate histology sextant testing services for the full year in 1995 compared to ten months in 1994.

    DIRECT COST OF SERVICES AND PRODUCTS. Direct cost of services and products increased 24.8%, from approximately $5.9 million in 1994 to approximately $7.4 million in 1995. This increase was due principally to higher personnel, supply and distribution costs resulting from increased specimen volume. As a percentage of revenue, direct expenses were 37.2% for 1995 compared to 40.5% in 1994.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased 7.5%, from approximately $8.8 million in 1994 to approximately $9.4 million in 1995. This increase was due principally to increased costs of sales force personnel and marketing staff for the full year in 1995, as the managed care sales group and several other positions were filled in mid 1994. Promotional expenses related to the managed care sales effort also increased due to activity for the full year in 1995 compared to the approximately six months following the deployment of the managed care sales force in mid 1994. As a percentage of revenue, selling, general and administrative expenses were 47.7% for 1995 compared to 60.3% in 1994.

    RESEARCH AND DEVELOPMENT. Research and development expenses increased 15.1%, from approximately $2.0 million in 1994 to approximately $2.3 million in 1995. This increase was due principally to additional collaborative research projects for the development of potential new products and services, as well as internal research laboratory personnel costs. As a percentage of revenue, research and development expenses were 11.5% for 1995 compared to 13.6% in 1994.

    OTHER INCOME (EXPENSE). Interest income increased 4.8%, from approximately $104,000 in 1994 to approximately $109,000 in 1995. Interest expense decreased 5.5%, from approximately $307,000 in 1994 to approximately $290,000 in 1995, due to a decrease in average principal balances of capital leases and the Company's bank credit facility during 1995.

    YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

    REVENUE. Revenue increased 55.4%, from approximately $9.3 million in 1993 to approximately $14.5 million in 1994. This increase was due primarily to a 42.2% increase in specimen volume, as well as an increase in the average revenue per specimen principally resulting from the introduction of prostate histology sextant testing in March 1994.

    DIRECT COST OF SERVICES AND PRODUCTS. Direct cost of services and products increased 51.3%, from approximately $3.9 million in 1993 to approximately $5.9 million in 1994. This increase was due principally to increased personnel, supplies and logistics costs resulting from higher specimen volumes, as well as changes in product mix due to the introduction of the prostate histology sextant testing service. As a percentage of revenue, direct expenses were 40.5% for 1994 compared to 41.6% in 1993.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased 38.9%, from approximately $6.3 million in 1993 to approximately $8.8 million in 1994. This increase was due to an increase of 32 additional personnel in 1994 over 1993, principally a managed care sales group, deployed in mid 1994, as well as increased sales support, information services and billing personnel. In addition, marketing and promotional expenses increased related to the managed care sales group, new diagnostic services and a higher level of sales activity. As a percentage of revenue, selling, general and administrative expenses were 60.3% for 1994 compared to 67.5% in 1993.

    RESEARCH AND DEVELOPMENT. Research and development expenses increased 57.3%, from approximately $1.3 million in 1993 to approximately $2.0 million in 1994. This increase was due principally to an increase in research personnel from 14 in 1993 to 21 in 1994, resulting in higher personnel and supplies costs, as well as an increase in collaborative research project fundings for the development of potential new products and services. As a percentage of revenue, research and development expenses were 13.6% for 1994 compared to 13.4% in 1993.

    OTHER INCOME (EXPENSE). Interest income increased 130.3%, from approximately $45,000 in 1993 to approximately $104,000 in 1994, due to higher average balances of cash and cash equivalents during 1994. Interest expenses increased 183.0%, from approximately $109,000 in 1993 to approximately $307,000 in 1994, due to an increase in average principal balances of capital leases and the Company's bank credit facility during 1994.

QUARTERLY RESULTS OF OPERATIONS

    The following tables present the Company's results of operations for the last 13 calendar quarters and the percentage relationship of certain items to revenue for such quarters. This data is unaudited and includes, in the opinion of the Company's management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the data in accordance with generally accepted accounting principles. Such quarterly results are not necessarily indicative of future results of operations.

    The Company's quarterly operating results are affected by a wide variety of factors, many of which are outside the Company's control, that could materially and adversely affect revenue, operating expenses and income. These factors include the volume and timing of specimens received, competitive pricing pressures, availability and cost of diagnostic supplies, changes in the mix of products sold, seasonality related to the timing of patient visits to the urologist's office as affected by weather and insurance deductible status, the timing and costs of new product and technology introductions by the Company or its competitors, retention and expansion of the Company's sales force and timing of payments from Medicare and other third-party payors.

                                                          DOLLARS IN THOUSANDS
                               ---------------------------------------------------------------------------
                                              1993                                   1994
                               -----------------------------------   -------------------------------------
                                 Q1      Q2        Q3        Q4        Q1        Q2        Q3        Q4
                               ------  -------   -------   -------   -------   -------   -------   -------
Revenue......................  $1,804   $2,283    $2,252    $3,009    $2,786    $3,487    $3,741    $4,517
                               ------  -------   -------   -------   -------   -------   -------   -------
Operating expenses:
  Direct costs of services
   and products..............     844    1,033       959     1,057     1,193     1,346     1,559     1,793
  Selling, general and
   administrative expenses...   1,471    1,504     1,653     1,680     1,873     2,041     2,383     2,468
  Research and development...     184      296       378       394       404       457       517       591
                               ------  -------   -------   -------   -------   -------   -------   -------
  Income (loss) from
   operations................    (695)    (550)     (738)     (121)     (684)     (357)     (718)     (335)
Other income (expense).......      13        6       (28)      (54)      (66)      (37)      (41)      (59)
                               ------  -------   -------   -------   -------   -------   -------   -------
Income (loss) before income
 taxes.......................    (682)    (544)     (766)     (176)     (750)     (394)     (759)     (394)
Income taxes (benefit).......    --      --        --        --        --        --        --        --
                               ------  -------   -------   -------   -------   -------   -------   -------
Net income (loss)............  $ (682)  $ (544)   $ (766)   $ (176)   $ (750)   $ (394)   $ (759)   $ (394)
                               ------  -------   -------   -------   -------   -------   -------   -------
                               ------  -------   -------   -------   -------   -------   -------   -------


                                               1995                     1996
                               -------------------------------------   -------
                                 Q1        Q2        Q3        Q4        Q1
                               -------   -------   -------   -------   -------
Revenue......................   $4,619    $4,824    $4,784    $5,531    $5,908
                               -------   -------   -------   -------   -------
Operating expenses:
  Direct costs of services
   and products..............    1,658     1,749     1,849     2,098     2,138
  Selling, general and
   administrative expenses...    2,255     2,342     2,276     2,550     2,862
  Research and development...      558       540       540       629       644
                               -------   -------   -------   -------   -------
  Income (loss) from
   operations................      148       193       119       254       264
Other income (expense).......      (56)      (63)      (40)      (22)      (33)
                               -------   -------   -------   -------   -------
Income (loss) before income
 taxes.......................       92       130        79       232       231
Income taxes (benefit).......    --        --        --        --        --
                               -------   -------   -------   -------   -------
Net income (loss)............    $  92     $ 130     $  79     $ 232     $ 231
                               -------   -------   -------   -------   -------
                               -------   -------   -------   -------   -------

                                                       AS A PERCENTAGE OF REVENUE
                               ---------------------------------------------------------------------------
                                              1993                                   1994
                               -----------------------------------   -------------------------------------
                                 Q1      Q2        Q3        Q4        Q1        Q2        Q3        Q4
                               ------  -------   -------   -------   -------   -------   -------   -------
Revenue......................   100.0%   100.0%    100.0%    100.0%    100.0%    100.0%    100.0%    100.0%
Operating expenses:
  Direct costs of services
   and products..............    46.8     45.3      42.6      35.1      42.8      38.6      41.7      39.7
  Selling, general and
   administrative expenses...    81.5     65.8      73.4      55.8      67.2      58.5      63.7      54.6
  Research and development...    10.2     13.0      16.8      13.1      14.5      13.1      13.8      13.1
                               ------  -------   -------   -------   -------   -------   -------   -------
  Income (loss) from
   operations................   (38.5)   (24.1)    (32.8)     (4.0)    (24.5)    (10.2)    (19.2)     (7.4)
Other income (expense).......     0.7      0.3      (1.2)     (1.8)     (2.4)     (1.1)     (1.1)     (1.3)
                               ------  -------   -------   -------   -------   -------   -------   -------
Income (loss) before income
 taxes.......................   (37.8)   (23.8)    (34.0)     (5.8)    (26.9)    (11.3)    (20.3)     (8.7)
Income taxes (benefit).......    --      --        --        --        --        --        --        --
                               ------  -------   -------   -------   -------   -------   -------   -------
Net income (loss)............   (37.8)%   (23.8)%   (34.0)%    (5.8)%   (26.9)%   (11.3)%   (20.3)%    (8.7)%
                               ------  -------   -------   -------   -------   -------   -------   -------
                               ------  -------   -------   -------   -------   -------   -------   -------


                                               1995                     1996
                               -------------------------------------   -------
                                 Q1        Q2        Q3        Q4        Q1
                               -------   -------   -------   -------   -------
Revenue......................    100.0%    100.0%    100.0%    100.0%    100.0%
Operating expenses:
  Direct costs of services
   and products..............     35.9      36.3      38.7      37.9      36.2
  Selling, general and
   administrative expenses...     48.8      48.5      47.6      46.1      48.4
  Research and development...     12.1      11.2      11.3      11.4      10.9
                               -------   -------   -------   -------   -------
  Income (loss) from
   operations................      3.2       4.0       2.4       4.6       4.5
Other income (expense).......     (1.2)     (1.3)     (0.8)     (0.4)     (0.6)
                               -------   -------   -------   -------   -------
Income (loss) before income
 taxes.......................      2.0       2.7       1.6       4.2       3.9
Income taxes (benefit).......    --        --        --        --        --
                               -------   -------   -------   -------   -------
Net income (loss)............      2.0%      2.7%      1.6%      4.2%      3.9%
                               -------   -------   -------   -------   -------
                               -------   -------   -------   -------   -------

LIQUIDITY AND CAPITAL RESOURCES

    Since the Company's reorganization in 1991, the Company has financed its operations primarily through the issuance of equity securities, resulting in aggregate proceeds of approximately $16.3 million. The Company's working capital needs have increased during that period and are expected to continue to increase as the Company expands its operations. Since 1994, the Company's Medicare intermediary and certain other third-party payors have increased the amount of time between their receipt of claims for reimbursement and payment to the Company. At March 31, 1996, the Company's average number of days sales in receivables was approximately 74 compared to 49 at December 31, 1994. Such delays in payments to the Company have resulted in the Company's accounts receivable increasing at a rate greater than the revenue growth rate. Such delays also have affected the Company's cash flow from operations. As a result, the Company has used its bank credit facility from time to time to supplement its cash flows.

    As of March 31, 1996, the Company had cash and cash equivalents of approximately $1.3 million and working capital of $5.1 million. Net cash used in operating activities was approximately $2.3 million, $2.4 million and $0.5 million in 1993, 1994 and 1995, respectively and approximately $0.5 million for the three months ended March 31, 1996. The net cash used in operating activities in 1995 was primarily the result of a $1.9 million increase in accounts receivable, offset in part by net income of approximately $0.5 million, depreciation and amortization of approximately $0.9 million and an increase in accrued compensation of approximately $0.2 million. The net cash used in operating activities for the three months ended March 31, 1996, was primarily the result of increases in accounts receivable and other current assets of $0.6 million and $0.4 million, respectively, offset in part by net income of approximately $0.2 million and by depreciation and amortization and stock option compensation expense totaling approximately $0.3 million. The Company believes that it could maintain its current level of operations using its existing cash resources, bank credit facility, equipment leases and cash flow from operations.

    Net cash used in investing activities was approximately $2.1 million in 1995 and consisted primarily of capital expenditures of $1.4 million for laboratory and computer equipment and office equipment and improvements and a $0.5 million milestone payment under the distribution rights agreement for the Company's proposed BCG therapeutic product. Net cash provided by financing activities was $3.9 million for 1995 and consisted primarily of net proceeds from stock issuances ($4.0 million) and from borrowings under capital leases ($0.8 million), offset in part by principal payments under capital leases and other indebtedness ($0.7 million) and repayments under the bank credit facility ($0.3 million). For the three months ended March 31, 1996, net cash used in investing activities was approximately $0.6 million, consisting primarily of capital expenditures of approximately $0.5 million for laboratory and computer equipment and office equipment, and net cash used in financing activities was approximately $0.7 million, primarily due to reduction of borrowings under the Company's bank credit facility.

    The Company's bank credit facility permits the Company to borrow up to $3.0 million and is secured by accounts receivable and a lien on all other tangible assets, which does not include equipment leased by the Company under capital leases. Funds borrowed under the credit facility bear interest monthly at a per annum interest rate of prime plus 1.5% (9.75% as of March 31, 1996). The credit facility expires in February 1997, and as of May 10, 1996, there were no amounts borrowed under this credit facility.

    The Company's capital expenditures were approximately $1.6 million, $1.0 million, $1.4 million and $0.5 million in 1993, 1994, 1995 and the three months ended March 31, 1996, respectively. While future capital expenditures will depend upon a number of factors, including the progress of certain technology acquisitions, the level of such expenditures is expected to increase over the historical level of such expenditures. The Company intends to finance the majority of these capital expenditures through lease financing arrangements and with a portion of the proceeds of the Offering. The Company historically has been able to secure such lease financing on favorable terms. In April 1996, the Company secured an increase in one of its existing capital leases of up to $1.5 million for future capital expenditures made through March 1997. At May 10, 1996, the Company has certain cancellable commitments for computer and laboratory information systems totalling approximately $600,000.

    In December 1994, the Company obtained distribution rights to its proposed BCG therapeutic product currently under FDA review for marketing approval. The total cost of the distribution rights is $3.0 million, which is being paid in installments based on achievement of certain milestones. An initial payment of $750,000 was made in December 1994, and a second installment of $500,000 was paid in 1995 after the product was submitted for FDA review in April 1995. The Company is obligated to pay an additional milestone payment of $1.75 million when or if the product completes the FDA approval process.

    The Company anticipates that its operations and growth strategy will be financed through the net proceeds from the Offering, operating cash flow, its existing bank credit facility and equipment leases. The Company believes that these sources of funds will be sufficient to satisfy the Company's capital requirements for at least 24 months. There may be circumstances, however, that would accelerate the Company's use of proceeds from the Offering. If this occurs, the Company may, from time to time, incur additional indebtedness or issue, in public or private transactions, equity or debt securities. The Company currently has no arrangements, however, for additional financing and there can be no assurance that the Company will be able to attain requisite financing when needed on acceptable terms.

                                    BUSINESS

OVERVIEW

    UroCor provides a broad range of diagnostic services for the clinical management of certain urological cancers and diseases. The Company's goal is to complement its diagnostic services with therapeutic products and information systems in order to become the leading disease management company serving the urology market. Through its four business groups, UroDiagnostics, UroSciences, UroTherapeutics and Disease Management Information Systems, the Company is developing an integrated disease management approach to serve the needs of urologists and managed care organizations for the diagnostic, prognostic and therapeutic care of patients throughout a disease cycle. The Company's UroDiagnostics Group provides diagnostic services to over 1,400 urologists nationwide. This group provides comprehensive diagnostic services to detect major urological diseases, predict prognosis of the patient's condition, monitor the patient's therapy and identify recurrence of the disease. The UroSciences Group's goal is to become a leader in the development and application of advanced diagnostic technologies and information resources for managing urological diseases. The UroTherapeutics Group was established to acquire rights to sell through the Company's existing sales force urological pharmaceutical products for use in the urologist's office. The Company's Disease Management Information Systems group is designed to provide urologists and managed care organizations with access to the Company's proprietary urological disease database, disease management models and practice management guidelines in order to improve the diagnosis and treatment of patients.

UROLOGY MARKET

    The urology market differs from most other medical care markets, primarily because of the distinctive characteristics of urological diseases and the multiple roles of the urologist. The urologist often serves as the primary diagnostician, oncologist and surgeon for the treatment of prostate cancer, bladder cancer, kidney stone disease and other complex urological diseases. Patients with prostate or bladder cancer generally require management of the disease by the urologist throughout a disease cycle ranging from three to ten years. The urologist requires sophisticated diagnostic and information services throughout that period. Despite the urologist's need for comprehensive services, currently, diagnostic services, therapeutic products and information resources are provided primarily by local hospitals, pathology laboratories and other companies that do not focus exclusively on urological disease.

    UroCor serves the segment of the United States urology market consisting of over 7,500 office-based urologists, including those affiliated with managed care organizations. These urologists diagnose and treat patients who generally are referred to them by another physician for prostate cancer, bladder cancer, kidney stone disease and other complex urological diseases. An independent survey estimated that in 1993 there were almost 15 million urology patient visits in the United States. The American Cancer Society estimates that approximately 300,000 new cases of prostate cancer and 52,000 new cases of bladder cancer will be diagnosed in 1996, resulting in medical costs in excess of $5.0 billion.

STRATEGY

    To achieve its goal of becoming the leading disease management company in the urology market, UroCor is pursuing a strategy directed at establishing itself as a single resource for the treatment of prostate cancer, bladder cancer, kidney stone disease and other complex diseases. The Company plans to expand its current diagnostic products and services and to offer therapeutic and information systems products to serve the needs of urologists and managed care organizations, from initial indication of selected urological diseases through ultimate disease outcome. Through its UroDiagnostics and UroSciences Groups, the Company currently offers comprehensive diagnostic, prognostic and monitoring services and information. The Company also plans to offer, through its UroTherapeutics Group and

Disease Management Information Systems, new technologies and products to complement its diagnostic services business and to provide an integrated resource for the management of urological disease. The Company is pursuing the following strategies to achieve its objective:

    - INCREASE MARKET PENETRATION OF OFFICE-BASED UROLOGISTS. Approximately 19% of the more than 7,500 office-based urologists in the United States currently use one or more of the UroDiagnostic Group's services. The Company has established a direct sales force, including specialists whose focus is marketing to managed care organizations, dedicated solely to this market. Through the use of its specialized sales force and its emphasis on managed care organizations, the Company expects to increase the number of urologists using its services and the number of their patients served by the Company.

    - EXPAND USE OF EXISTING PRODUCT LINES. The Company's UroDiagnostics and UroSciences Groups combine their efforts to improve the performance of, education relating to and clinical evidence supporting the Company's existing diagnostic products and services. In 1995, approximately 41% of the Company's urologist clients used more than one of the Company's services. The Company believes that it can increase the number of products used by each urologist through continued efforts by its specialized sales force to educate the market on the benefits of all of UroCor's product lines.

    - EXPAND TOTAL PRODUCT OFFERING. Through the UroDiagnostics Group, the Company's direct sales force currently markets a broad range of diagnostic products and services to urologists and managed care organizations. Through its UroSciences Group, UroTherapeutics Group and Disease Management Information Systems, the Company intends to increase the number of products and services offered to its existing urologist clients by developing, licensing or acquiring technologies and products that will expand the total mix of products and services offered, including products that address additional urological diseases.

    - STRENGTHEN MARKET TIES WITH ON-LINE SYSTEMS. The Disease Management Information Systems group intends to link the Company to its client base through a dedicated customized wide area network. The initial applications developed for the network are intended to improve the efficiency of specimen and patient information collection by the urologists as well as the initial reporting of diagnostic results and consultation with the Company's pathologists. UroCor intends to strengthen its client relationships by developing and providing on-line disease pathway models, decision support systems and patient outcome tracking ability.

DISEASE MANAGEMENT BUSINESS

    URODIAGNOSTICS GROUP -- PRODUCTS

    The UroDiagnostics Group provides diagnostic services for office-based urologists. The Company believes that the UroDiagnostics Group provides the foundation for the development of an integrated disease management company. Unlike its competitors, who generally offer varied products and services to a broader health care market, the UroDiagnostics Group provides comprehensive diagnostic services to detect and diagnose certain major urological diseases, make a prognosis of the patient's condition, monitor the patient's therapy and identify recurrence of the disease.

    The Company emphasizes customer service, including the provision of a comprehensive detailed report to the referring physician after completion of each specimen analysis. The Company's relations with its clients are enhanced through its regional customer service representatives, who are responsible for inquiries made by referring physicians and provide support for the Company's sales force.

    The Company's sales of diagnostic services have grown rapidly. UroCor's client base increased from 380 at the end of 1991 to 1,320 at the end of 1995. The UroDiagnostics Group generated revenues of approximately $19.6 million in 1995, constituting approximately 99% of the Company's revenue for

1995. The Company attributes its growth to its concentration on building a relationship with urologists while developing and servicing an important marketing and education channel to urologists which the Company believes it can leverage through the delivery of additional products and services.

    The following chart sets forth the principal products and services currently offered through the UroDiagnostics Group.

                           UROLOGICAL DIAGNOSTIC SERVICES


                PRODUCT                               APPLICATION
  --------------------------------------------------------------------------------
   PROSTATE CANCER
    SERUM BASED
      PSA and PSA velocity           Detects and monitors disease
      Free/Total PSA*                Increases specificity of detection
    TISSUE BASED
      Sextant biopsy                 Increases diagnostic accuracy
      UroScore-Registered Trademark- Improves clinical staging and treatment selection

   BLADDER CANCER
    CELLULAR BASED
      Cellular pathology and DNA
   analysis                          Detects and diagnoses disease
      Antibody markers               Detects and diagnoses disease
    SOLUBLE ANTIGEN
      Antibody markers               Monitors disease
    TISSUE BASED
      Pathological examination       Provides definitive diagnosis and prognosis
      Antibody markers               Provides definitive diagnosis and prognosis

   MICROHEMATURIA
      Urine protein chemistry
   analysis                          Differentiates between upper or lower tract
                                     disease
      Microscopic examination        Differentiates between upper or lower tract
                                     disease

   KIDNEY STONES
      Stone analysis                 Determines stone structure and chemistry
      Serum chemistry                Identifies underlying disease
      24-hour soluble urine chemistry Assesses recurrence risk
   ------------------------
   *Not currently reimbursed by third-party payors, including Medicare.

    PROSTATE CANCER PRODUCTS. The American Cancer Society estimates that over 300,000 cases of prostate cancer will be diagnosed in 1996, compared to an estimated 244,000 cases diagnosed in 1995. It also is estimated that one in five males will suffer from the disease. The Company believes that this increase in incidence is due to a variety of factors, including the increase in the life expectancy of the general population and improved prostate cancer detection capabilities. According to the American Cancer Society, the medical costs of prostate cancer in the United States are estimated to be approximately $5.0 billion in 1996.

    Management of prostate cancer requires the urologist to screen, detect, diagnose, prognose and treat the patient and monitor progression of the disease. UroCor has developed and markets products and services that assist the urologist in each of the diagnostic steps in this disease cycle. UroCor's PSA product is used in screening for the disease to improve the urologist's ability to identify true positive cancer patients. The Company's Free/Total PSA product is used for the same purpose and increases the urologist's ability to detect the disease. UroCor currently is using the Free/Total PSA product on a limited basis to build a clinical case validating its advantages prior to seeking reimbursement approval from third-party payors. The current preferred method for detecting the disease after the screening stage is the prostate biopsy. UroCor was an early proponent of the use of the sextant biopsy technique which has been demonstrated to increase the possibility of finding small, localized tumor tissue in the prostate.

    After screening and detection of prostate cancer, the urologist must accurately "stage" or classify the disease to determine whether the cancer has spread beyond the prostate gland. UroCor developed its UroScore test to assist the urologist in this step, which provides improvement in the ability to predict whether the disease has progressed beyond the prostate gland. After staging the disease, the urologist determines whether to treat the disease with surgery, radiation or drug therapy or simply to monitor its progress. UroCor has developed expertise in advising the urologist on the probability that a patient's cancer will progress. This information is enhanced by the Company's 11 pathologists who interpret the prognostic information in conjunction with the patient's diagnostic pathology report. After reaching a treatment decision, the urologist can monitor the patient for evidence of recurrence or eradication of the disease by using the Company's PSA products.

    BLADDER CANCER PRODUCTS. According to the American Cancer Society, over 50,000 cases of bladder cancer are estimated to be diagnosed each year in the United States. Some of the difficulties that the urologist faces in the diagnosis and management of bladder cancer include detecting tumors at an early stage and assessing the aggressiveness of tumors. UroCor's bladder cancer products provide the urologist with analysis and information capabilities in all significant aspects of the diagnosis and management of the disease. In addition, unlike competing products, UroCor's bladder cellular analysis incorporates a multi-modality approach that the Company believes provides, compared to its competitors, increased levels of analysis and corresponding improvements in specificity and sensitivity of test results. The Company's full bladder cancer detection program combines the information from separate microscopic examinations of a patient's specimen using two different techniques, an analysis of the DNA in cell nuclei, and the use of one or more specific biomarkers to assist the pathologist test for the presence of cancer.

    MICROHEMATURIA PRODUCTS. Microhematuria, or the presence of small amounts of blood in the urine, is one of the conditions that may relate to a number of urinary tract diseases and infections. The initial challenge faced by the urologist in diagnosing the underlying cause of the microhematuria is to identify the source of the bleeding. UroCor's microhematuria diagnostic test combines a microscopic examination of urine sediment by expert pathologists with a urine protein chemistry analysis to provide the urologist with information on the probable location of the bleeding and the potential underlying disease. Because microhematuria may be one of the indications of bladder or other urinary tract cancer, the Company's comprehensive diagnostic analysis provides the urologist a resource to investigate and confirm potential causes of bladder cancer.

    KIDNEY STONE PRODUCTS. Kidney stone disease typically requires physical and chemical analysis of the stone, and, in many cases, analysis of patients' urine and serum specimens to assess the risk of disease recurrence. Traditionally, the urologist was required to send each of the kidney stone, urine and serum specimen to different testing service providers. UroCor's kidney stone products offer a complete program in which the urologist delivers all specimens to UroCor and receives an integrated analysis and report.

    URODIAGNOSTICS GROUP -- SALES AND MARKETING

    The Company markets its diagnostic services to the segment of the market consisting of more than 7,500 office-based urologists in the United States, many of whom are affiliated with one or more managed care organizations. UroCor has developed a sales force dedicated and trained to market solely to urologists including representatives specializing solely in marketing to managed care organizations.

    The Company's market penetration has advanced rapidly over the past five years. The following chart sets forth historical information regarding the urologist clients served by the Company and related information.

                                                                              AT DECEMBER 31,
                                                         ---------------------------------------------------------
                                                           1991       1992       1993        1994         1995
                                                         ---------  ---------  ---------  -----------  -----------
Number of urologist clients(1).........................        380        620      1,030        1,250        1,320
Number of specimens analyzed...........................     18,300     40,500     76,500      108,900      130,000
Average annual revenue per urologist...................  $   7,200  $   9,600  $  11,200  $    12,600  $    15,200
Percentage of multiple product users among total
 urologist clients.....................................         13%        19%        24%          34%          41%
Number of managed care contracts.......................         --          2          4           30           67
Total sales force......................................         11         28         31           35           35

- --------------------------
(1) Represents the number of urologists who used the Company's services in December of each of the years indicated.

    The Company intends to continue its penetration of the market by continuing its efforts to expand its client base and to add additional products and services to its product line for existing and future customers. The Company also intends to use its wide area network link with its client base to enhance the regular two-way communication between the Company and its customers. UroCor believes that the wide area network will facilitate the introduction and support of new products and services and increase the number of products and services used by existing clients.

    Commencing in 1994, the Company began focusing on securing managed care contracts to permit UroCor to provide products and services to patients enrolled in these health care organizations. The Company currently has over 600 urologists in its client base whose patients are enrolled in these organizations. The Company intends to increase its penetration of the managed care market by developing products and services specifically designed to meet the cost control, quality assurance and other requirements imposed by managed care organizations.

    In addition to its focus on the individual urologist client and managed care organizations, the Company is concentrating its marketing efforts on identifying and marketing products to the growing number of group practices and independent practice associations forming to specialize in urology.

    UROSCIENCES GROUP

    The goal of the UroSciences Group is to become a leader in the development and application of diagnostic technologies and information resources for managing urological diseases. The UroSciences Group combines access to external resources at academic centers and research institutes with the Company's internal development and assessment capabilities to develop and launch new technologies and products. The UroSciences Group's internal capabilities combine the expertise of five different laboratories currently staffed with 23 scientists and experienced technical personnel. Participants in the Company's collaborative programs include M.D. Anderson Cancer Center, Johns Hopkins Medical Institutions, Baylor College of Medicine, Michigan Prostate Institute at the University of Michigan, Michigan Cancer Foundation, Eastern Virginia Medical School, University of Texas Southwestern Medical Center and the University of Washington.

    The UroSciences Group has developed a database of thousands of cellular tissue and serum specimens of patients related to the diagnosis, prognosis and treatment of urological diseases. In addition, each tissue and cellular specimen received and reviewed by the UroDiagnostics Group is entered into the database, and the Company's contractual relationships with academic and research centers provide additional specimens. Using the Company's large and comprehensive database, UroCor's scientists are able to evaluate new technologies or techniques under development against samples in the Company's database, facilitating determination of the clinical contribution of potential new products. The scientific research and product development activities conducted by the Company's UroSciences Group constitute a key component of the Company's efforts to build an integrated disease management company for the urology market.

    The primary purpose of the UroSciences Group is to develop additional diagnostic products and technologies for commercialization by the UroDiagnostics Group. The following table sets forth the current principal development programs.

                              UROSCIENCES DEVELOPMENT PROGRAMS


          DEVELOPMENT PROGRAM                            PROPOSED APPLICATION
- ----------------------------------------  --------------------------------------------------
 PROSTATE CANCER
  SERUM BASED
    RT-PCR PSA                            Assists in staging and monitoring disease
    Gene discovery                        Enhances cancer-specific detection and monitoring
  TISSUE BASED
    Molecular and antibody markers        Assesses tumor progression and response to therapy
    Computer assisted image analysis      Assesses tumor progression and staging pre-surgery
                                          and predicts progression post-surgery

 PROSTATITIS
  URINE BASED
    Microbiological techniques            Differentiates microbial prostatitis
    Molecular markers                     Identifies non-culturable microorganisms

 BENIGN PROSTATIC HYPERPLASIA
    Antibody and molecular markers        Selects and monitors medical therapy
    Gene discovery                        Selects and monitors medical therapy

 BLADDER CANCER
  URINE BASED -- CELLULAR
    Antibody and molecular markers        Enhances detection, diagnosis and prognosis
    Computer assisted image analysis      Enhances detection, diagnosis and prognosis
  SOLUBLE
    Antibody markers                      Enhances detection, diagnosis and prognosis

 INTERSTITIAL CYSTITIS
  URINE BASED -- CELLULAR AND SOLUBLE
    Molecular and antibody markers        Assists in definitive diagnosis and monitors
                                          response to new therapies

    PROSTATE CANCER. UroCor is developing a technology called reverse transcriptase/polymerase chain reaction ("RT-PCR") to detect prostate cells circulating in the blood which could be relevant to the metastatic process in this disease. UroCor is sponsoring three investigational collaborations to determine the clinical significance and the potential for commercial applications of the information provided by this technology. The Company also has discovered and is evaluating the application of novel genes that are differentially expressed in prostate cancer and benign prostatic hyperplasia ("BPH") that may provide better diagnostic and prognostic tools.

    The UroSciences Group has developed computer assisted image analysis of individual cancer cells in order to create statistical models, mathematical formulae and artificial neural network systems for facilitating disease management decisions in prostate and bladder cancer. The Company expects to develop within the next 18 months commercial applications of this technology for diagnostic use to improve the urologist's ability to determine the aggressiveness of a patient's disease and to make more objective treatment decisions.

    PROSTATITIS. The Company currently is developing analytical services for the detection, diagnosis and monitoring of acute and chronic prostatitis, a disease characterized by inflammation of the prostate. This disease has complex causes and poses difficulties in detection and diagnosis. UroCor is developing a testing service planned for commercial introduction in 1997 to assist in the diagnosis of this disease.

    BENIGN PROSTATIC HYPERPLASIA. UroCor is developing a product for the diagnosis of BPH, a prostate disease that is estimated to affect approximately 50% of all men over age 50. The Company has developed and licensed molecular and other technologies which it believes may improve the differential diagnosis of BPH as distinguished from prostate cancer and improve the process of medical therapy selection.

    BLADDER CANCER. The Company is developing a combination of technologies which it believes will further enhance its ability to detect early-stage bladder cancer and provide the urologist with diagnostic and prognostic information to assist in more effective management of the patient's care. The Company intends to combine specific biomarkers licensed from or supplied by others with the Company's computer-assisted image analysis technology to increase the accuracy of the broad range of products the Company presently provides for bladder cancer management.

    INTERSTITIAL CYSTITIS. The Company is developing a product to improve the diagnosis of interstitial cystitis, a debilitating bladder disorder that is estimated to affect up to 450,000 persons in the United States, approximately 90% of whom are women. UroCor's product is directed at providing a definitive diagnosis for the disease.

    UROTHERAPEUTICS GROUP

    UroCor intends to provide through its UroTherapeutics Group selected therapies to urologists for the care of patients in an office environment. The Company plans to license, acquire from others or co-market urological pharmaceutical products used in the urologist's office and to capitalize on its existing specialized sales force to market these products to its existing client base. In contrast to pharmaceutical companies that typically market a broad range of products, the Company intends to leverage its focused approach by marketing therapeutic products and related services of particular benefit to urologists. The Company also plans to offer ancillary products and services such as computerized order entry, just-in-time inventory, procedure trays to accompany therapeutic interventions, database access and oncologist case consultation as well as reimbursement assistance.

    In December 1994, the Company entered into an agreement with BioVac, granting exclusive distribution rights in the United States for a strain of BCG, a therapeutic product for treating certain types of bladder cancer. BCG is delivered directly into a patient's bladder by the urologist using a catheter, generally in an office-based procedure. The current BCG treatment procedure includes an initial series of six such doses over a six-week period, and recent studies have indicated that additional maintenance doses of BCG delivered at lengthening intervals may be effective in delaying or eliminating recurrence of bladder cancer.

    Pursuant to the distribution agreement, BioVac is responsible for obtaining approvals from the FDA for marketing the product in the United States. UroCor may not commence selling the product in the United States until BioVac has obtained such FDA approval. In April 1995, BioVac filed its initial applications with the FDA. BioVac has informed the Company that in a letter dated April 18, 1996, the FDA advised BioVac that its product license application is not approvable at this time and that the FDA requested additional data regarding certain aspects of manufacturing and testing of the product. BioVac has advised the Company that notwithstanding the receipt of the non-approvable letter from the FDA, it believes it can satisfy FDA requirements and procure approval for marketing the product in the United States. There can be no assurance, however, that such approval will be obtained.

    In the event the BCG product is not approved by the FDA prior to April 18, 1997, the Company has the right to terminate the distribution agreement. In the event the FDA approves marketing of the BCG product in the United States, the Company's ability to maintain its exclusive distribution rights is conditioned upon meeting certain minimum sales requirements.

    In addition to the proposed BCG product, the Company plans to pursue the license or acquisition of other therapeutic products for distribution through its specialized sales force. The Company has no current plans to develop or manufacture therapeutic products.

    DISEASE MANAGEMENT INFORMATION SYSTEMS

    UroCor believes that useable, relevant information provides one of the most important components of disease management services. The Company intends to capitalize on its existing relationships with its urologist clients and managed care organizations and its existing information resources to help improve the clinical management of patients as well as its clients' productivity and profitability.

    SECURE WIDE AREA NETWORK. The Company's Disease Management Information Systems group is developing a secure wide area network that is intended to enhance two-way communication between UroCor and its physician client base. The Company will initially focus application of this network toward the UroDiagnostics Group. Through this network, a physician will be able to order a specimen collection kit, send patient and billing information to the Company in advance of a specimen, receive advanced case reports on current diagnostic findings, request a status update for any specimens currently in the processing queue and request a consultation with one of the Company's 11 pathologists. The Company also intends to develop applications for this network that would permit its clients to access the Company's database as an educational and practice management resource.

    CLINICAL DECISION SUPPORT SYSTEMS. The Company is developing software applications using the UroSciences Group's database of thousands of patients' cellular, tissue and serum specimens to assist the urologist in the prognosis and treatment of urological diseases. The Company initiated development of the first generation of its proprietary disease pathway computer models for prostate cancer and bladder cancer during 1993. These models integrate much of the relevant published literature on medical practice, technology and various costs and claims databases to model diagnostic and therapeutic intervention points in these diseases from the detection stage through the point at which the disease is either cured or is determined to be incurable.

    MANAGEMENT SERVICES. The Company believes that two-way computer access to its clients' offices will enhance the Company's ability to retain its existing clients and expand the number of products and product types used by its customers because of the convenience and ease of product ordering and transfer of patient and practice information. UroCor believes that this access and the Company's active involvement in clinical practice management present further opportunities to assist the urologist with billing, collection and other practice management and productivity information processing.

COMPETITION

    The market for providing urologists and managed care organizations with disease management systems and services is still emerging, and the Company believes that no other company currently is providing the comprehensive approach pursued by the Company.

    The market for providing urologists with specialized clinical diagnostic services for detection, diagnosis, prognosis and monitoring is highly competitive and fragmented. The majority of this market is served by the hundreds of local free-standing or hospital-pathology services for the cellular and tissue diagnostic services offered by the Company, and other hospital laboratories, specialty laboratories and general reference laboratories provide some of the serum testing provided by the Company. The main competitive advantage of local hospital pathology service providers is long-established local physician referral practices. The general reference laboratories' competitive strength lies in their service capabilities to provide local couriers for specimen pickup and broad-based contracting ability with managed care organizations. Other companies that already market diagnostic products and medical supplies in other fields have begun marketing kits for detecting certain cancers in the urologist's office. The Company believes that it will be able to compete with these diagnostic service providers because of its disease management approach, its broad range of diagnostic products and services, its urology-dedicated sales force and its focused product research and development efforts.

    In the therapeutics segment of the urology market, both surgery performed by the urologists and a number of chemotherapeutic drugs will compete with the Company's proposed BCG therapy product for bladder cancer. Two other companies Connaught Laboratories, Inc. and Organon, Inc., already are marketing BCG products in the United States. Many major and mid-sized pharmaceuticals companies which can deploy larger sales organizations and research and development efforts compete for sales of other urological drugs. Because of its existing relationships with urologists through its UroDiagnostics Group and existing specialized sales force, the Company believes that it has the ability to compete in this market.

    Information systems companies provide software products that will compete with proposed Company products that enable a urologist to store patient records and practice information. In addition, other companies are building regional or national databases focused on improving clinical and economic disease outcomes similar to the Company's application of its urological disease database. The main competitive advantage of these companies is their knowledge and focus on software and system development. Many of these companies have considerably greater resources and experience than the Company in the development of software and information systems, and could gain effective access to the urologists. The Company believes that the principal competitive factors for clinical outcomes database software are the quality and depth of the underlying clinical outcomes database, the usefulness of the data and reports generated by the software, customer service and support, ease-of-use, compatibility with the customer's existing information systems, potential for product enhancements, and vendor reputation. The Company believes that its ability to compete in this area lies in its expertise and focus on urology.

    The Company also competes with many biotechnology companies, manufacturers of diagnostic systems and kits as well as other producers and distributors of medical products for the acquisition of technology for research and product development. The Company believes its own product and technology development and evaluation capabilities together with its expertise in urological diseases and market access provide it with the ability to compete successfully in this area.

    Many of the Company's competitors are significantly larger and have significantly greater financial, technical and administrative resources than the Company. Many also have long-established relationships with the Company's current and prospective customers. See "Risk Factors -- Competition".

GOVERNMENT REGULATION

    The health care industry in the United States is highly regulated and the diagnostic service segment, which includes the Company's UroDiagnostics Group, is no exception. The Company's diagnostic laboratory operations currently are not regulated by the FDA. While the FDA now indicates that it does not plan to regulate assays developed by laboratories for in-house use, the FDA in the past has drafted guidelines for regulation of such assays. If in the future the FDA were to issue guidelines for the clinical laboratory market sector, such guidelines might require the Company to meet certain FDA medical device approval requirements for the Company's in-house assays. The FDA currently regulates some of the tests and systems purchased by the Company from third parties and used in the Company's diagnostics business. The manufacturers of such products are responsible for compliance with the approval and marketing regulations of the
FDA. If the UroSciences Group should decide to market any of its diagnostic technology as test kits to be used by third parties, such test kits would require FDA approval. The Company performs extensive internal validation procedures and selected independent clinical trials on new tests and markers which it intends to market. While no assurances may be given in such regard, the Company believes that it could adjust to any reasonable changes in applicable FDA requirements without significant disruption or financial impact. In the event that any such changes are more extensive than anticipated, these changes would increase the cost of development and approval of new products, slow their introduction to the market and could have a material adverse effect on the Company's financial condition and results of operations.

    The Company's business is also subject to a variety of governmental regulations at the federal, state and local levels. The Company's clinical laboratory is certified under the federal Medicare program, certain state Medicaid programs and CLIA. The Company also is licensed under the clinical laboratory licensure laws of Oklahoma, where the Company's clinical laboratory is located. Since the Company provides clinical testing services to patients nationwide, its laboratory is also licensed under the laws of those state or local governments which the Company is aware have clinical laboratory regulation programs applicable to out-of-state laboratories. The Company believes it has obtained all such licenses required for its operations.

    In addition, certain regulatory authorities require participation in a proficiency testing program approved by the United States Department of Health and Human Service ("DHHS") for each of the specialties and subspecialties for which a laboratory seeks approval from Medicare or Medicaid and licensure under CLIA. Proficiency testing programs involve actual testing of specimens that have been prepared by an entity running an approved program for testing by the laboratory. The Company believes it is in compliance in all material respects with all such applicable regulations.

    The federal Social Security Act imposes criminal penalties and exclusion from the Medicare program upon persons who make or receive kickbacks, bribes or rebates in connection with the Medicare program. The anti-kickback rules prohibit providers and others from soliciting, offering, receiving or paying, directly or indirectly, any remuneration in return for either making a referral for a Medicare-covered service or item or ordering any such covered service or item. Because the Medicare and certain related state anti-kickback rules have been broadly interpreted, they could limit the manner in which the Company conducts its business. The Company believes that it currently complies with the anti-kickback rules in its activities. No assurance can be given, however, regarding compliance in any particular factual situation, as there is currently no procedure for advisory opinions from government officials.

    Under another provision, known as the "Stark" law or "self-referral" prohibition, physicians who have an investment or compensation relationship with an entity furnishing clinical laboratory services (including pathology services) may not, subject to certain exceptions, refer clinical laboratory analyses for Medicare patients to that entity. Similarly, facilities may not bill Medicare or any other party for services furnished pursuant to a prohibited referral. Violation of these provisions may result in disallowance of Medicare claims for the affected analysis services, as well as the imposition of civil monetary penalties and program exclusion. A number of states, including New York and California, have enacted similar prohibitions to the Stark law covering referrals of non-Medicare as well as Medicare business. These state rules are very restrictive, prohibit submission of claims for payment for prohibited referrals and provide for the imposition of civil monetary and criminal penalties. The Company believes it has no prohibited relationships with any of its referrers, however, the Company is unable to predict how these laws may be applied in the future, or whether the federal government or states in which the Company operates will enact more restrictive legislation or restrictions that could affect the Company's operations under certain circumstances.

    Any exclusion or suspension from participation in the Medicare program, any loss of licensure or accreditation or any inability to obtain any required license or permit, whether arising from any action by DHHS, any state or any other regulatory authority, would have a material adverse effect on the Company's business. Any significant civil monetary or criminal penalty resulting from such proceedings could have a material adverse effect on the Company's financial condition and results of operations.

    The laws of many states prohibit physicians from sharing professional fees with non-physicians and prohibit non-physician entities, such as the Company, from practicing medicine (including pathology) and from employing physicians to practice medicine (including pathology). The laws in most states regarding the corporate practice of medicine have been subjected to limited judicial and regulatory interpretation. The Company believes its current and planned activities do not constitute prohibited fee splitting or violate any prohibition against the corporate practice of medicine. There can be no assurance, however, that future interpretations of such laws will not require structural or organizational modifications of the Company's existing business.

    Pursuant to the federal Occupational Safety and Health Act, laboratories have a general duty to provide a work place for their employees that is safe from hazard. The United States Occupational Safety and Health Administration ("OSHA") has issued rules relevant to certain hazards that are found in the laboratory. In addition, OSHA issued a standard in 1992 applicable to protection of workers from blood-borne pathogens. Failure to comply with this standard relating to blood-borne pathogens, other applicable OSHA rules or with the general duty to provide a safe work place could subject an employer, including a laboratory employer such as the Company, to substantial fines and penalties.

THIRD-PARTY REIMBURSEMENT

    In 1993, 1994, 1995 and the first three months of 1996, the Company received approximately 56%, 58%, 58% and 53%, respectively, of its revenue from services performed principally for beneficiaries of the Medicare program. Under law and regulation, for most of the services performed for Medicare beneficiaries, the Company must accept reimbursement from Medicare as payment in full, subject to applicable co-payments and deductibles. In 1987, 1989 and 1990, federal budget legislation instituted changes in Medicare's fee schedule relating to reimbursement for laboratory services. Each such change lowered Medicare reimbursement schedules. Other legislative proposals have been made which, if enacted, could have an adverse effect on reimbursement of laboratory services.

    Reimbursement rates for most of the Company's services have been established by Medicare and some third-party payors, but have not been established by all insurance carriers. Although substantially all of the Company's current services receive reimbursement at various rates or on a case-by-case basis, some of the services that the Company may provide in the future may not be approved by Medicare or some other third-party payors and reimbursement rates on such services cannot be predicted. The Company cannot collect from Medicare or any other third-party payor for services not approved by them for reimbursement. Approval by Medicare or other federal agencies does not assure approval by other third-party payors. Most third-party payors, including Medicare, do not reimburse for services that they determine to be experimental, investigational or otherwise not reasonable and necessary for diagnosis or treatment. A formal coverage determination is made, however, with respect to relatively few new procedures. When such determinations do occur for Medicare purposes, they most commonly are made by the local Medicare carrier which processes claims for reimbursement within the carrier's geographic jurisdiction. Medicare may audit and review its prior payments to the Company, and may determine that certain of those payments must be refunded.

INTELLECTUAL PROPERTY

    The Company has completed numerous license and option agreements with academic centers and biotechnology companies covering technologies it believes may be of utility in the future in improving urological disease management. Most of these arrangements provide the Company exclusive commercial rights worldwide in all human diagnostics and several also provide the option for therapeutic applications.

    The Company licenses patents and seeks patents when appropriate on inventions concerning new products and improvements as part of its ongoing research, development and marketing efforts. While the Company believes these technologies and particularly any patent protection which may become available should help the Company improve its competitive position in its market, the Company presently is not dependent on any such patents and does not expect to become dependent on patents in the future.

    The Company attempts to protect its proprietary products by relying on trade secrets and on non-disclosure and confidentiality agreements. The Company requires its employees, consultants, outside scientific collaborators and sponsored researchers and other advisors to execute confidentiality agreements upon the commencement of employment or consulting relationships with the Company. These agreements generally provide that all confidential information developed or made known to the individual during the course of the relationships is to be kept confidential and not to be disclosed to third parties except in specific circumstances. In the case of employees, the agreements provide that any inventions conceived by the individual within the scope of his or her employment shall be the exclusive property of the Company. There can be no assurance, however, that these agreements will provide meaningful protection for any of the Company's trade secrets in the event of unauthorized use or disclosure of such information.

    The Company intends to seek copyright protection when appropriate for any information systems products it may develop.

    The Company has registered the service marks UROCOR-Registered Trademark- and UROSCORE-Registered Trademark- with the United States Patent and Trademark Office.

ENVIRONMENTAL MATTERS

    The Company is subject to federal, state and local laws, regulations and policies governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials, biological specimens and wastes. Although the Company believes that it has complied in all material respects with these laws, regulations and policies and has not been required to take any action to correct any noncompliance, there can be no assurance that the Company will not be required to incur significant costs to comply with environmental and health and safety regulations in the future.

    The Company's research and development activities involve the controlled use of hazardous materials, including certain hazardous chemicals and infectious biological specimens. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company.

EMPLOYEES

    At May 1, 1996, the Company had 208 full-time and 37 part-time employees, of which 89 were employed in diagnostic services operations and support, 94 in sales and marketing, 23 in research and development and 39 in administration and accounting. At May 1, 1996, the Company employed, full time, 11 persons with M.D. degrees and six persons with Ph.D. degrees. The Company believes that its relationship with its employees is good.

FACILITIES AND OPERATIONS

    The Company leases approximately 48,000 square feet of administration, sales and marketing, operations and research and development space in Oklahoma City, Oklahoma. The Company's initial lease term expires in June 2005 which may be extended at the Company's option for an additional five years. The Company has rights of first refusal to lease additional space in the rest of the 110,000 square foot building as well as a purchase option on the building. The Company's monthly rental obligation for its facilities currently is approximately $32,000. The Company believes that its leased facilities are adequate for its current needs and that suitable, additional space will be available on acceptable terms for the foreseeable future.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

    The following table sets forth information as of May 1, 1996, regarding the executive officers, directors and certain key employees of the Company.

NAME                                     AGE      POSITION
- -----------------------------------      ---      -------------------------------------------------
William A. Hagstrom................      38       Chairman of the Board, President and
                                                  Chief Executive Officer
Socrates H. Choumbakos.............      51       Vice President, Corporate Development,
                                                  Chief Financial Officer and Secretary
Mark G. Dimitroff..................      49       Vice President and General Manager UroDiagnostics
                                                  Group
Robert W. Veltri, Ph.D.............      54       Vice President and General Manager UroSciences
                                                  Group
Kathryn L. W. Ingerly..............      37       Vice President Disease Management Information
                                                  Systems
Gerard J. O'Dowd, M.D..............      45       Medical Director
Michael N. McDonald................      38       Director of Finance and Administration,
                                                  Treasurer and Assistant Secretary
Paul A. Brown, M.D.(1)(2)..........      58       Director
Herbert J. Conrad(2)...............      63       Director
Michael E. Herbert(1)..............      51       Director
Louis M. Sherwood, M.D.............      59       Director
Don E. Spyrison....................      50       Director
Joe D. Tippens(2)..................      38       Director

- --------------------------
(1) Member of Compensation Committee.

(2) Member of Audit Committee.

    WILLIAM A. HAGSTROM. Mr. Hagstrom has been a director of the Company and served as President and Chief Executive Officer of the Company since November 1989. Mr. Hagstrom was appointed Chairman of the Board of Directors in September 1994. Before joining the Company, Mr. Hagstrom was Vice President of the Scientific Products Division of Baxter-Travenol, a medical products company, where he served in various marketing, sales, product planning and general management positions from November 1985 to November 1989. Prior to joining Baxter-Travenol, he spent three years at American Hospital Supply Corp. until it was acquired by Baxter-Travenol and three years at Becton Dickinson & Co. in various management positions.

    SOCRATES H. CHOUMBAKOS. Mr. Choumbakos joined the Company in June 1992 as Vice President, Corporate Development, Chief Financial Officer and Secretary. Before joining the Company, Mr. Choumbakos was President of Venture Development Group, a corporate and business development consulting firm, from March 1988 to June 1992. From March 1988 to December 1990, Mr. Choumbakos was also Vice President and Chief Financial Officer of Creative Business Strategies, Inc., a business development consulting firm. From August 1979 to March 1988, Mr. Choumbakos was Director of Corporate Development at Becton Dickinson & Co., a medical products company. Prior to 1979, he was a Senior Manager with Price Waterhouse & Co. where he worked for 13 years.

    MARK G. DIMITROFF. Mr. Dimitroff joined the Company in May 1990 as Vice President, Marketing and Sales and became Vice President and General Manager UroDiagnostics Group in October 1994. Before joining the Company, Mr. Dimitroff served as Vice President, Marketing and Sales for Dianon Systems, Inc., an oncology specialty reference laboratory, from 1984 to May 1990. Prior to 1984, he held senior marketing and sales management positions with MetPath Inc., a large general reference laboratory, and American Hospital Supply Corp.

    ROBERT W. VELTRI, PH.D. Dr. Veltri joined the Company in October 1990 as Vice President, Product Planning and Technology Development and Chief Scientific Officer, and became Vice President and General Manager UroSciences Group in October 1994. Before joining the Company, Dr. Veltri was the Executive Vice President and Chief Technical Officer at Theracel, Inc., a therapeutics development company, from 1988 to October 1990. From 1984 to 1988, Dr. Veltri was a founder and President and Chief Executive Officer of American Biotechnology Company, the predecessor to Theracel, Inc. Prior to 1984, Dr. Veltri was Director of Research and Development for the Immunology Group (rapid IN VITRO diagnostic test development) at Cooper Biomedical Inc., a diagnostic products company, and was Professor of Microbiology and Surgery, Director of Research in Otolaryngology and Supervisor of the Special Immunology and Virology Clinical Laboratory at West Virginia University Medical School for 13 years.

    KATHRYN L. W. INGERLY. Ms. Ingerly joined the Company in April 1996 as Vice President, Disease Management Information Systems. Before joining the Company, Ms. Ingerly was the President and Chief Executive Officer of Ingerly Alliance Partners, L.L.C., an information technology consulting company since January 1995. From September 1988 through December 1994, Ms. Ingerly held various positions with Market Investment Solutions, a software development and services company, most recently as President and Chief Executive Officer. Prior to 1988, Ms. Ingerly was the Financial and Systems Manager of the Cleo Wallace Center, a regional health care provider in Denver, Colorado.

    GERARD J. O'DOWD, M.D. Dr. O'Dowd joined the Company in August 1990 as Medical Director. Before joining the Company, Dr. O'Dowd was in private practice specializing in fine needle aspiration cytology and served as a pathologist for a regional reference laboratory in the Washington, D.C. area from January 1988 to August 1990. From 1983 to December 1987, Dr. O'Dowd served on the staff of George Washington Medical Center where he was Chief Pathologist for the Division of Cytopathology and Hematopathology. He received his medical degree from Georgetown University School of Medicine, completed a pathology residency at the University of Utah and was a Cytopathology Fellow at the Medical College of Virginia.

    MICHAEL N. MCDONALD. Mr. McDonald joined the Company in June 1992 as Controller and Assistant Secretary and became Director of Finance and Administration and Treasurer in October 1994. Before joining the Company, Mr. McDonald was a Manager in the Accounting and Audit Division at Arthur Andersen LLP where he served in various capacities from December 1980 to June 1992.

    PAUL A. BROWN, M.D. Dr. Brown has been a director since November 1988. He has been Chairman of the Board and Chief Executive Officer of HeaRx Ltd., a medical products and services company, for the past six years. Prior to founding HeaRx, Dr. Brown was founder and Chairman of the Board of MetPath Inc. Dr. Brown is currently on the Board of Trustees of Tufts University, past Chairman of the Board of Overseers of the Tufts University School of Medicine, a member of the visiting committee of Boston University School of Medicine and a part-time member of the Columbia University College of Physicians and Surgeons.

    HERBERT J. CONRAD. Mr. Conrad has been a director since October 1993. Until his retirement in August 1993, Mr. Conrad served for more than five years as a senior executive with Hoffmann-LaRoche, Inc., a pharmaceutical company, most recently as a director, Senior Vice President and President of the Pharmaceuticals Division. Mr. Conrad has more than 30 years of experience in the pharmaceutical industry, primarily with Hoffmann-LaRoche, where he held several senior management positions in marketing, business and strategic planning and public affairs. Mr. Conrad has also served as a director of several pharmaceutical-related companies, including Dura Pharmaceuticals, Biotechnology General and Bradley Pharmaceuticals.

    MICHAEL E. HERBERT. Mr. Herbert has been a director since July 1994. Mr. Herbert has served for more than five years as President and Chief Executive Officer of Physicians Health Services, Inc., an individual practice association health maintenance organization ("IPA/HMO") serving members in Connecticut and New York. Under Mr. Herbert's direction, Physicians Health Services has developed over the past 19 years into New England's first federally qualified IPA/HMO. Prior to joining Physicians

Health Services, Mr. Herbert was Vice President of InterStudy, a national health policy research firm focusing on a marketplace approach to health care. Mr. Herbert is the past Chairman of the American Managed Care and Review Association and was Charter President of the Association of Connecticut HMOs.

    LOUIS M. SHERWOOD, M.D. Dr. Sherwood has been a director since October 1993. Since 1987, Dr. Sherwood has been Senior Vice President, U.S. Medical and Scientific Affairs, of Merck & Co., a pharmaceutical company. His academic appointments include seven years as Baumritter Professor and Chairman of the Department of Medicine at Albert Einstein College of Medicine, Professor of Biochemistry and Physician in Chief at Montefiore Medical Center, eight years as Chairman of Medicine at the Michael Reese Medical Center and Professor of Medicine at the University of Chicago. He also served as Chief of Endocrinology at Beth Israel Hospital and Assistant Professor of Medicine at Harvard Medical School.

    DON E. SPYRISON. Mr. Spyrison has been a director since November 1989. From October 1988 to November 1989, he served as President, and from November 1990 to September 1994, he served as Chairman of the Board. Mr. Spyrison has been a general partner of The Woodlands Venture Partners, L.P., the general partner of The Woodlands Venture Fund, L.P., a venture capital firm and a principal stockholder of the Company, since November 1988. Since September 1994, he also has served as special limited partner of the Woodlands-Essex Venture Partners, L.P., a venture capital firm. Since September 1995, he has been serving as Chief Executive Officer and director of Protocol Work Systems, Inc., an information systems company. Mr. Spyrison was a director and President and Chief Executive Officer of Optex Biomedical, Inc., a medical device company, from April 1992 to December 1995, at which time Optex filed for relief under Chapter 7 of the federal bankruptcy laws.

    JOE D. TIPPENS. Mr. Tippens has been a director since May 1991. Mr. Tippens has been President and Managing Director of Chisolm Private Capital, Inc., a venture capital firm, since May 1994 and also serves as consultant to the management company to ML Oklahoma Venture Partners, Limited Partnership, a venture capital firm and a principal stockholder of the Company. From November 1988 until May 1994, Mr. Tippens was a Vice President of Merrill Lynch Venture Capital Inc., a venture capital firm and an affiliate of ML Oklahoma Venture Partners, Limited Partnership. From 1983 through November 1988, Mr. Tippens worked privately in the venture capital industry. Prior to 1983, Mr. Tippens was a Manager in the Audit Division of Arthur Andersen LLP. Mr. Tippens is a director of Silverado Foods, Inc., a food products distribution company.

CLASSIFIED BOARD

    The Restated Certificate of Incorporation provides for the classification of the Board of Directors into three classes of directors (Class I, Class II and Class III), with the term of each class expiring at successive annual stockholders' meetings. At and after the 1997 Annual Meeting of Stockholders, all nominees of the class standing for election will be elected for three-year terms. The terms of office for Messrs. Spyrison and Tippens expire at the 1997 Annual Meeting of Stockholders, the terms of office of Mr. Conrad and Dr. Sherwood expire at the 1998 Annual Meeting of Stockholders, and the terms of office of Dr. Brown, Mr. Herbert and Mr. Hagstrom expire at the 1999 Annual Meeting of Stockholders.

COMMITTEES

    The Board of Directors of the Company has established an Audit Committee and a Compensation Committee. The Audit Committee is charged with recommending to the Board of Directors the appointment of the Company's independent auditors, reviewing the compensation of such auditors and reviewing with such accountants the plans for and the results and scope of their auditing engagement. The Compensation Committee reviews the performance and compensation of directors, executive officers and key employees and makes recommendations to the Board of Directors with respect thereto. The Compensation Committee also administers the Company's Amended and Restated 1992 Stock Option Plan (the "1992 Stock Option Plan").

COMPENSATION OF EXECUTIVE OFFICERS

    COMPENSATION

    The following table sets forth all compensation paid by the Company to its Chief Executive Officer and each of its executive officers as to whom the total annual salary and bonus for the year ended December 31, 1995, exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                                        LONG-TERM
                                                                                                      COMPENSATION
                                                                               ANNUAL COMPENSATION   ---------------
                                                                                                       SECURITIES
                                                                               --------------------    UNDERLYING
NAME AND PRINCIPAL POSITION                                                     SALARY      BONUS      OPTIONS(1)
- -----------------------------------------------------------------------------  ---------  ---------  ---------------
William A. Hagstrom
 Chairman of the Board, President and Chief Executive Officer................  $ 160,202  $  31,522        60,000
Socrates H. Choumbakos
 Vice President, Corporate Development, Chief Financial Officer and
 Secretary...................................................................    129,585     15,700        30,000
Mark G. Dimitroff
 Vice President and General Manager UroDiagnostics Group.....................    129,909     18,435        40,000
Robert W. Veltri, Ph.D.
 Vice President and General Manager UroSciences Group........................    126,404     15,431        30,000

- ------------------------------
(1) Represents shares issuable pursuant to options granted under the 1992 Stock Option Plan.

    The following table sets forth information concerning individual grants of stock options made during the year ended December 31, 1995, to each of the executive officers named in the Summary Compensation Table.

              OPTION GRANTS IN FISCAL YEAR ENDED DECEMBER 31, 1995

                                                          INDIVIDUAL GRANTS                       POTENTIAL REALIZABLE
                                      ----------------------------------------------------------    VALUE AT ASSUMED
                                        NUMBER OF                                                 ANNUAL RATES OF STOCK
                                       SECURITIES      % OF TOTAL                                  PRICE APPRECIATION
                                       UNDERLYING    OPTIONS GRANTED   EXERCISE OR                 FOR OPTION TERM(2)
                                         OPTIONS     TO EMPLOYEES IN   BASE PRICE    EXPIRATION   ---------------------
NAME                                   GRANTED(1)         1995          PER SHARE       DATE         5%         10%
- ------------------------------------  -------------  ---------------  -------------  -----------  ---------  ----------
William A. Hagstrom.................       60,000            14.9%      $    1.75      12/15/05   $ 774,600  $1,295,400
Socrates H. Choumbakos..............       30,000             7.4            1.75      12/15/05     387,300     647,700
Mark G. Dimitroff...................       40,000             9.9            1.75      12/15/05     516,400     863,600
Robert W. Veltri, Ph.D..............       30,000             7.4            1.75      12/15/05     387,300     647,700

- ------------------------------
(1) Represents shares issuable pursuant to options granted under the 1992 Stock Option Plan. Options vest 33 1/3% annually beginning December 29, 1996.

(2) Future value of grants assuming appreciation in market value of the Common Stock of 5% and 10% over the ten-year term of the options. The actual value realized may be greater or less than the potential realizable values set forth in the table. Solely for purposes of determining the value of options at December 31, 1995, the Company has assumed that the fair market value of the Common Stock issuable upon exercise of options was $9.00 per share, the assumed initial public offering price, since the Common Stock was not traded in an established market prior to the Offering.

    None of the executive officers named in the Summary Compensation Table exercised options in 1995. The following table sets forth information concerning the value of unexercised options held by such persons at December 31, 1995.

                       OPTION VALUES AT DECEMBER 31, 1995

                                                                  NUMBER OF
                                                            SECURITIES UNDERLYING        VALUE OF UNEXERCISED
                                                             UNEXERCISED OPTIONS        IN-THE-MONEY OPTIONS AT
                                                            AT DECEMBER 31, 1995         DECEMBER 31, 1995(1)
                                                         ---------------------------  ---------------------------
NAME                                                     EXERCISABLE  UNEXERCISABLE   EXERCISABLE  UNEXERCISABLE
- -------------------------------------------------------  -----------  --------------  -----------  --------------
William A. Hagstrom....................................      63,987        102,659     $ 527,893    $    786,937
Socrates H. Choumbakos.................................      75,080         42,120       646,210         317,490
Mark G. Dimitroff......................................      19,690         53,128       162,443         398,306
Robert W. Veltri, Ph.D.................................      26,580         47,720       219,285         363,690

- --------------------------
(1) The dollar values have been calculated by determining the difference between the fair market value of the securities underlying the options at December 31, 1995, and the exercise prices of the options. Solely for purposes of determining the value of options at December 31, 1995, the Company has assumed that the fair market value of the Common Stock issuable upon exercise of options was $9.00 per share, the assumed initial public offering price, since the Common Stock was not traded in an established market prior to the Offering.

    EMPLOYMENT AGREEMENTS

    Mr. Hagstrom entered into an employment agreement with the Company in January 1990. Under the terms of such agreement, Mr. Hagstrom serves as President and Chief Executive Officer. The term of the agreement is for one year, with automatic renewals indefinitely for further successive one-year periods unless terminated by either party. The Company may terminate the agreement upon Mr. Hagstrom's death or disability or for cause (as that term is defined therein). The Company may terminate the agreement at any time without cause, provided that the Company continues to pay Mr. Hagstrom at his then current base salary rate, on a monthly basis, for six months following the effective date of termination. Pursuant to the terms of the agreement, the Company may pay Mr. Hagstrom bonuses in such amounts as the Board of Directors in its sole discretion may determine.

    Messrs. Choumbakos and Dimitroff, Dr. Veltri and Ms. Ingerly each have entered into agreements with the Company regarding the respective terms of their employment. None of such agreements provide for fixed periods of employment. The agreement with Mr. Choumbakos provides for a current base salary of $134,820, subject to annual review, a bonus of up to 25% of his annual base salary and a severance obligation of six months upon termination without cause. The agreement with Mr. Dimitroff provides for a current base salary of $140,075, subject to annual review, and a bonus of up to 30% of his annual base salary. In April 1996, the Company's Board of Directors approved a severance obligation for Mr. Dimitroff of six months upon termination of employment without cause. The agreement with Dr. Veltri provides for a current base salary of $134,724, subject to annual review, a bonus of up to 25% of his annual base salary and a severance obligation of three months upon termination without cause. In April 1996, the Company's Board of Directors approved an increase in Dr. Veltri's bonus to up to 30% of his annual base salary and an increase in his severance obligation to six months upon termination of employment without cause. The agreement with Ms. Ingerly provides for a current base salary of $120,000, subject to annual review, a bonus of up to 30% of her annual base salary and a severance obligation of three months upon termination without cause.

    BONUS PLAN

    In 1991, the Company established a management incentive compensation program under which most full-time employees, including executive officers, are eligible to receive cash bonuses, subject to the Company achieving certain sales and operating income levels as well as achievement of individual performance criteria. Bonus levels are established for each individual, ranging from a minimum of up to $1,000 per employee to a maximum of up to 40% of annual salary. In February 1993, the Company paid $172,230 under the plan for the 1992 plan year, of which an aggregate of $102,254 was paid to the four executive officers named in the Summary Compensation Table. In March and April 1994, the Company paid a total of $279,863 under the plan for the 1993 plan year, of which an aggregate of $119,539 was paid to the four named executive officers. In April
1995, the Company paid a total of $251,932 under the plan for the 1994 plan year, of which an aggregate of $81,088 was paid to the four named executive officers. In April 1996, the Company paid a total of $399,529 under the plan for the 1995 year, of which an aggregate of $100,157 was paid to the four named executive officers.

COMPENSATION OF DIRECTORS

    Each director receives reimbursement for expenses related to attendance at Board meetings. Mr. Conrad, Mr. Herbert and Dr. Sherwood each receive $1,500 for each meeting of the Board of Directors attended.

1992 STOCK OPTION PLAN

    The Company's 1992 Stock Option Plan is administered by the Compensation Committee of the Board of Directors. Pursuant to the plan, options to acquire an aggregate of 1,400,000 shares of Common Stock may be granted to individuals who are employees, officers, directors or independent contractors performing services for the Company. As of May 10, 1996, options to purchase 1,001,594 shares of Common Stock were outstanding and 315,519 shares remained reserved for grants of options under the plan.

    The 1992 Stock Option Plan authorizes the Board of Directors to issue options intended to qualify as incentive stock options ("ISOs"), as defined in
Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), and stock options that are not intended to conform to the requirements of such Code section ("non-qualified options"). The exercise price of each ISO may not be less than the fair market value of the Common Stock at the time of grant, and, in the case of a grant to an employee who owns 10% or more of the outstanding voting stock of the Company (a "10% Stockholder"), the exercise price may not be less than 110% of the fair market value on the date of grant. The exercise price of each non-qualified option granted under the plan may not be less than the fair market value of the Common Stock on the date of grant. Options granted under the plan may not be exercised after the tenth anniversary (or the fifth anniversary in the case of an option granted to a 10% Stockholder) of their grant.

                              CERTAIN TRANSACTIONS

    The Company paid consulting fees to Dr. Paul A. Brown, a director of the Company, for consultation on business and scientific matters totaling $36,000 for each of 1993, 1994 and 1995.

    In October 1993, in connection with the private placement of approximately $1.0 million aggregate principal amount of 8% convertible promissory notes, the Company sold an aggregate principal amount of approximately $412,000, $89,000, $100,000, $100,000, $71,000 and $121,000 of such notes to affiliates of Dillon, Read & Co., affiliates of Gateway Associates, ML Oklahoma Venture Partners, Limited Partnership, Advent International Group, WestMed Venture Partners and The Woodlands Venture Fund, L.P., respectively, each of which is a principal stockholder of the Company. Don E. Spyrison, a director of the Company, is an affiliate of The Woodlands Venture Fund, L.P. Joe D. Tippens, a director of the Company, is a limited partner of the general partner, and a consultant to the management company, of ML Oklahoma Venture Partners, Limited Partnership.

    In March and April 1994, the Company sold at $4.30 per share 490,092, 58,592, 24,092, 21,458, 61,086 and 75,283 shares of Series D Preferred Stock to affiliates of Dillon, Read & Co., The Woodlands Venture Fund, L.P., ML Oklahoma Venture Partners, Limited Partnership, affiliates of Gateway Associates, Advent International Group and WestMed Venture Partners, respectively, each of which is a principal stockholder of the Company. Don E. Spyrison, a director of the Company, is an affiliate of The Woodlands Venture Fund, L.P. Joe D. Tippens, a director of the Company, is a limited partner of the general partner, and a consultant to the management company, of ML Oklahoma Venture Partners, Limited Partnership.

    In June 1995, the Company sold at $5.00 per share 270,130,  60,000,   45,000
and 200,000 shares of Series E or EG Preferred Stock and related warrants to purchase at $5.00 per share an aggregate of 164,664 shares of Common Stock to affiliates of Dillon, Read & Co., an affiliate of Gateway Associates, WestMed Venture Partners and Kummell Investments Limited, respectively, each of which is a principal stockholder of the Company.

          SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

    The following table sets forth information as of May 1, 1996 (adjusted to give effect to the automatic conversion of all outstanding shares of Preferred Stock, Class A Stock and Class B Stock into Common Stock immediately prior to the closing of the Offering), and as adjusted to reflect the sale of the Common Stock offered pursuant to the Offering (assuming no exercise of the Underwriters' over-allotment option), with respect to the beneficial ownership of Common Stock by each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, by each director and executive officer of the Company and by all directors and executive officers of the Company as a group.

                                                                                       BENEFICIAL OWNERSHIP (1)
                                                                                 -------------------------------------
                                                                                               PRIOR TO       AFTER
                               BENEFICIAL OWNER                                   SHARES(2)    OFFERING     OFFERING
- -------------------------------------------------------------------------------  -----------  -----------  -----------
Concord Partners II, L.P. affiliates (3).......................................    2,387,208        35.8%        25.2%
The Woodlands Venture Fund, L.P. (4)...........................................      536,148         8.1          5.7
  Martin P. Sutter (4).........................................................      536,148         8.1          5.7
Kummell Investments Limited (5)................................................      530,698         8.0          5.6
ML Oklahoma Venture Partners, Limited Partnership (6)..........................      509,174         7.7          5.4
Advent International Group (7).................................................      438,931         6.7          4.7
Gateway Associates affiliates (8)..............................................      437,335         6.6          4.6
WestMed Venture Partners (9)...................................................      410,977         6.2          4.4
Paul A. Brown, M.D.............................................................      --           --           --
Herbert J. Conrad (10).........................................................        6,250       *            *
Michael E. Herbert (11)........................................................        3,125       *            *
Louis M. Sherwood, M.D. (12)...................................................        6,250       *            *
Don E. Spyrison (4)............................................................      548,648         8.3          5.8
Joe D. Tippens (6).............................................................      509,174         7.7          5.4
William A. Hagstrom (13).......................................................      277,279         4.2          2.9
Socrates H. Choumbakos (14)....................................................      109,080         1.6          1.2
Mark G. Dimitroff (15).........................................................      101,734         1.6          1.1
Robert W. Veltri, Ph.D. (16)...................................................      100,414         1.5          1.1
All executive officers and directors as a group
 (12 persons) (17).............................................................    1,682,704        24.6         17.5

- --------------------------
*   Less than 1%.

(1) Unless otherwise noted, the Company believes that each person named in the table has sole voting and investment power with respect to all shares beneficially owned by such person.

(2) Each beneficial owner's percentage ownership is determined by assuming that options, warrants and other convertible securities that are held by such person (but not those held by any other person) and are exercisable or convertible within 60 days have been exercised or converted. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days upon the exercise of options or warrants or conversion of convertible securities. Percentage of ownership is based on 6,565,248 shares of Common Stock outstanding before the Offering and 9,365,248 shares of Common Stock outstanding after the Offering.

(3) Includes 1,680,528 shares held by Concord Partners II, L.P., which include 86,527 shares issuable upon the exercise of certain stock purchase warrants, and 369,700 shares held by Concord Partners Japan, Limited, which include 5,170 shares issuable upon the exercise of certain stock purchase warrants, each of which is a private venture capital fund managed by Dillon, Read & Co. Inc. ("Dillon Read"). Also includes 28,290 shares held by Lexington Partners III, L.P., and 13,143 shares held by Lexington Partners IV, L.P., which include 800 shares issuable upon the exercise of certain stock purchase warrants, each of which is a private investment fund, for certain Dillon Read affiliated persons, managed by Dillon Read, and 295,547 shares held by Dillon Read as agent for certain affiliated persons of which 13,226 shares are issuable upon the exercise of certain stock purchase warrants. The address of such beneficial owners is 535 Madison Avenue, New York, New York 10022.

(4) The Woodlands Venture Partners, L.P. is the general partner of The Woodlands Venture Fund, L.P. Martin P. Sutter and Don E. Spyrison are the general partners of The Woodlands Venture Partners, L.P. Because of these relationships, The Woodlands Venture Partners, L.P., Martin P. Sutter and Don E. Spyrison may be deemed to be the beneficial owners of the 536,148 shares held by The Woodlands Venture Fund, L.P. set forth in the table. Such shares include an aggregate of 39,244 shares of Common Stock issuable upon exercise of certain stock purchase warrants. Messrs. Sutter and Spyrison disclaim such beneficial ownership. The address of such beneficial owners is 2170 Buckthorne Place, Suite 170, The Woodlands, Texas 77380.

(5) The beneficial owner's shares set forth in the table include 40,000 shares of Common Stock issuable upon exercise of certain stock purchase warrants. The address of such beneficial owner is Suite 922 C, Europort, Gibraltar (via London).

(6) The beneficial owner's shares set forth in the table include 12,539 shares of Common Stock issuable upon the exercise of certain stock purchase warrants. The address of such beneficial owner is Meridian Tower, 5100 East Skelly Drive, Suite 1060, Tulsa, Oklahoma 74135. Mr. Tippens is a limited partner of the general partner of ML Oklahoma Venture Partners, Limited Partnership ("ML Oklahoma"), and a consultant to MLVC Inc., the management company to ML Oklahoma, and may be deemed to be the beneficial owner of the 509,174 shares held by ML Oklahoma set forth in the table. Mr. Tippens disclaims beneficial ownership of such shares.

(7) The affiliates of Advent International Group whose shares are set forth in the table include Rovent Limited Partnership, Advent International Technology Fund Limited Partnership, Advent International Investors Limited Partnership, Advent Omnibus Limited Partnership and Advent S.B.P.E. Limited Partnership. Such shares include an aggregate of 34,688 shares of Common Stock issuable upon the exercise of certain stock purchase warrants. The address of such beneficial owners is 101 Federal Street, 5th Floor, Boston, Massachusetts 02110.

(8) The affiliates of Gateway Associates whose shares are set forth in the table include Gateway Venture Partners II, L.P. and Gateway Partners L.P. Such shares include an aggregate of 47,168 shares of Common Stock issuable upon the exercise of certain stock purchase warrants. The address of such beneficial owners is 8000 Maryland Avenue, Suite 1190, St. Louis, Missouri 63105.

(9) The beneficial owner's shares set forth in the table include an aggregate of 25,995 shares of Common Stock issuable upon the exercise of certain stock purchase warrants. The address of such beneficial owner is 200 Liberty Street, 39th Floor, New York, New York 10281.

(10) The beneficial owner's shares set forth in the table include 6,250 shares of Common Stock issuable upon the exercise of certain stock options.

(11) The beneficial owner's shares set forth in the table include 3,125 shares of Common Stock issuable upon the exercise of certain stock options.

(12) The beneficial owner's shares set forth in the table include 6,250 shares of Common Stock issuable upon the exercise of certain stock options.

(13) The beneficial owner's shares set forth in the table include 63,987 shares of Common Stock issuable upon the exercise of certain stock options.

(14) The beneficial owner's shares set forth in the table include 75,080 shares of Common Stock issuable upon the exercise of certain stock options.

(15) The beneficial owner's shares set forth in the table include 19,690 shares of Common Stock issuable upon the exercise of certain stock options.

(16) The beneficial owner's shares set forth in the table include 26,580 shares of Common Stock issuable upon the exercise of certain stock options.

(17) See notes (4), (6) and (10) through (16) to this table. The beneficial owners' shares set forth in this table include an aggregate of 273,495 shares of Common Stock issuable upon the exercise of certain stock options and warrants.

                          DESCRIPTION OF CAPITAL STOCK

    The following summary of certain provisions of the capital stock of UroCor does not purport to be complete and is subject to, and qualified in its entirety by, the Restated Certificate of Incorporation and the By-laws which are included as exhibits to the registration statement of which this Prospectus forms a part and by the provisions of applicable law.

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

    The Company has an authorized capitalization of 26,579,759 shares of capital stock consisting of 6,000,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock"), 20,000,000 shares of Common Stock, 513,093 shares of Class A Stock, par value $.01 per share ("Class A Stock"), and 66,666 shares of Class B Stock, par value $.01 per share ("Class B Stock"). As of the date of this Prospectus (and giving effect to the automatic conversion of all outstanding shares of Preferred Stock, Class A Stock and Class B Stock into shares of Common Stock immediately prior to the closing of the Offering), 6,565,248 shares of Common Stock were issued and outstanding and held by 50 stockholders of record, and no shares of Preferred Stock, Class A Stock or Class B Stock were outstanding. A total of 1,400,000 shares of Common Stock has been reserved for grants of options under the 1992 Stock Option Plan. As of the date hereof, an aggregate of 1,487,904 shares of Common Stock were reserved for issuance upon exercise of options granted under the 1992 Stock Option Plan and for issuance upon exercise of outstanding warrants.

    The holders of the Common Stock are entitled to one vote per share in the election of directors and in all matters on which stockholders are entitled or permitted to vote. Such holders are not entitled to vote cumulatively for the election of directors. Holders of Common Stock have no redemption, conversion, preemptive or other subscription rights. In the event of the liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all of the assets of the Company remaining, if any, after satisfaction of the debts and liabilities of the Company and the preferential rights of the holders of the Preferred Stock, if any, then outstanding. The outstanding shares of Common Stock are, and the shares of Common Stock offered pursuant to the Offering will be, upon payment therefor as contemplated herein, validly issued, fully paid and nonassessable.

    At present, there is no active trading market for the Common Stock. The Common Stock has been approved for listing on the Nasdaq National Market under the symbol "UCOR". See "Risk Factors -- Absence of Prior Public Market; Determination of Offering Price; Possible Volatility of Stock Price".

    Certain of the Company's existing stockholders have certain rights with respect to the registration under the Securities Act of an aggregate of 5,886,601 shares of Common Stock (the "Registrable Shares"). In general, such stockholders may demand on up to two occasions that the Company register the sale of their shares of Common Stock. Each holder of Registrable Shares also has piggy-back registration rights, subject to certain limitations, in the event the Company proposes to register the sale of any shares of Common Stock or any other securities of the Company for its own account or for the account of its stockholders. The Company is obligated to bear all of the expenses in connection with the registration of the Registrable Shares, except underwriting commissions and discounts. Any sales of Registrable Shares will be subject to the 180-day lock-up described under "Shares Eligible for Future Sale" and "Underwriting".

CERTAIN ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE RESTATED CERTIFICATE OF INCORPORATION, BY-LAWS AND DELAWARE GENERAL CORPORATION LAW

    The Restated Certificate of Incorporation and By-laws contain certain provisions that could make more difficult the acquisition of the Company by means of a tender or exchange offer, a proxy contest or otherwise. The description of such provisions set forth below is intended only as a summary and is qualified in its entirety by reference to the Restated Certificate of Incorporation and the By-laws, each of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. See "Risk Factors
- -- Control by Existing Stockholders; Possible Anti-Takeover Effects".

    CLASSIFIED BOARD OF DIRECTORS. The classification of directors will have the effect of making it difficult for stockholders to change the composition of the Board of Directors. At least two annual meetings of stockholders generally will be required to effect a change in the majority of the Board of Directors. Such a delay may help ensure that the Company's directors, if confronted by a stockholder attempting to force a proxy contest, a tender or exchange offer or an extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interests of the stockholders. The classification provisions will apply to every election of directors, however, regardless of whether a change in the composition of the Board of Directors would be beneficial to the Company and its stockholders and whether a majority of the Company's stockholders believes that such a change would be desirable.

    The classification provisions also could have the effect of discouraging a third party from initiating a proxy contest, making a tender or exchange offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. These provisions could thus increase the likelihood that incumbent directors will retain their positions. In addition, the classification provisions may discourage accumulations of large blocks of the Common Stock by purchasers whose objective is to take control of the Company and remove a majority of the Board of Directors, and thus could tend to reduce the likelihood of fluctuations in the market price of the Common Stock that might result from accumulations of large blocks for such purpose. Accordingly, stockholders could be deprived of certain opportunities to sell their shares of Common Stock at a higher market price than might otherwise be the case.

    PREFERRED STOCK. The Restated Certificate of Incorporation authorizes the Board of Directors to establish one or more series of Preferred Stock and to determine, with respect to any series of Preferred Stock, the terms and rights of such series. The Company believes that the ability of the Board of Directors to issue one or more series of Preferred Stock will provide the Company with flexibility in structuring possible future financing and acquisitions and in meeting other corporate needs that may arise. The authorized shares of Preferred Stock, as well as shares of Common Stock, will be available for issuance without further action by the Company's stockholders, unless such action is required by applicable laws or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded.

    Although the Board of Directors has no intention at the present time of doing so, it could issue a series of Preferred Stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The Board of Directors will make any determination to issue such shares based on its judgment as to the best interests of the Company and its stockholders. The Board of Directors, in so acting, could issue
Preferred Stock having terms that could discourage an acquisition attempt through which an acquiror may be otherwise able to change the composition of the Board of Directors, including a tender or exchange offer or other transaction that some, or a majority, of the Company's stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock.

    SPECIAL MEETING OF STOCKHOLDERS. The By-laws provide that special meetings of stockholders may be called only by the President or the Board of Directors. Such provisions, together with the other anti-takeover provisions described herein, also could have the effect of discouraging a third party from initiating a proxy contest, making a tender or exchange offer or otherwise attempting to obtain control of the Company.

    NOTICE PROCEDURES. The By-laws provide that stockholder election of directors may be conducted only at annual meetings of stockholders and establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as director. These procedures provide that notice of such stockholder proposals must be timely given in writing to the Secretary of the Company prior to the annual meeting. Generally, to be timely, notice must be received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to an annual meeting. The notice must contain certain information specified in the By-laws.

    DELAWARE ANTI-TAKEOVER LAW. Under Section 203 of the Delaware General Corporation Law (the "Delaware anti-takeover law"), certain "business combinations" between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 stockholders and an "interested stockholder" are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless (i) the corporation has elected in its certificate of incorporation or bylaws not to be governed by the Delaware anti-takeover law (the Company has not made such an election), (ii) either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder was approved by the board of directors of the corporation before the other party to the business combination became an interested stockholder, (iii) upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee stock plans in which the employees do not have a right to determine confidentially whether to tender or vote stock held by the plan), or (iv) on or subsequent to the date the stockholder became an "interested stockholder", the business combination was approved by the board of directors of the corporation and ratified by 66 2/3% of the voting stock which the interested stockholder did not own. The three-year prohibition does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as a stockholder who becomes the beneficial owner of 15% or more of a Delaware corporation's voting stock. Section 203 could have the effect of delaying, deferring or preventing a change in control of the Company.

LIMITATION ON DIRECTORS' LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Restated Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. The Company is required to indemnify any director who, as the result of his acting as a director of the Company, was or is a party or is threatened to be made a party to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative, to the full extent permitted by Delaware law.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company, New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to the Offering, there has been no public market for the Common Stock, and no prediction can be made as to the effect, if any, that the sale of shares or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices and the ability of the Company to raise equity capital in the future. See "Underwriting".

    Upon consummation of the Offering, the Company will have outstanding 9,365,248 shares of Common Stock (assuming no exercise of the Underwriters' over-allotment option). The 2,800,000 shares of Common Stock sold in this Offering will be freely tradeable within the public market without restriction or further registration under the Securities Act, except for any shares purchased by "affiliates" of the Company, as that term is defined in Rule 144 ("Rule 144") promulgated under the Securities Act. The remaining 6,565,248 outstanding shares of Common Stock are deemed to be "restricted securities" within the meaning of Rule 144 and may be publicly resold only if registered under the Securities Act or sold in accordance with an eligible exemption from registration, such as Rule 144.

    The Company, its executive officers and directors and certain stockholders of the Company have agreed that, for a period of 180 days after the date of this Prospectus, they will not, directly or indirectly, offer, sell, contract to sell, grant any option to sell or otherwise dispose of, directly or indirectly, any shares of Common Stock or securities convertible into or exchangeable for, or any rights to purchase or acquire, Common Stock, without the prior written consent of Montgomery Securities. Montgomery Securities, in its sole discretion and at any time without notice, may release all or any portion of the securities subject to the 180-day lock-up agreement.

    Of the 6,565,248 shares of Common Stock held by existing stockholders of the Company, (i) approximately 214,000 will be eligible for sale in the public market immediately following the Offering and (ii) an additional approximately 5,506,000 shares will be eligible for resale in the public market immediately following the expiration of the 180-day lock-up described above, of which approximately 1,539,000 shares are subject to certain volume and other restrictions under Rule 144.

    The 6,565,248 shares of Common Stock originally issued and sold by the Company in private transactions in reliance upon exemptions from registration under the Securities Act and held by stockholders upon consummation of the Offering are "restricted securities" as that term is defined in Rule 144 and may be sold in the public market only if registered or if exempt from registration under the Securities Act.

    In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated), including an affiliate of the Company, who beneficially owns "restricted securities" acquired from the Company or an affiliate of the Company at least two years prior to the sale is entitled to sell within any three-month period the number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock (approximately 93,652 shares based on the number of shares outstanding immediately upon completion of the Offering, assuming no exercise of the Underwriters' over-allotment option) and (ii) the average weekly reported trading volume of the Common Stock during the four calendar weeks immediately preceding the date on which notice of such sale is filed with the Securities and Exchange Commission (the "Commission"), provided that certain manner of sale and notice requirements and requirements as to availability of current public information concerning the Company are satisfied (which requirements as to the availability of current public information are expected to be satisfied commencing 90 days after the date of this Prospectus). Under Rule 144(k), a person who has not been an affiliate for the Company for a period of three months preceding a sale of securities by him, and who beneficially owns such "restricted securities" acquired from the Company or an affiliate of the Company at least three years prior to such sale, would be entitled to sell such shares without regard to volume limitations, manner of sale provisions, notification requirements or requirements as to the availability of current public information concerning the Company. Shares held by persons who are deemed to be affiliates of the Company, including any shares acquired by affiliates in the Offering, are subject to such volume limitations, manner of sale provisions, notification requirements and requirements as to availability of current public information concerning the Company, regardless of how long the shares have been owned or how they were acquired and, in addition, the sale of any "restricted securities" beneficially owned by affiliates is subject to the two-year holding period requirement. As defined in Rule 144, an "affiliate" of an issuer is a person that directly or indirectly through the use of one or more intermediaries controls, or is controlled by or is under common control with, such issuer.

    Any employee, officer or director of, or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permit non-affiliates to sell their Rule 701 shares without complying with the public information, holding period, volume limitation or notice provisions of Rule 144, and which permit affiliates to sell their Rule 701 shares without complying with the Rule 144 holding period restrictions, in each case commencing 90 days after the date of this Prospectus.

    The Company intends to file a registration statement on Form S-8 under the Securities Act to register shares of Common Stock reserved for issuance under the 1992 Stock Option Plan, thus permitting the resale of such shares by non-affiliates in the public market without restrictions under the Securities Act. Such registration statement is expected to become effective shortly after the expiration of the 180-day lock-up described above. As of the date of this Prospectus, options to purchase 1,001,594 shares of Common Stock were outstanding, of which options to purchase 358,180 shares of Common Stock were vested. Of those vested, 239,430 shares are subject to the 180-day lock-up, and, therefore, 118,750 shares of Common Stock will be available for sale after the effective date of the registration statement on Form S-8 upon the exercise of options.

    As of the date of this Prospectus, warrants to purchase an aggregate of 486,310 shares of Common Stock were outstanding, of which 344,734 shares are subject to the 180-day lock-up.

    See "Description of Capital Stock" for information regarding certain rights to require the Company to register shares of Common Stock.

                                  UNDERWRITING

    The Underwriters named below, represented by Montgomery Securities and Volpe, Welty & Company (the "Representatives"), have severally agreed, subject to the terms and conditions set forth in the Underwriting Agreement, to purchase from the Company the number of shares of Common Stock indicated below opposite their respective names at the initial public offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, and that the Underwriters are committed to purchase all of the shares if they purchase any.

                                                                                    NUMBER OF
UNDERWRITER                                                                          SHARES
- ---------------------------------------------------------------------------------  -----------
Montgomery Securities............................................................
Volpe, Welty & Company...........................................................

                                                                                   -----------
    Total........................................................................    2,800,000
                                                                                   -----------
                                                                                   -----------

    The Representatives have advised the Company that the Underwriters propose initially to offer the Common Stock to the public on the terms set forth on the cover page of this Prospectus. The Underwriters may allow to selected dealers a concession of not more than $ per share; and the Underwriters may allow, and such dealers may reallow, a concession of not more than $ per share to certain other dealers. After the Offering, the offering price and other selling terms may be changed by the Representatives. The Common Stock is offered subject to receipt and acceptance by the Underwriters, and to certain other conditions, including the right to reject orders in whole or in part.

    The Company has granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to a maximum of 420,000 additional shares of Common Stock to cover over-allotments, if any, at the same price per share as the initial shares to be purchased by the Underwriters. To the extent that the Underwriters exercise this option, the Underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may purchase such shares only to cover over-allotments made in connection with the Offering.

    The Underwriting Agreement provides that the Company will indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof.

    The Company, its directors and executive officers and certain other stockholders of the Company have agreed that for a period of 180 days after the date of this Prospectus, they will not, directly or indirectly, offer, sell, contract to sell, grant any option to sell or otherwise dispose of, directly or indirectly, any shares of Common Stock or securities convertible into or exchangeable for, or any rights to purchase or acquire, Common Stock without the prior written consent of Montgomery Securities. Montgomery Securities may, in its sole discretion and at any time without prior notice, release all or any portion of the shares of Common Stock subject to the lock-up agreements.

    In August 1995, UroCor paid Montgomery Securities $75,000 for certain financial advisory services.

    The Representatives have informed the Company that the Underwriters do not expect to make sales of Common Stock offered by this Prospectus to accounts over which they exercise discretionary authority in excess of 5% of the Offering.

    Prior to the Offering, there has been no public market for the Common Stock. Consequently, the initial public offering price will be determined by negotiations between the Company and the Representatives. Among the factors to be considered in such negotiations will be the history of, and the prospects for, the Company and the industry in which it competes, an assessment of the Company's management, the Company's past and present operations, its past and present earnings and the trend of such earnings, the prospects for future earnings of the Company, the present state of the Company's development, the general condition of the securities markets at the time of the Offering and the market price of and demand for publicly-traded common stocks of comparable companies in recent periods. The estimated initial public offering price range set forth on the cover page of this Prospectus is subject to change as a result of market conditions and other factors.

    The Common Stock has been approved for listing on the Nasdaq National Market under the symbol "UCOR".

                                 LEGAL MATTERS

    The legality of the Common Stock offered hereby will be passed upon for UroCor by Fulbright & Jaworski L.L.P., Houston, Texas. Certain legal matters for the Underwriters will be passed upon by Cooley Godward Castro Huddleson & Tatum, Menlo Park, California.

                                    EXPERTS

    The financial statements and schedule of the Company included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                             AVAILABLE INFORMATION

    UroCor has filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the Common Stock offered by this Prospectus. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information contained in the Registration Statement and in the exhibits and schedules thereto, certain portions of which are omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered by this Prospectus, reference is made to the Registration Statement, including the exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is hereby made to the copy of such contract or other documents filed as an exhibit to the Registration Statement, each statement being qualified in all respects by such reference.

    The Registration Statement and the exhibits and schedules thereto may be inspected, without charge, and copies may be obtained at prescribed rates at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission at Northwestern Atrium Center, 500 West Madison Street, 14th Floor, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048.

    Prior to the Offering, UroCor has not been subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. The Company intends to furnish its stockholders with annual reports containing audited financial statements reported on by independent public accountants following the end of each fiscal year and such interim reports as it may determine to be necessary or desirable.

                              FINANCIAL STATEMENTS
                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                -----

Report of Independent Public Accountants...................................................................         F-2

Balance Sheets.............................................................................................         F-3

Statements of Operations...................................................................................         F-4

Statements of Stockholders' Equity.........................................................................         F-5

Statements of Cash Flows...................................................................................         F-6

Notes to Financial Statements..............................................................................         F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
UroCor, Inc.:

    We have audited the accompanying balance sheets of UroCor, Inc. (a Delaware corporation) as of December 31, 1994 and 1995, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of UroCor, Inc. as of December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

Oklahoma City, Oklahoma                   ARTHUR ANDERSEN LLP
March 29, 1996

                                  UROCOR, INC.
                                 BALANCE SHEETS
                                     ASSETS

                                                                                                          MARCH 31,
                                                                                                        --------------
                                                                                                             1995
                                                                                 DECEMBER 31,           --------------
                                                                        ------------------------------
                                                                             1994            1995        (UNAUDITED)
                                                                        --------------  --------------
CURRENT ASSETS:
  Cash and cash equivalents...........................................  $    1,822,924  $    3,125,296  $    1,459,589
  Accounts receivable, net of allowance for doubtful accounts of
   $670,845 and $982,046 at December 31, 1994 and 1995 and $756,163
   and $822,044 at March 31, 1995 and 1996............................       2,460,109       4,405,100       3,008,235
  Prepaid expenses....................................................         279,048         421,648         330,868
  Laboratory supplies, at average cost................................         323,333         234,145         254,491
  Other current assets................................................          39,961         119,862          63,314
                                                                        --------------  --------------  --------------
    Total current assets..............................................       4,925,375       8,306,051       5,116,497
                                                                        --------------  --------------  --------------
PROPERTY AND EQUIPMENT, net...........................................       1,967,039       2,443,737       1,892,351
INTANGIBLE AND OTHER ASSETS, net......................................       1,053,749       1,743,722       1,034,742
                                                                        --------------  --------------  --------------
    Total assets......................................................  $    7,946,163  $   12,493,510  $    8,043,590
                                                                        --------------  --------------  --------------
                                                                        --------------  --------------  --------------
                                 LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable....................................................         386,482         487,731         296,314
  Accrued compensation................................................         684,814         873,590         568,474
  Other accrued liabilities...........................................         337,839         180,620         313,031
  Current installments of obligations under capital leases............         605,330         860,088         650,028
                                                                        --------------  --------------  --------------
    Total current liabilities.........................................       2,014,465       2,402,029       1,827,847
COMMITMENTS AND CONTINGENCIES (Note 7)................................        --              --              --
LINE OF CREDIT........................................................       1,000,000         700,000       1,250,000
OBLIGATIONS UNDER CAPITAL LEASES, net of current installments.........       1,063,004         966,485         996,833
                                                                        --------------  --------------  --------------
    Total liabilities.................................................       4,077,469       4,068,514       4,074,680
                                                                        --------------  --------------  --------------
STOCKHOLDERS' EQUITY:
  Convertible preferred stock, $.01 par value -- authorized 9,177,357 shares at December 31, 1994 and March 31, 1995, 10,132,791 shares at December 31, 1995 and 6,000,000 shares at March 31, 1996 issued in series; 4,883,075 shares outstanding at December 31, 1994 and
   March 31, 1995 and 5,706,395 shares outstanding at December 31,
   1995 and March 31, 1996............................................          48,831          57,064          48,831
  Class A stock, $.01 par value -- authorized 590,674 shares in 1994 and 1995 and 513,093 shares at March 31, 1996; 513,093 shares
   issued and outstanding.............................................           5,131           5,131           5,131
  Class B stock, $.01 par value -- authorized, issued and outstanding
   66,666 shares......................................................             667             667             667
  Common stock, $.01 par value, authorized 8,000,000 shares at
   December 31, 1994 and March 31, 1995, 8,700,000 shares at December
   31, 1995 and 20,000,000 shares at March 31, 1996; no shares issued and outstanding in 1994; 69,188 issued and outstanding at December
   31, 1995 and 22,687 and 81,688 issued and outstanding at March 31,
   1995 and 1996......................................................        --                   692             227
  Additional paid-in capital..........................................      18,701,314      22,716,005      18,709,028
  Accumulated deficit.................................................     (14,887,249)    (14,354,563)    (14,794,974)
                                                                        --------------  --------------  --------------
    Total stockholders' equity........................................       3,868,694       8,424,996       3,968,910
                                                                        --------------  --------------  --------------
    Total liabilities and stockholders' equity........................  $    7,946,163  $   12,493,510  $    8,043,590
                                                                        --------------  --------------  --------------
                                                                        --------------  --------------  --------------


                                                                             1996
                                                                        --------------

CURRENT ASSETS:
  Cash and cash equivalents...........................................  $    1,300,846
  Accounts receivable, net of allowance for doubtful accounts of
   $670,845 and $982,046 at December 31, 1994 and 1995 and $756,163
   and $822,044 at March 31, 1995 and 1996............................       4,981,790
  Prepaid expenses....................................................         619,049
  Laboratory supplies, at average cost................................         422,248
  Other current assets................................................         144,804
                                                                        --------------
    Total current assets..............................................       7,468,737
                                                                        --------------
PROPERTY AND EQUIPMENT, net...........................................       2,727,091
INTANGIBLE AND OTHER ASSETS, net......................................       1,838,442
                                                                        --------------
    Total assets......................................................  $   12,034,270
                                                                        --------------
                                                                        --------------
                                 LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable....................................................         425,439
  Accrued compensation................................................         747,667
  Other accrued liabilities...........................................         379,644
  Current installments of obligations under capital leases............         829,622
                                                                        --------------
    Total current liabilities.........................................       2,382,372
COMMITMENTS AND CONTINGENCIES (Note 7)................................        --
LINE OF CREDIT........................................................        --
OBLIGATIONS UNDER CAPITAL LEASES, net of current installments.........         950,238
                                                                        --------------
    Total liabilities.................................................       3,332,610
                                                                        --------------
STOCKHOLDERS' EQUITY:
  Convertible preferred stock, $.01 par value -- authorized 9,177,357 shares at December 31, 1994 and March 31, 1995, 10,132,791 shares at December 31, 1995 and 6,000,000 shares at March 31, 1996 issued in series; 4,883,075 shares outstanding at December 31, 1994 and
   March 31, 1995 and 5,706,395 shares outstanding at December 31,
   1995 and March 31, 1996............................................          57,064
  Class A stock, $.01 par value -- authorized 590,674 shares in 1994 and 1995 and 513,093 shares at March 31, 1996; 513,093 shares
   issued and outstanding.............................................           5,131
  Class B stock, $.01 par value -- authorized, issued and outstanding
   66,666 shares......................................................             667
  Common stock, $.01 par value, authorized 8,000,000 shares at
   December 31, 1994 and March 31, 1995, 8,700,000 shares at December
   31, 1995 and 20,000,000 shares at March 31, 1996; no shares issued and outstanding in 1994; 69,188 issued and outstanding at December
   31, 1995 and 22,687 and 81,688 issued and outstanding at March 31,
   1995 and 1996......................................................             817
  Additional paid-in capital..........................................      22,761,905
  Accumulated deficit.................................................     (14,123,924)
                                                                        --------------
    Total stockholders' equity........................................       8,701,660
                                                                        --------------
    Total liabilities and stockholders' equity........................  $   12,034,270
                                                                        --------------
                                                                        --------------

      The accompanying notes are an integral part of these balance sheets.

                                  UROCOR, INC.
                            STATEMENTS OF OPERATIONS

                                                                                                             THREE MONTHS
                                                                                                                ENDED
                                                                                                              MARCH 31,
                                                                                                             ------------
                                                                                                                 1995
                                                                        YEAR ENDED DECEMBER 31,              ------------
                                                             ----------------------------------------------
                                                                  1993            1994            1995       (UNAUDITED)
                                                             --------------  --------------  --------------
REVENUE....................................................  $    9,348,498  $   14,531,008  $   19,758,170  $  4,618,955
                                                             --------------  --------------  --------------  ------------
OPERATING EXPENSES:
  Direct cost of services and products.....................       3,893,380       5,891,487       7,353,676     1,658,302
  Selling, general and administrative expenses.............       6,308,134       8,764,598       9,423,216     2,254,735
  Research and development.................................       1,252,009       1,969,076       2,267,102       558,264
                                                             --------------  --------------  --------------  ------------
    Total operating expenses...............................      11,453,523      16,625,161      19,043,994     4,471,301
                                                             --------------  --------------  --------------  ------------
  Income (loss) from operations............................      (2,105,025)     (2,094,153)        714,176       147,654
OTHER INCOME (EXPENSE):
  Interest income..........................................          45,161         103,992         108,983        15,637
  Interest expense.........................................        (108,549)       (307,239)       (290,473)      (71,018)
                                                             --------------  --------------  --------------  ------------
    Total other income (expense)...........................         (63,388)       (203,247)       (181,490)      (55,381)
                                                             --------------  --------------  --------------  ------------
Income (loss) before income taxes..........................      (2,168,413)     (2,297,400)        532,686        92,273
Income taxes (benefit).....................................        --              --              --             --
                                                             --------------  --------------  --------------  ------------
NET INCOME (LOSS)..........................................  $   (2,168,413) $   (2,297,400) $      532,686  $     92,273
                                                             --------------  --------------  --------------  ------------
                                                             --------------  --------------  --------------  ------------
NET INCOME (LOSS) PER SHARE................................  $         (.41) $         (.38) $          .07  $        .01
                                                             --------------  --------------  --------------  ------------
                                                             --------------  --------------  --------------  ------------
SHARES USED IN COMPUTING NET INCOME (LOSS) PER SHARE.......       5,232,636       6,104,035       7,295,548     6,587,933
                                                             --------------  --------------  --------------  ------------
                                                             --------------  --------------  --------------  ------------


                                                                 1996
                                                             ------------

REVENUE....................................................  $  5,907,549
                                                             ------------
OPERATING EXPENSES:
  Direct cost of services and products.....................     2,138,043
  Selling, general and administrative expenses.............     2,861,877
  Research and development.................................       643,772
                                                             ------------
    Total operating expenses...............................     5,643,692
                                                             ------------
  Income (loss) from operations............................       263,857
OTHER INCOME (EXPENSE):
  Interest income..........................................        23,288
  Interest expense.........................................       (56,506)
                                                             ------------
    Total other income (expense)...........................       (33,218)
                                                             ------------
Income (loss) before income taxes..........................       230,639
Income taxes (benefit).....................................       --
                                                             ------------
NET INCOME (LOSS)..........................................  $    230,639
                                                             ------------
                                                             ------------
NET INCOME (LOSS) PER SHARE................................  $        .03
                                                             ------------
                                                             ------------
SHARES USED IN COMPUTING NET INCOME (LOSS) PER SHARE.......     7,522,946
                                                             ------------
                                                             ------------

   The accompanying notes are an integral part of these financial statements.

                                  UROCOR, INC.
                       STATEMENTS OF STOCKHOLDERS' EQUITY

                              CONVERTIBLE PREFERRED
                                      STOCK
                               -- ISSUED IN SERIES        CLASS A STOCK             CLASS B STOCK                COMMON STOCK
                              ----------------------  ----------------------  --------------------------  --------------------------
                               SHARES     PAR VALUE    SHARES     PAR VALUE     SHARES       PAR VALUE      SHARES       PAR VALUE
                              ---------  -----------  ---------  -----------  -----------  -------------  -----------  -------------
BALANCE AT DECEMBER 31,
 1992.......................  3,728,678   $  37,287     513,093   $   5,131       66,666     $     667        --         $  --
Net loss....................     --          --          --          --           --            --            --            --
                              ---------  -----------  ---------  -----------  -----------        -----    -----------        -----
BALANCE AT DECEMBER 31,
 1993.......................  3,728,678   $  37,287     513,093   $   5,131       66,666     $     667        --         $  --
Stock issuance -- New Series
 D..........................  1,154,397      11,544      --          --           --            --            --            --
Net loss....................     --          --          --          --           --            --            --            --
                              ---------  -----------  ---------  -----------  -----------        -----    -----------        -----
BALANCE AT DECEMBER 31,
 1994.......................  4,883,075   $  48,831     513,093   $   5,131       66,666     $     667        --         $  --
Stock issuance -- New Series
 E/EG.......................    823,320       8,233      --          --           --            --            --            --
Exercise of stock options...     --          --          --          --           --            --            69,188           692
Net income..................     --          --          --          --           --            --            --            --
                              ---------  -----------  ---------  -----------  -----------        -----    -----------        -----
BALANCE AT DECEMBER 31,
 1995.......................  5,706,395   $  57,064     513,093   $   5,131       66,666     $     667        69,188     $     692
Exercise of stock options
 (unaudited)................     --          --          --          --           --            --            12,500           125
Stock option -- compensation
 expense (unaudited)........     --          --          --          --           --            --            --            --
Net income (unaudited)......     --          --          --          --           --            --            --            --
                              ---------  -----------  ---------  -----------  -----------        -----    -----------        -----
BALANCE AT MARCH 31, 1996
 (unaudited)................  5,706,395   $  57,064     513,093   $   5,131       66,666     $     667        81,688     $     817
                              ---------  -----------  ---------  -----------  -----------        -----    -----------        -----
                              ---------  -----------  ---------  -----------  -----------        -----    -----------        -----


                              ADDITIONAL                      TOTAL
                                PAID-IN     ACCUMULATED   STOCKHOLDERS'
                                CAPITAL       DEFICIT        EQUITY
                              -----------  -------------  -------------
BALANCE AT DECEMBER 31,
 1992.......................  $13,913,988   $(10,421,436)  $ 3,535,637
Net loss....................      --         (2,168,413)    (2,168,413)
                              -----------  -------------  -------------
BALANCE AT DECEMBER 31,
 1993.......................  $13,913,988   $(12,589,849)  $ 1,367,224
Stock issuance -- New Series
 D..........................    4,787,326       --           4,798,870
Net loss....................      --         (2,297,400)    (2,297,400)
                              -----------  -------------  -------------
BALANCE AT DECEMBER 31,
 1994.......................  $18,701,314   $(14,887,249)  $ 3,868,694
Stock issuance -- New Series
 E/EG.......................    3,989,567       --           3,997,800
Exercise of stock options...       25,124       --              25,816
Net income..................      --            532,686        532,686
                              -----------  -------------  -------------
BALANCE AT DECEMBER 31,
 1995.......................  $22,716,005   $(14,354,563)  $ 8,424,996
Exercise of stock options
 (unaudited)................       12,375       --              12,500
Stock option -- compensation
 expense (unaudited)........       33,525       --              33,525
Net income (unaudited)......      --            230,639        230,639
                              -----------  -------------  -------------
BALANCE AT MARCH 31, 1996
 (unaudited)................  $22,761,905   $(14,123,924)  $ 8,701,660
                              -----------  -------------  -------------
                              -----------  -------------  -------------

   The accompanying notes are an integral part of these financial statements.

                                  UROCOR, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                                             THREE MONTHS ENDED
                                                                      YEAR ENDED DECEMBER 31,                    MARCH 31,
                                                            -------------------------------------------  --------------------------
                                                                1993           1994           1995           1995          1996
                                                            -------------  -------------  -------------  ------------  ------------
                                                                                                                (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).......................................  $  (2,168,413) $  (2,297,400) $     532,686  $     92,273  $    230,639
  Adjustments to reconcile net income (loss) to net cash
   used in operating activities:
    Depreciation and amortization.........................        417,966        681,261        875,557       208,689       251,742
    Stock option compensation expense.....................       --             --             --             --             33,525
    Conversion of accrued interest on convertible
     promissory notes.....................................       --               37,333       --             --            --
    Other.................................................          4,892          5,789          4,480          (296)       (2,121)
    Changes in assets and liabilities:
      Increase in accounts receivable, net................       (634,251)      (744,191)    (1,944,991)     (548,126)     (576,690)
      Increase in prepaid expenses........................       (154,168)       (77,745)      (142,600)      (51,820)     (197,401)
      (Increase) decrease in laboratory supplies..........        (33,949)      (216,097)        89,188        68,842      (188,103)
      Increase in other current assets....................         (1,549)       (37,761)       (79,901)      (23,353)      (24,942)
      Increase (decrease) in accounts payable.............        106,593         46,031        101,249       (90,168)      (62,292)
      Increase (decrease) in accrued compensation.........        225,535         14,735        188,776      (116,340)     (125,923)
      Increase (decrease) in other accrued liabilities....        (62,586)       151,548       (157,219)      (24,808)      199,024
                                                            -------------  -------------  -------------  ------------  ------------
      Net cash used in operating activities...............     (2,299,930)    (2,436,497)      (532,775)     (485,107)     (462,542)
                                                            -------------  -------------  -------------  ------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures....................................     (1,621,944)      (987,261)    (1,362,599)     (125,764)     (535,509)
  Intangible and other assets.............................        (78,382)      (923,181)      (692,973)       19,007       (94,720)
                                                            -------------  -------------  -------------  ------------  ------------
      Net cash used in investing activities...............     (1,700,326)    (1,910,442)    (2,055,572)     (106,757)     (630,229)
                                                            -------------  -------------  -------------  ------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from stock issuances.......................       --            3,734,076      3,997,800       --            --
  Exercise of stock options...............................       --             --               25,816       --             12,500
  Proceeds from capital leases and short-term debt........      1,825,746        700,065        845,238       126,193       171,031
  Principal payments under capital lease obligations and
   other indebtedness.....................................       (673,714)      (456,991)      (678,135)     (147,664)     (215,210)
  Proceeds from line of credit............................       --            1,000,000      1,200,000       250,000       --
  Payments on line of credit..............................       --             --           (1,500,000)      --           (700,000)
  Net proceeds from sale of convertible notes.............      1,038,607       --             --             --            --
                                                            -------------  -------------  -------------  ------------  ------------
      Net cash provided by (used in) financing
       activities.........................................      2,190,639      4,977,150      3,890,719       228,529      (731,679)
                                                            -------------  -------------  -------------  ------------  ------------
      Net increase (decrease) in cash and cash
       equivalents........................................     (1,809,617)       630,211      1,302,372      (363,335)   (1,824,450)
CASH AND CASH EQUIVALENTS, beginning
 of period................................................      3,002,330      1,192,713      1,822,924     1,822,924     3,125,296
                                                            -------------  -------------  -------------  ------------  ------------
CASH AND CASH EQUIVALENTS, end of period..................  $   1,192,713  $   1,822,924  $   3,125,296  $  1,459,589  $  1,300,846
                                                            -------------  -------------  -------------  ------------  ------------
                                                            -------------  -------------  -------------  ------------  ------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest..................................  $      75,997  $     237,620  $     262,896  $     61,699  $     50,013
  Cash paid for income taxes..............................       --             --        $      18,000  $    --       $      6,000
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
1993 -- Return of laboratory equipment in the amount of $152,500, included in accounts receivable.
1994 -- Conversion of convertible promissory notes into Series D Preferred Stock in the amount of
        $1,075,940, including accrued interest.

   The accompanying notes are an integral part of these financial statements.

                                  UROCOR, INC.
                         NOTES TO FINANCIAL STATEMENTS

1.  THE COMPANY:
    UroCor, Inc. ("the Company"), a Delaware corporation, operates in one business segment and provides a broad range of diagnostic and information services and expects to provide therapeutic products to urologists and managed care organizations across the U.S. The Company assists its customers to better manage patients with urological cancers and other complex urological diseases.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
    (A) USE OF ESTIMATES. The preparation of these financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

    (B) CASH AND CASH FLOW REPORTING. The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The fair value of such instruments equals their net book value at December 31, 1995.

    (C)  PROPERTY AND  EQUIPMENT.   Property and  equipment are  stated at cost.
Equipment under capital leases is stated at the present value of minimum lease payments at the inception of the lease.

    Depreciation on property and equipment is calculated on the straight-line basis over the estimated useful lives of the assets. Equipment held under capital leases and leasehold improvements are amortized on the straight-line basis over the shorter of the remaining lease term or the economic useful life of the asset.

    In 1995, the Financial Accounting Standards Board issued Statement No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be disposed of". The Company adopted the standard in 1995 with no impact on their financial position or results of operations.

    (D) SOFTWARE DEVELOPMENT COSTS. Certain internal costs related to software development relating to the Company's information services are capitalized as property and equipment when incurred. Capitalization begins when the project reaches technological feasibility and ceases when the product is ready for release. Amortization of capitalized software development costs is provided over the estimated economic life of the software, generally two years, using the straight-line method. Software development costs are reviewed annually for impairment. Software development costs capitalized during 1993, 1994 and 1995 were $0, $0 and $35,000, respectively. Capitalized software development costs capitalized in the three months ended March 31, 1996, were $57,501 (unaudited).

    (E) INTANGIBLE AND OTHER ASSETS. The Company has acquired or applied for options, licenses, patents and distribution rights for various diagnostic and therapeutic technologies or products. The costs related to such rights are capitalized and included in intangible and other assets in the accompanying balance sheets. Such costs are amortized over the estimated economic life of the related technologies or products.

    (F) RESEARCH AND DEVELOPMENT. Research and development is directed in-house by the Company, as well as off-premises under various collaborative arrangements and studies. Such costs are expensed as incurred. At December 31, 1995, the Company had commitments totaling approximately $447,000 for various sponsored research and collaborative arrangements through 1997.

    (G) INCOME TAXES. The Company accounts for income taxes under Statement of Financial Accounting Standards ("SFAS") No. 109 "Accounting for Income Taxes". Under the provisions of SFAS No. 109, deferred income taxes are recorded, where appropriate, to reflect the estimated future tax effects of differences between financial statement and tax bases of assets and liabilities.

                                  UROCOR, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    (H) REVENUE. Revenue is recognized when products are sold or services are rendered. Revenue subject to Medicare or third-party reimbursement are recorded at estimated reimbursable amounts. The Company receives a significant portion of its revenues from tests performed principally for beneficiaries of the Medicare program. In 1993, 1994 and 1995, approximately 56%, 58% and 58%, respectively, of the Company's revenues were derived from tests performed principally for beneficiaries of the Medicare program. For the three months ended March 31, 1995 and 1996, approximately 57% and 53% of the Company's revenues were derived similarly from the Medicare program (unaudited). Under law and regulation, for most of the tests performed for Medicare beneficiaries, the Company must accept reimbursement allowed by Medicare as payment in full. Substantially all of the Company's current services receive reimbursement at various rates or on a case-by-case basis. The Company is not aware of any material claims, disputes or unresolved matters relating to Medicare or other third-party payors.

    (I) NET INCOME (LOSS) PER COMMON SHARE AND COMMON SHARE EQUIVALENTS. Net income (loss) per common share and common share equivalents has been computed based upon the weighted average number of common shares and common share equivalents outstanding during each period. Common share equivalents recognize the potential dilutive effects of the conversion of preferred stock to common stock and the impact of outstanding options and warrants to acquire common stock using the treasury stock method and the Company's estimate of the fair value of common stock at each year end. Pursuant to the rules of the Securities and Exchange Commission, common and common share equivalent shares issued in the 12 months prior to March 29, 1996, have been included in the computation of common and common equivalent shares as if they were outstanding for all periods presented, including loss years where the impact of the incremental shares is antidilutive. All other common stock equivalents have been excluded from the computations for 1993 and 1994 because their impact on the Company's net income
(loss) per share is antidilutive.

    (J) ACCRUED COMPENSATION. Accrued compensation consists of quarterly commissions for sales representative commissions (usually paid the month following the quarter's end), bonus accruals for non-sales personnel (usually paid annually during the second quarter), and reccurring monthly accruals.

    (K) UNAUDITED INTERIM FINANCIAL INFORMATION. The unaudited interim financial information as of March 31, 1995 and 1996 and for the three months then ended has been prepared on the same basis as the audited financial statements. In the opinion of management, such unaudited information includes all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation of this interim information. Operating results for the three months ended March 31, 1996 are not necessarily indicative of the results that may be expected for any other interim period or any other future fiscal year.

3.  PROPERTY AND EQUIPMENT:
    Property and equipment, stated at cost, are summarized as follows:

                                                              1994            1995
                                                         --------------  --------------  MARCH 31, 1996
                                                                                         ---------------
                                                                                           (UNAUDITED)
Laboratory equipment...................................  $    1,298,069  $    1,606,846   $   1,683,883
Computer equipment and software........................       1,119,937       1,586,961       1,914,857
Office furniture, equipment and improvements...........         721,452       1,064,970       1,186,711
                                                         --------------  --------------  ---------------
                                                              3,139,458       4,258,777       4,785,451
Less -- Accumulated depreciation and amortization......      (1,172,419)     (1,815,040)     (2,058,360)
                                                         --------------  --------------  ---------------
                                                         $    1,967,039  $    2,443,737   $   2,727,091
                                                         --------------  --------------  ---------------
                                                         --------------  --------------  ---------------

                                  UROCOR, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

3.  PROPERTY AND EQUIPMENT: (CONTINUED)
    The depreciable lives for property and equipment are as follows:

                                                                                                YEARS
                                                                                             -----------
Laboratory equipment.......................................................................  3.5 to 5
Computer equipment and software............................................................  3.5 to 5
Office furniture, equipment and improvements...............................................  3.5 to 10

4.  INTANGIBLE AND OTHER ASSETS:
    Intangible and other assets consist of the following:

                                                              1994           1995
                                                          -------------  -------------  MARCH 31, 1996
                                                                                        ---------------
                                                                                          (UNAUDITED)
Licenses, options, patents and trademarks...............  $     166,069  $     320,026   $     331,056
Less -- Accumulated amortization........................       --               (3,000)         (4,250)
                                                          -------------  -------------  ---------------
Net intangible assets...................................        166,069        317,026         326,806
Distribution agreement (Note 7).........................        750,000      1,250,000       1,250,000
Deposits and other......................................        137,680        176,696         261,636
                                                          -------------  -------------  ---------------
                                                          $   1,053,749  $   1,743,722   $   1,838,442
                                                          -------------  -------------  ---------------
                                                          -------------  -------------  ---------------

5.  LINE OF CREDIT:
    In March 1994, the Company obtained a $1.5 million line of credit secured by accounts receivable and a lien on all other tangible assets, which excludes equipment under capital leases, of the Company. The total amount outstanding on the line of credit was $700,000 at December 31, 1995, which is reflected as a non-current liability in the accompanying balance sheets. Average balances outstanding under this line of credit have been $1,000,000 and $882,000 during 1994 and 1995, with an average interest rate of 9.2% and 10.58% respectively. Interest is paid monthly at prime (8.75% at December 31, 1995) plus 1.75%. In February 1996 this line of credit was extended to February 1997 and expanded to $3.0 million at an interest rate of prime plus 1.5%. The fair value of the line of credit equals the net book value at December 31, 1995. Under the terms of the line of credit agreement, the Company must comply with certain restrictive covenants.

6.  LEASES:
    The Company is obligated under capital lease agreements that expire during the next four years. At December 31, 1994 and 1995, the gross amount of property and equipment and related amortization recorded under capital leases was as follows:

                                                              1994            1995
                                                          -------------  --------------  MARCH 31, 1996
                                                                                         --------------
                                                                                          (UNAUDITED)
Laboratory equipment....................................  $   1,129,587  $    1,490,575   $  1,534,684
Computer equipment......................................        655,305         913,639        927,392
Office furniture and equipment..........................        296,268         629,304        742,623
                                                          -------------  --------------  --------------
                                                              2,081,160       3,033,518      3,204,699
Less -- Accumulated depreciation and amortization.......       (621,396)     (1,337,647)    (1,548,896)
                                                          -------------  --------------  --------------
                                                          $   1,459,764  $    1,695,871   $  1,655,803
                                                          -------------  --------------  --------------
                                                          -------------  --------------  --------------

    The Company also has noncancelable operating leases for laboratory facilities, office space and equipment that expire over the next ten years, with options to extend. Rental expense for operating leases during 1993, 1994 and 1995 approximated $157,000, $236,000 and $352,000, respectively.

                                  UROCOR, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

6.  LEASES: (CONTINUED)
    Future minimum lease commitments as of December 31, 1995 are:

                                                                               CAPITAL       OPERATING
                                                                               LEASES         LEASES
                                                                            -------------  -------------
1996......................................................................  $   1,015,400  $     455,477
1997......................................................................        594,894        490,504
1998......................................................................        352,107        529,235
1999......................................................................        133,124        587,018
2000......................................................................       --              624,518
Thereafter (laboratory and office space to 2005)..........................       --            3,497,814
                                                                            -------------  -------------
Total minimum lease payments..............................................      2,095,525  $   6,184,566
                                                                                           -------------
                                                                                           -------------
Less -- Amount representing interest......................................       (268,952)
                                                                            -------------
Total obligations under capital leases....................................      1,826,573
Less -- Current installments of obligations under capital leases..........       (860,088)
                                                                            -------------
Obligation under capital leases, net of current installments..............  $     966,485
                                                                            -------------
                                                                            -------------

    In June 1995, the Company consolidated all of its operations, research, marketing and administrative functions into a new building constructed by and leased from a shareholder of the Company. The Company's 10 year lease on this facility covers 48,000 square feet initially with options available on additional space up to the entire 110,000 square feet of the building. The monthly rentals are included in the operating lease commitments above.

    In March 1996, the Company received a commitment for a new $1.5 million lease financing arrangement for capital expenditures through March 1997.

7.  COMMITMENTS AND CONTINGENCIES:
    (A) DISTRIBUTION AGREEMENT. In connection with a product distribution agreement covering a product currently undergoing regulatory review by the U.S. Food and Drug Administration ("FDA"), the Company made payments to a manufacturer of $750,000 and $500,000 in 1994 and 1995, respectively. These payments, totaling $1,250,000 are included in intangible and other assets, net in the accompanying balance sheets at December 31, 1994 and 1995 (see Note 4). The Company will be required to make a milestone payment of $1,750,000 when and if regulatory approval by the FDA is received. If the product is not approved by the FDA within a specified time period, the manufacturer must repay the Company an amount equivalent to all amounts previously paid by the Company.

    The aggregate payments of $3.0 million to be paid under the agreement, assuming FDA approval, will be amortized over the expected economic life of the distribution agreement, based on expected future unit sales of the product. The Company anticipates that it will assume that the agreement will extend through the initial term of five years and the renewal term of five years, but will revise the amortization period if events support shortening the period.

    Assuming and upon approval of the product by the FDA, the Company will be required to conduct specified sales, marketing and certain other activities with respect to the product and meet certain minimum unit sales levels. The initial term of the distribution agreement is for five years, and the Company has an option to renew for an additional five years, at no cost, if the minimum sales levels are attained.

    (B)  EMPLOYMENT  AGREEMENTS.   Certain  key  employees of  the  Company have
entered into arrangements regarding their terms of employment. While none of such arrangements provide for fixed

                                  UROCOR, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

7. COMMITMENTS AND CONTINGENCIES: (CONTINUED) periods of employment, they do provide for continued payment of salaries for up to six months following termination without cause, aggregating approximately $378,000 at December 31, 1995 and March 31, 1996 (unaudited).

8.  RELATED PARTY TRANSACTIONS:
    The Company had certain transactions for contractual services performed by members of the Board of Directors or their affiliates which are included in expenses of approximately $71,000, $59,000 and $42,000 in 1993, 1994 and 1995,
respectively. In addition, the Company recognized rent expense totaling $167,000 related to the new facility which is leased from a shareholder (see Note 6). In management's opinion, these transactions were conducted on terms equivalent to those with unrelated third parties.

9.  STOCKHOLDERS' EQUITY:
    CONVERTIBLE PREFERRED STOCK, CLASS A STOCK AND CLASS B STOCK. The Company's convertible preferred stock consists of the following:

1991 Series A, $.01 par value, authorized, issued and outstanding 1,199,999 shares
Series B, $.01 par value, authorized, issued and outstanding 1,467,608 shares in
 1994 and 1995
Series B1, $.01 par value, authorized 1,467,608 shares; no shares issued and outstanding
Series C, $.01 par value, authorized, issued and outstanding 981,071 shares in 1994 and 1995
Series C1, $.01 par value, authorized 981,071 shares; no shares issued and outstanding
Series D, $.01 par value, authorized 1,500,000 shares in 1994 and 1,154,397 shares in 1995; issued and outstanding 1,154,397 shares in 1994 and 1995
Series D1, $.01 par value, authorized 1,500,000 shares in 1994 and 1,154,397 shares in 1995; no shares issued and outstanding in 1994 and 1995
Series E/EG, $.01 par value, authorized, no shares issued and outstanding in 1994;
 issued and outstanding 823,320 shares in 1995
Series E1/EG1, $.01 par value, authorized 823,320; no shares issued and outstanding in 1994 and 1995
Series I, $.01 par value, authorized, issued and outstanding 80,000 shares in 1994 and 1995

    In March 1996, the Company restated its Certificate of Incorporation changing the authorized shares of preferred stock from 10,132,791 to 6,000,000 and the authorized shares of Class A Stock from 590,674 to 513,093.

    SERIES D PREFERRED STOCK AND CONVERTIBLE PROMISSORY NOTES. In October 1993, several existing stockholders of the Company purchased 8% Convertible Promissory Notes from the Company resulting in total proceeds to the Company of $1,038,607. Effective March 30, 1994, in connection with the sale of 849,094 shares of Series D Preferred Stock at $4.30 per share, the 8% Convertible Promissory Notes were converted into 250,224 shares of Series D Preferred Stock. In April 1994, a secondary closing on sales of Series D Preferred Stock was completed with the sale of 55,079 shares at $4.30 per share. The aggregate proceeds from the Series D Preferred Stock offerings totaled $4,963,885, with cash proceeds of $3,887,945 and $1,075,940 from conversion of the 8% Convertible Promissory Notes and related accrued interest, resulting in net proceeds of $4,798,870.

                                  UROCOR, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

9.  STOCKHOLDERS' EQUITY: (CONTINUED)
    Upon conversion of the 8% Convertible Promissory Notes as discussed above, the Company agreed to execute and deliver to the 8% Convertible Promissory Note purchasers stock warrants to purchase 130,232 shares of Common Stock at $4.30 per share, exercisable through October 1998.

    SERIES E AND SERIES EG PREFERRED STOCK. In June 1995, the Company closed offerings of Series E and Series EG preferred stock totaling 823,320 shares at $5.00 per share. In connection with this offering, the Company issued warrants to purchase 164,664 shares of Common Stock with an exercise price of $5.00 per share. These warrants expire after five years. The net proceeds from the Series E and Series EG preferred stock offering totaled $3,997,800.

    The significant attributes of each class or series of stock are described below:

    (A) CONVERSION.

        (I) AUTOMATIC CONVERSION. Each outstanding share of Convertible Preferred Stock and Class A Stock and Class B Stock will automatically be converted into Common Stock upon the closing of an underwritten public offering. In addition, in the event of a liquidation, dissolution, merger or sale of the Company, in which the market valuation of the Company equals or exceeds $46,220,397, all Class A Stock will automatically be converted into Common Stock.

    In the event of a new stock offering at a per share price below the respective conversion price of Series B, Series C, Series D, Series E or Series EG Preferred Stock, each share of Series B, Series C, Series D, Series E or Series EG Preferred Stock held by a party not participating in such stock offering will automatically convert to one share of Series B1, Series C1, Series D1, Series E1 or Series EG1 Preferred Stock, as applicable.

        (II) OPTIONAL CONVERSION. Convertible Preferred Stock is convertible at the option of the holder, at any time, into shares of Common Stock.

        (III) CONVERSION SHARES. The per share conversion factors will be ratably adjusted to reflect any changes in capital stock such as stock dividends, combinations or reclassifications. At December 31, 1995, all Convertible Preferred Stock, Class A Stock and Class B Stock shares outstanding were convertible to an equivalent number of Common Stock shares, except that the 981,071 shares of Series C Preferred Stock were convertible into 1,177,277 shares of Common Stock.

    (B)  LIQUIDATION.   Upon  dissolution below  certain specified  or aggregate
proceeds, liquidation or sale, merger or other disposition of the Company, stockholders will receive distribution of proceeds as described below:

        (I) FIRST PREFERENCE. Holders of Convertible Preferred Stock and Class A Stock will first receive preference to Common Stock and Class B Stock holders. The holders of Convertible Preferred Stock and Class A Stock will receive declared but unpaid dividends plus the following amount per share:

    - $.25 per share for Class A Stock;

    - $1.25 per share for 1991 Series A and Series I Preferred Stock;

    - $1.55 per share for Series B and Series B1 Preferred Stock;

    - $3.25 per share for Series C and Series C1 Preferred Stock;

    - $4.30 per share for Series D and D1 Preferred Stock; and

    - $5.00 per share for Series E, Series E1, Series EG, and Series EG1 Preferred.

                                  UROCOR, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

9.  STOCKHOLDERS' EQUITY: (CONTINUED)
    If proceeds are insufficient to permit payment in full, as described above, then the holders of these shares will share ratably in proportion to the full amounts otherwise distributable.

        (II) SECOND PREFERENCE. If the first preference amounts are satisfied in full, remaining proceeds will then be distributed to the holders of Class A Stock as follows: the lesser of (i) $1,683,396 or (ii) 26% of amounts remaining available for distribution.

    If proceeds are insufficient to permit payment in full of the secondary preference amounts, then the holders of these shares will share ratably in proportion to the full amount otherwise distributable.

        (III) GENERAL DISTRIBUTION. Upon satisfying the First and Second Preference requirements, all holders of stock will then share ratably in any remaining proceeds, on a basis as if converted to Common Stock. All shares will convert to Common Stock except in the event of a liquidation, dissolution, merger or sale of the Company, in which the market valuation of the Company equals or exceeds $46,220,397, then after the first and second preference distributions described above, any holders of Convertible Preferred Stock would not participate in the general distribution described above. In such a liquidation, dissolution, merger or sale, the Class A Stock would be automatically converted into Common Stock and therefore would not participate in the first and second preferences described above.

    (C) REDEMPTION. All series of convertible preferred stock excluding Series EG and EG1, were originally issued with redemption rights. In March 1996, the shareholders of these convertible preferred shares relinquished their redemption rights pursuant to the Company's plans for an initial public offering.
Accordingly all convertible preferred stock is classified as equity in the accompanying balance sheet at par value.

    COMMON STOCK. At December 31, 1995, the Company had 8,700,000 shares of Common Stock authorized for the conversion of Convertible Preferred Stock, Class A Stock, Class B Stock and the exercise of Common Stock options and warrants. The total Common Stock shares that would have been issued assuming conversion of all series and classes of stock and exercise of options and warrants as of December 31, 1995 was 8,020,202. In March 1996, the Company restated its Certificate of Incorporation changing the authorized shares of Common Stock from 8,700,000 shares to 20,000,000 shares.

    WARRANTS. There are a total of 486,310 warrants outstanding for the purchase of the Company's common stock exercisable at prices ranging between $1.25 to $5.50 per share and expiring from October 1998 to May 2001. No value was attributed to these warrants in connection with their issuances. At December 31, 1995, none of these warrants had been exercised. A summary of the warrants outstanding is presented below:

                                                                                                             MARCH 31, 1996
                                   1993                       1994                      1995                  (UNAUDITED)
                        --------------------------  ------------------------  ------------------------  ------------------------
                                       EXERCISE                   EXERCISE                  EXERCISE                  EXERCISE
                                       PRICE PER                  PRICE PER                 PRICE PER                 PRICE PER
                         WARRANTS        SHARE       WARRANTS       SHARE      WARRANTS       SHARE      WARRANTS       SHARE
                        -----------  -------------  -----------  -----------  -----------  -----------  -----------  -----------
Outstanding, beginning
 of year..............      85,600     $    1.25        85,600   $      1.25     321,646   $1.25 - 5.50    486,310   $1.25 - 5.50
Granted...............      --                         236,046   4.30 - 5.50     164,664          5.00      --           --
Exercised.............      --                          --                        --                        --           --
                        -----------                 -----------               -----------               -----------
Outstanding, end of
 year.................      85,600     $    1.25       321,646   $1.25 - 5.50    486,310   $1.25 - 5.50    486,310   $1.25 - 5.50
                        -----------                 -----------               -----------               -----------
                        -----------                 -----------               -----------               -----------

                                  UROCOR, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

10. STOCK OPTION PLAN:
    The Company has adopted a stock option plan, the "1992 Stock Option Plan". The Company accounts for this plan under APB Opinion No. 25, under which no compensation cost has been recognized, except for the stock option grant described below. Under the Plan 1,400,000 shares of common stock are reserved as incentive and non-qualified options for employees and officers and non-qualified options for directors and independent contractors of the Company. These options vest over three to five years, expire ten years after issuance and have an exercise price equal to the stock's estimated fair market value on the date of grant.

    A summary of the status of the plan is presented below:

                                                                                                   MARCH 31, 1996
                                 1993                   1994                    1995                (UNAUDITED)
                        ----------------------  ---------------------  ----------------------  ----------------------
                                    EXERCISE                EXERCISE               EXERCISE                EXERCISE
                                    PRICE PER              PRICE PER                 PRICE                   PRICE
                         SHARES       SHARE      SHARES      SHARE      SHARES     PER SHARE    SHARES     PER SHARE
                        ---------  -----------  ---------  ----------  ---------  -----------  ---------  -----------
Outstanding, beginning
 of period............     80,000   $.35 - .75    284,000  $.35 -  .75   706,994  $.35 - 1.25    982,344  $.35 - 1.75
Granted...............    204,000   .35 - .75     423,494  .75 - 1.25    403,250  1.25 - 1.75     --          --
Exercised.............     --                      --                    (69,188)  .35 -  .75    (12,500)        1.00
Expired...............     --                        (500)        .75    (58,712)  .35 - 1.50    (10,250)  .75 - 1.50
                        ---------               ---------              ---------               ---------
Outstanding, end of
 period...............    284,000   $.35 - .75    706,994  $.35 - 1.25   982,344  $.35 - 1.75    959,594   .35 - 1.75
                        ---------               ---------              ---------               ---------
                        ---------               ---------              ---------               ---------
Exercisable, end of
 period...............     78,990   $.35 - .75    269,320  $.35 - 1.25   341,870  $.35 - 1.75    353,580   .35 - 1.75
                        ---------               ---------              ---------               ---------
                        ---------               ---------              ---------               ---------

    In December 1995, the Company issued options to employees covering 295,000 shares of Common Stock. Considering the Company's anticipated public offering price per share and other events, the Company estimated that the adjusted fair value of the Common Stock at the date of grant of these options exceeded the exercise price of the options. Accordingly, the Company will recognize imputed compensation expenses as a noncash charge to operations, aggregating approximately $443,000 over the actual vesting period of these options of three to five years.

    In 1995, the Financial Accounting Standards Board issued Statement No. 123 "Accounting for Stock - Based Compensation". This Statement requires either changing accounting methods to recognize the fair value of stock options issued as compensation expense in the financial statements, or disclosing the effect that such change would have had on the financial statements. The Company will adopt Statement No. 123 in 1996 and has elected to only provide the disclosures required by the statement. Thus, there will be no effect on the Company's financial position.

11. EMPLOYEE BENEFIT PLAN:
    The Company has established a 401(k) employee benefit plan covering substantially all employees. The Plan is funded through voluntary employee salary deferrals. Although the Company has the discretion to make contributions to the Plan, no such amounts have been contributed to date.

                                  UROCOR, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

12. INCOME TAXES:
    The tax effects of the temporary differences which gave rise to deferred tax assets and liabilities at December 31, 1994 and 1995 were:

                                                                                1994           1995
                                                                            -------------  -------------
Code Section 481 adjustment related to change to accrual method of
 accounting...............................................................  $    (355,022) $    (236,681)
Assets and liabilities related to capitalized leases, net.................         78,236         49,667
Depreciation and amortization.............................................         55,400        (17,889)
Allowance for doubtful accounts...........................................       --             (117,961)
Alternative minimum tax carryforward......................................       --               24,000
Net operating loss........................................................      3,644,867      3,642,906
                                                                            -------------  -------------
Net deferred tax asset (liability)........................................      3,423,481      3,344,042
Valuation allowance.......................................................     (3,423,481)    (3,320,042)
                                                                            -------------  -------------
    Total net deferred tax asset..........................................  $    --        $      24,000
                                                                            -------------  -------------
                                                                            -------------  -------------

    At December 31, 1995, the Company had regular tax net operating loss carryforwards of approximately $13,700,000 which will begin to expire in 2002. The Company's income tax provision differed from the federal statutory rate due to the utilization of the Company's tax net operating loss carryforward. The annual utilization of this carryforward will be limited by Internal Revenue Code
Section 382 due to the fact a cumulative change in ownership of more than 50% has previously occurred. Therefore, the future utilization of this net operating loss carryforward will be limited to approximately $9,600,000.

    A valuation allowance against the net deferred tax asset has been recorded, except for the amount attributable to the alternative minimum tax credit which can be carried forward indefinitely, on the basis that significant uncertainty exists regarding the realizability of such assets. The deferred tax asset is included in other assets in the accompanying balance sheets.

- -------------------------------------------
                                     -------------------------------------------
- -------------------------------------------
                                     -------------------------------------------

    NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             ----------------------

                               TABLE OF CONTENTS
                             ----------------------

                                                    PAGE
                                                    -----
PROSPECTUS SUMMARY.............................           3
RISK FACTORS...................................           5
THE COMPANY....................................          14
USE OF PROCEEDS................................          14
DIVIDEND POLICY................................          14
CAPITALIZATION.................................          15
DILUTION.......................................          16
SELECTED FINANCIAL DATA........................          17
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
 FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS....................................          18
BUSINESS.......................................          24
MANAGEMENT.....................................          36
CERTAIN TRANSACTIONS...........................          41
SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL
 STOCKHOLDERS..................................          42
DESCRIPTION OF CAPITAL STOCK...................          44
SHARES ELIGIBLE FOR FUTURE SALE................          47
UNDERWRITING...................................          49
LEGAL MATTERS..................................          50
EXPERTS........................................          50
AVAILABLE INFORMATION..........................          50
INDEX TO FINANCIAL STATEMENTS..................         F-1

                             ----------------------

    UNTIL                  ,  1996 (25 DAYS AFTER THE DATE OF THIS  PROSPECTUS),
ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                2,800,000 SHARES

                                     [LOGO]
                                  COMMON STOCK

                              -------------------

                                   PROSPECTUS

                              -------------------
                             MONTGOMERY SECURITIES

                             VOLPE, WELTY & COMPANY
                                           , 1996

- -------------------------------------------
                                     -------------------------------------------
- -------------------------------------------
                                     -------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The estimated expenses in connection with the Offering are:

Securities and Exchange Commission Registration Fee......................  $  11,104
NASD Filing Fee..........................................................      3,720
Nasdaq National Market Listing Fee.......................................     40,000
Legal Fees and Expenses..................................................    200,000
Accounting Fees and Expenses.............................................    100,000
Blue Sky Fees and Expenses (including legal fees)........................     15,000
Printing Expenses........................................................    150,000
Transfer Agent and Registrar Fees........................................      5,000
Miscellaneous............................................................     75,176
                                                                           ---------
  TOTAL..................................................................  $ 600,000
                                                                           ---------
                                                                           ---------

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Article X of the Company's Amended and Restated By-laws (the "By-laws") provides for mandatory indemnification to at least the extent specifically allowed by Section 145 of the General Corporation Law of the State of Delaware (the "GCL").

    Pursuant to Section 145 of the GCL, UroCor generally has the power to indemnify its current and former directors, officers, employees and agents against expenses and liabilities incurred by them in connection with any suit to which they are, or threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action, they had no reasonable cause to believe their conduct was lawful. With respect to suits by or in the right of the Company, however, indemnification is generally limited to attorneys' fees and other expenses and is not available if such person is adjudged to be liable to the Company unless the court determines that indemnification is appropriate. The statute expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Company also has the power to purchase and maintain insurance for such persons.

    The above discussion of the Company's By-laws and Section 145 of the GCL is not intended to be exhaustive and is qualified in its entirety by each of such documents and such statute.

    The Company has entered into indemnification agreements with its directors, executive officers and certain key employees that generally obligate the Company to indemnify such persons to the extent permitted under the GCL.

    Reference is  made to  the  form of  the  Underwriting Agreement,  filed  as
Exhibit 1.1 to be filed by amendment, which contains provisions for indemnification of the Company, its directors, officers and any controlling persons by the Underwriters against certain liabilities for information furnished by the Underwriters.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    Since January 1, 1993, UroCor has sold unregistered securities in the amounts, at the time and for the aggregate amounts of consideration listed below. With respect to sales of Preferred Stock and Class A stock, all shares and amounts and per share prices described below have been adjusted to reflect the automatic conversion of such shares into Common Stock immediately prior to the closing of the Offering and a five-to-one stock split effected in March 1993. The securities were sold to purchasers directly by the Company, and such sales did not involve any underwriter. The Company considers these securities to have been offered and sold in transactions not involving a public offering and, therefore, to be exempted from registration under Section 4(2) and Regulation D of the Securities Act of 1933, as amended. For equity securities, the "Type" of stock listed in the table below reflects the class or series of stock actually issued, however, the number of shares has been adjusted to reflect the automatic conversion of such shares into Common Stock immediately prior to the closing of the Offering.

                                                                                    AGGREGATE
                                                                                    AMOUNT OF
                                                                                    SECURITIES      AGGREGATE
             PURCHASER                         TYPE                  DATE             ISSUED      CONSIDERATION
- ------------------------------------  ----------------------  ------------------  --------------  -------------
Investor Group (1)..................     Promissory Notes     October 1993        $  1,038,607     $ 1,038,607
Investor Group (2)..................    Series D Preferred    March/April 1994       1,154,397     $ 4,963,885
Investor Group (1)..................         Warrants         March 1994                      (3)          N/A
Investor Group (4)..................    Series E Preferred    June 1995                763,320     $ 3,816,600
Investor Group (5)..................   Series EG Preferred    June 1995                 60,000     $   300,000
Investor Group (4)(5)...............         Warrants         June 1995                       (6)          N/A
Various Employees and a Director
 Through Exercise of Options Granted                          From January 1993
 Under 1992 Stock Option Plan.......       Common Stock       through April 1996        82,288     $    38,765
Silicon Valley Bank.................         Warrant          April 1994                      (7)          N/A
Bank of Oklahoma....................         Warrant          April 1994                      (8)          N/A
IAF Biovac, Inc.....................         Warrant          December 1994                   (9)          N/A

- --------------------------
(1) The investor group consists of Concord Partners II, L.P.; Concord Partners Japan Limited; PB-SB 1985 Investment Partnership VII; The Woodlands Venture Fund, L.P.; Salomon Brothers Holding Company, Inc.; WestMed Venture Partners; ML Oklahoma Venture Partners, Limited Partnership; Presbyterian Health Foundation; Rovent Limited Partnership; Advent International Investors Limited Partnership; Advent Omnibus Limited Partnership; Advent S.B.P.E. Limited Partnership; Gateway Venture Partners II, L.P.; Marco Investment Company; Floyd E. Farha; William M. and Lu Beard Charitable Remainder Trust; and Stanton L. Young.

(2) The investor group consists of Concord Partners II, L.P.; Concord Partners Japan Limited; PB-SB 1985 Investment Partnership VII; The Woodlands Venture Fund, L.P.; Salomon Brothers Holding Company, Inc.; WestMed Venture Partners; ML Oklahoma Venture Partners, Limited Partnership; Presbyterian Health Foundation; Rovent Limited Partnership; Advent International Investors Limited Partnership; Advent Omnibus Limited Partnership; Advent S.B.P.E. Limited Partnership; Gateway Venture Partners II, L.P.; Marco Investment Company; Floyd E. Farha; William M. and Lu Beard Charitable Remainder Trust; Stanton L. Young; Lexington Partners III, L.P.; Lexington Partners IV, L.P.; Dillon, Read & Co. Inc., as Agent; Kummell Investments Limited; and Dean A. McGee Eye Institute Endowment Fund.

(3) The aggregate number of shares of Common Stock issuable upon exercise of the warrants is 130,232, subject to certain antidilution adjustments.

(4) The investor group consists of GMI/DRI Investment Trust; Dillon, Read & Co. Inc., as Agent; Concord Partners II, L.P.; Lexington Partners IV, L.P.; Kummell Investments Limited; WestMed Venture Partners; Smith Barney Inc., as custodian for the benefit of Floyd E. Farha IRA Rollover; Floyd E. Farha; W.
    M. and Lu Beard Charitable Remainder Trust; Marco Investment Company; Stanton L. Young; and The Health Care and Biotechnology Fund.

(5) The investor group consists of Gateway Partners L.P.

(6) The aggregate number of shares of Common Stock issuable upon exercise of the warrants is 164,664, subject to certain antidilution adjustments.

(7) The number of shares of Common Stock issuable upon exercise of the warrant is 4,942, subject to certain antidilution adjustments.

(8) The number of shares of Common Stock issuable upon exercise of the warrant is 872, subject to certain antidilution adjustments.

(9) The number of shares of Common Stock issuable upon exercise of the warrant is 100,000, subject to certain antidilution adjustments.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a)  Exhibits:

   NO.                                                         DESCRIPTION
- ---------             ---------------------------------------------------------------------------------------------
    1.1           --  Form of Underwriting Agreement.
    3.1*          --  Restated Certificate of Incorporation.
    3.2*          --  Amended and Restated By-laws.
    4.1           --  Form of Common Stock Certificate.
    4.2*          --  See Exhibits numbered 3.1 and 3.2 for provisions of the Restated Certificate of Incorporation and Amended and  Restated By-laws of  UroCor defining the  rights of the  holders of  Common
                       Stock.
    5.1           --  Opinion of Fulbright & Jaworski L.L.P.
   10.1*          --  The UroCor, Inc. Amended and Restated 1992 Stock Option Plan.
   10.2*          --  Distribution Agreement, dated December 30, 1994, between IAF BioVac Inc. and UroCor, Inc. and letter  agreement  dated  December  30,  1994, between  IAF  BioVac  Inc.  and  UroCor, Inc.
                       (Confidential Treatment requested pursuant to Rule 406 under the Securities Act).
   10.3*          --  Loan Agreement, dated March 14, 1994, between Silicon Valley Bank and CytoDiagnostics,  Inc., as modified by Loan Modification Agreement dated June 13, 1994 between CytoDiagnostics, Inc.
                       and  Silicon  Valley Bank,  and Loan  Modification  Agreement dated  March 9,  1995, between
                       Silicon Valley  Bank and  UroCor, Inc.  and as  amended by  Amendment to  Loan and  Security
                       Agreement dated February 1, 1996, between Silicon Valley Bank and UroCor, Inc.
   10.4*          --  Lease  Agreement, dated  April 15, 1994,  between Presbyterian Health  Foundation and UroCor,
                       Inc.
   10.5*          --  Employment Agreement, dated January 1, 1990, between William A. Hagstrom and UroCor, Inc.
   10.6*          --  Employment Agreement, dated April 23, 1990, between Mark Dimitroff and UroCor, Inc.
   10.7*          --  Employment Agreement, dated September 4, 1990, between Robert Veltri and UroCor, Inc.
   10.8*          --  Employment Agreement, dated June 1, 1992, between Socrates Choumbakos and UroCor, Inc.
   10.9*          --  Form of Indemnification Agreement between UroCor, Inc.  and each of the individuals named  in
                       Schedule 10.9 thereto.
   10.10*         --  1995 Management Incentive Compensation Plan.
   10.11*         --  Registration  Rights Agreement, dated June  2, 1995, among UroCor,  Inc. and the stockholders named therein.
   10.12*         --  Master Equipment Lease, dated May 17, 1995, between Financing for Science International, Inc.
                       and UroCor, Inc.,  Commitment Letter  dated March 18,  1996, between  Financing for  Science
                       International, Inc. and UroCor, Inc. and Amendment Letter dated April 17, 1996, by Financing for Science International, Inc.
   10.13*         --  Master  Lease Agreement, dated June 26, 1993,  between Linc Capital Management Services, Ltd.
                       and CytoDiagnostics, Inc., as amended  by Addendum No. 001  to Master Lease Agreement  dated
                       June  26, 1993,  between Linc Capital  Management Services, Ltd.  and CytoDiagnostics, Inc.,
                       Addendum No.  002 to  Master  Lease Agreement  dated July  19,  1993, between  Linc  Capital
                       Management  Services,  Ltd. and  CytoDiagnostics,  Inc., Addendum  No.  003 to  Master Lease
                       Agreement dated  October  8,  1993,  between Linc  Capital  Management  Services,  Ltd.  and
                       CytoDiagnostics,  Inc. and  Addendum No.  004 to Master  Lease Agreement  dated December 22,
                       1994, between Linc Capital Management Services, Ltd. and UroCor, Inc.

   NO.                                                         DESCRIPTION
- ---------             ---------------------------------------------------------------------------------------------
   10.14          --  Employment Agreement, dated April 5, 1996, between Kathryn L.W. Ingerly and UroCor, Inc.
   11.1*          --  Statement re Computation of Per Share Earnings.
   23.1           --  Consent of Arthur Andersen LLP.
   23.2           --  Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1).
   24.1*          --  Powers of Attorney from certain members of the Board of Directors of the Company.

- ------------------------
* Previously filed.
+ To be filed by amendment.

    As permitted by Item 601(b)(4) of Regulation S-K, the Company has not filed with this Registration Statement certain instruments defining the rights of holders of long-term debt of the Company, if any, because the total amount of securities authorized under any of such instruments does not exceed 10% of the total assets of the Company. The Company agrees to furnish a copy of any such agreements to the Securities and Exchange Commission upon request.

    (b) Financial Statement Schedules:

        Schedule II -- Valuation and Qualifiying Accounts

ITEM 17.  UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Company hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    The undersigned Company hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as a part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, UroCor, Inc. has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on May 10, 1996.

                                                       UroCor, Inc.

                                          By:       /s/ WILLIAM A. HAGSTROM

                                            ------------------------------------
                                                    William A. Hagstrom
                                              CHAIRMAN OF THE BOARD, PRESIDENT
                                                AND CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                            TITLE                            DATE
- ------------------------------------------------------  --------------------------------------------  -----------------

               /s/ WILLIAM A. HAGSTROM                   Chairman of the Board, President and Chief        May 10, 1996
     -------------------------------------------           Executive Officer (Principal Executive
                 William A. Hagstrom                                      Officer)

              /s/ SOCRATES H. CHOUMBAKOS                Vice President Corporate Development, Chief        May 10, 1996
     -------------------------------------------         Financial Officer and Secretary (Principal
                Socrates H. Choumbakos                               Financial Officer)

               /s/ MICHAEL N. MCDONALD                   Director of Finance and Administration and        May 10, 1996
     -------------------------------------------          Treasurer (Principal Accounting Officer)
                 Michael N. McDonald

                          *                                               Director                         May 10, 1996
     -------------------------------------------
                 Paul A. Brown, M.D.

                          *                                               Director                         May 10, 1996
     -------------------------------------------
                  Herbert J. Conrad

                /s/ MICHAEL E. HERBERT                                    Director                         May 10, 1996
     -------------------------------------------
                  Michael E. Herbert

                          *                                               Director                         May 10, 1996
     -------------------------------------------
               Louis M. Sherwood, M.D.

                       /s/ DON E. SPYRISON                                Director                         May 10, 1996
     -------------------------------------------
                   Don E. Spyrison

                          *                                               Director                         May 10, 1996
     -------------------------------------------
                    Joe D. Tippens

         *By:      /s/ SOCRATES H. CHOUMBAKOS
        --------------------------------------
 Socrates H. Choumbakos, ATTORNEY-IN-FACT FOR EACH OF
                THE PERSONS INDICATED

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
UroCor, Inc.:

    We have audited in accordance with generally accepted auditing standards, the financial statements of UroCor, Inc. included in this registration statement and have issued our report thereon dated March 29, 1996. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index of financial statements is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

Oklahoma City, Oklahoma,                  ARTHUR ANDERSEN LLP
March 29, 1996

                                                                     SCHEDULE II

                                  UROCOR, INC.
                       VALUATION AND QUALIFYING ACCOUNTS

                                                                         ADDITIONS
                                                                 --------------------------
                                                                  CHARGE TO     CHARGE TO
                                                     BEGINNING    COST AND        OTHER                     ENDING
                   DESCRIPTION                        BALANCE      EXPENSE      ACCOUNTS     DEDUCTION(1)   BALANCE
- --------------------------------------------------  -----------  -----------  -------------  ------------  ---------
For the Year Ended December 31, 1995:
  Allowance for Doubtful Accounts.................     670,845      934,482        --           (623,281)    982,046

For the Year Ended December 31, 1994:
  Allowance for Doubtful Accounts.................     392,522      706,074        --           (427,751)    670,845

For the Year Ended December 31, 1993:
  Allowance for Doubtful Accounts.................     204,530      496,264        --           (308,272)    392,522

- ------------------------
(1) Represents write-offs of uncollectible accounts receivable against the allowance for doubtful accounts.

                               INDEX TO EXHIBITS

 EXHIBITS                                                                                                       PAGE
- -----------                                                                                                   ---------
      1.1    Form of Underwriting Agreement.
      3.1*   Restated Certificate of Incorporation.
      3.2*   Amended and Restated By-laws.
      4.1    Form of Common Stock Certificate.
      4.2*   See Exhibits numbered 3.1 and 3.2 for provisions of the Restated Certificate of Incorporation and Amended and Restated By-laws of UroCor defining the rights of the holders of Common Stock.
      5.1    Opinion of Fulbright & Jaworski L.L.P.
     10.1*   The UroCor, Inc. Amended and Restated 1992 Stock Option Plan.
     10.2*   Distribution Agreement, dated December 30, 1994, between IAF BioVac Inc. and UroCor, Inc. and letter agreement dated December 30, 1994, between IAF BioVac Inc. and UroCor, Inc.
              (Confidential Treatment requested pursuant to Rule 406 under the Securities Act).
     10.3*   Loan Agreement, dated March 14, 1994, between Silicon Valley Bank and CytoDiagnostics, Inc., as modified by Loan Modification Agreement dated June 13, 1994 between CytoDiagnostics, Inc. and
              Silicon Valley Bank, and Loan Modification Agreement dated March 9, 1995, between Silicon
              Valley Bank and UroCor, Inc., and as amended by Amendment to Loan and Security Agreement dated
              February 1, 1996, between Silicon Valley Bank and UroCor, Inc.
     10.4*   Lease Agreement, dated April 15, 1994, between Presbyterian Health Foundation and UroCor, Inc.
     10.5*   Employment Agreement, dated January 1, 1990, between William A. Hagstrom and UroCor, Inc.
     10.6*   Employment Agreement, dated April 23, 1990, between Mark Dimitroff and UroCor, Inc.
     10.7*   Employment Agreement, dated September 4, 1990, between Robert Veltri and UroCor, Inc.
     10.8*   Employment Agreement, dated June 1, 1992, between Socrates Choumbakos and UroCor, Inc.
     10.9*   Form of Indemnification Agreement between UroCor, Inc. and each of the individuals named in
              Schedule 10.9 thereto.
     10.10*  1995 Management Incentive Compensation Plan.
     10.11*  Registration Rights Agreement, dated June 2, 1995, among UroCor, Inc. and the stockholders named therein.
     10.12*  Master Equipment Lease, dated May 17, 1995, between Financing for Science International, Inc.
              and UroCor, Inc., Commitment Letter dated March 18, 1996, between Financing for Science
              International, Inc. and UroCor, Inc. and Amendment Letter dated April 17, 1996, by Financing for Science International, Inc.

 EXHIBITS                                                                                                       PAGE
- -----------                                                                                                   ---------
     10.13*  Master Lease Agreement, dated June 26, 1993, between Linc Capital Management Services, Ltd. and
              CytoDiagnostics, Inc., as amended by Addendum No. 001 to Master Lease Agreement dated June 26,
              1993, between Linc Capital Management Services, Ltd. and CytoDiagnostics, Inc., Addendum No.
              002 to Master Lease Agreement dated July 19, 1993, between Linc Capital Management Services,
              Ltd. and CytoDiagnostics, Inc., Addendum No. 003 to Master Lease Agreement dated October 8,
              1993, between Linc Capital Management Services, Ltd. and CytoDiagnostics, Inc. and Addendum
              No. 004 to Master Lease Agreement dated December 22, 1994, between Linc Capital Management
              Services, Ltd. and UroCor, Inc.
     10.14   Employment Agreement, dated April 5, 1996, between Kathryn L.W. Ingerly and UroCor, Inc.
     11.1*   Statement re Computation of Per Share Earnings.
     23.1    Consent of Arthur Andersen LLP.
     23.2    Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1).
     24.1*   Powers of Attorney from certain members of the Board of Directors of the Company.

- ------------------------
* Previously filed.

+ To be filed by amendment.